Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 23, 2022

by and among

LIGAND PHARMACEUTICALS INCORPORATED,

OMNIAB, INC.,

AVISTA PUBLIC ACQUISITION CORP. II

and

ORWELL MERGER SUB INC.

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-ii-

-iii-

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Section 10.10	WAIVER OF JURY TRIAL	100
Section 10.11	Severability	101
Section 10.12	Counterparts	101
Section 10.13	Disclosure Schedules	101
Section 10.14	Disclosure Schedules	101

EXHIBITS

Exhibit A	Separation and Distribution Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Employee Matters Agreement
Exhibit D-1	Form of Transition Services Agreement (Company-Provided)
Exhibit D-2	Form of Transition Services Agreement (SpinCo-Provided)
Exhibit E	Form of A&R Registration Rights Agreement
Exhibit F	Form of Sponsor Insider Agreement
Exhibit G	Form of Parent Charter
Exhibit H	Form of Parent Bylaws
Exhibit I	A&R Forward Purchase Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2022, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), OmniAb, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“SpinCo”), Avista Public Acquisition Corp. II, a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), and Orwell Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS:

(1) Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

(2) At least one day prior to the Effective Time (as defined below), as the first step in the consummation of the Transactions and subject to the conditions set forth in this Agreement, Parent shall migrate to and domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “CICA”);

(3) Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws substantially in the forms attached as Exhibits G and H hereto, respectively, with such changes as may be agreed in writing by Parent and the Company;

(4) In connection with the Domestication, (i) each then issued and outstanding share of Parent Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001, per share of Parent (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Parent Common Stock”); (ii) each then issued and outstanding share of Parent Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Parent Common Stock; (iii) each then issued and outstanding Parent Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Parent Common Stock (each, a “Domesticated Parent Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Parent (the “Parent Units”) shall separate and convert automatically into one share of Domesticated Parent Common Stock and one-third of one Domesticated Parent Warrant;

(5) SpinCo is a wholly owned, direct Subsidiary of the Company;

(6) Contemporaneously with the execution of this Agreement, the Company, SpinCo and Parent are entering into the Separation and Distribution Agreement, pursuant to which the Company will, upon the terms and conditions set forth therein and in accordance with the Internal Reorganization, separate the SpinCo Business such that, after giving effect to the Separation (as defined in the Separation and Distribution Agreement), the SpinCo Business is held by the SpinCo Entities (each foregoing capitalized term as defined below);

(7) Prior to the Distribution (as defined below), in accordance with the Separation and Distribution Agreement, the Company will make the Contribution (as defined below) to SpinCo;

(8) Upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, on the Distribution Date (as defined below), the Company will distribute all of the shares of SpinCo Common Stock (as defined below) to the Company stockholders without consideration on a pro rata basis as set forth in the Separation and Distribution Agreement (the “Distribution”);

(9) Following the Domestication and the Distribution, at the Effective Time, (i) the Parties will effect the merger of Merger Sub with and into SpinCo, with SpinCo continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth herein and (ii) Parent will change its name to “OmniAb, Inc.”;

(10) Pursuant to the Merger, shares of SpinCo Common Stock will be exchanged for shares of Domesticated Parent Stock (as defined below), on the terms and subject to the conditions set forth herein;

(11) The board of directors of Parent (the “Parent Board”) unanimously has (a) determined that the terms of this Agreement and the Transactions (as defined below) are in the best interests of Parent, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, on the terms and subject to the conditions set forth herein, (c) resolved to recommend that the shareholders of Parent approve the Transaction Proposals (as defined below), on the terms and subject to the conditions set forth herein (the “Parent Board Recommendation”), and (d) directed that each of the Transaction Proposals be submitted to a vote at a meeting of Parent’s shareholders;

(12) The board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, has approved this Agreement and the Transactions, including the Merger, and has recommended the approval of this Agreement and the Merger to the sole stockholder of Merger Sub;

(13) Parent, as the sole stockholder of Merger Sub, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the Transactions;

(14) The board of directors of the Company (the “Company Board”) unanimously has approved this Agreement and the Transactions, subject to such further action by the Company Board required to establish the Record Date and the Distribution Date (each as defined below), and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement);

(15) The board of directors of SpinCo (the “SpinCo Board”) has determined that the Merger and this Agreement are advisable, has approved this Agreement and the Transactions and has recommended the approval of this Agreement and the Merger to the sole stockholder of SpinCo;

(16) The Company, as the sole stockholder of SpinCo, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the Transactions;

(17) In accordance with the terms of this Agreement, Parent shall provide an opportunity to holders of the Parent Class A Common Stock to have their outstanding shares redeemed on the terms and subject to the conditions set forth in this Agreement and Parent’s Governing Documents (as defined below) in connection with obtaining the Parent Shareholder Approval (as defined below);

(18) Concurrently with the execution and delivery of this Agreement, Parent entered into the A&R Forward Purchase Agreement (as defined below) with the Sponsor (as defined below) pursuant to which, and on the terms and subject to the conditions of which, Sponsor has agreed to purchase from Parent the shares of Domesticated Parent Common Stock and Domesticated Parent Warrants described therein, such purchases to be consummated following the Domestication and immediately prior to the Distribution;

(19) At the Effective Time, Parent, the Sponsor, the independent directors of Parent, and the other Persons named as parties therein shall amend and restate that certain Registration and Shareholder Rights Agreement, dated August 9, 2021, by and among Parent, the Sponsor and the other Persons party thereto, substantially in the form attached hereto as Exhibit E (as so amended and restated, and with such further changes as may be agreed in writing by Parent and the Company, the “A&R Registration Rights Agreement”), to, among other things, include a three (3) month lockup on shares issued to directors and officers of the Company and SpinCo;

(20) Concurrently with the execution and delivery of this Agreement, the Sponsor, Parent and the other Persons named as parties therein have entered into that certain sponsor insider letter agreement (the “Sponsor Insider Agreement”), pursuant to which, among other things, in connection with the Closing, the Sponsor shall subject the shares of Domesticated Parent Common Stock described therein to potential forfeiture in the event that certain funding and/or share price targets are not achieved, upon the terms and subject to the conditions set forth therein; and

(21) It is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (b) the Contribution and the Distribution, taken together, qualify as a “reorganization” under Sections 368(a)(1)(D) and 355(a) of the Code; (c) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (d) each of this Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code.

NOW, THEREFORE:

In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings; provided, that terms that are defined by reference to a defined term in the Separation and Distribution Agreement and include herein the term “SpinCo” shall be understood to be referring to the correlative defined term for “SpinCo” used in the Separation and Distribution Agreement:

(1) “A&R Forward Purchase Agreement” means the Amended and Restated Forward Purchase Agreement, dated as of the date hereof, by and among Parent, the Sponsor and the Company.

(2) “A&R Registration Rights Agreement” has the meaning set forth in the Recitals.

(3) “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving any Governmental Authority.

(4) “Actual Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable); provided, that such actual and intentional fraud shall only be deemed to exist if the applicable representations and warranties were, to the Knowledge of the Company or SpinCo, in the case of Article IV or Article V, or to the Knowledge of Parent, in the case of Article VI, actually breached when made.

(5) “Adjusted Parent Equity Award” has the meaning set forth in the Employee Matters Agreement.

(6) “Adjusted Parent Option” has the meaning set forth in the Employee Matters Agreement.

(7) “Adjusted Parent PSU Award” has the meaning set forth in the Employee Matters Agreement.

(8) “Adjusted Parent RSU Award” has the meaning set forth in the Employee Matters Agreement.

(9) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of Parent shall include the SpinCo Entities.

(10) “Aggregate Common Consideration Shares” means the quotient of (i) the sum of (a) $850,000,000, plus (b) an amount equal to the aggregate exercise price of SpinCo Options that are issued and outstanding as of immediately prior to the Effective Time, divided by (ii) $10; provided, that if the Aggregate Common Consideration Shares as so calculated (together with the number of Included SpinCo Shares, calculated including shares underlying SpinCo Options, as applicable) would result in the product of (x) the Base Exchange Ratio, multiplied by (y) $10, being less than the exercise price of any of the SpinCo Options issued and outstanding as of immediately prior to the Effective Time, then the calculation described in this definition shall be repeated by excluding the exercise price of all of the SpinCo Options with the highest exercise price per share from the calculation of the aggregate exercise price described in clause (i)(b) of this definition and excluding any shares underlying such SpinCo Options from the calculation of Included SpinCo Shares, in each case, on an iterative basis until the resulting calculations of Aggregate Common Consideration Shares and Included SpinCo Shares causes the product of (I) the Base Exchange Ratio and (II) $10 to be equal to or in excess of the exercise price of all of the SpinCo Options included in such calculations, and the number of Aggregate Common Consideration Shares so calculated shall be the “Aggregate Common Consideration Shares” for the purposes of this Agreement.

(11) “Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the SpinCo Disclosure Schedule, the Company Disclosure Schedule and the Parent Disclosure Schedule), as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

(12) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(13) “Balance Sheet Date” means December 31, 2021.

(14) “Base Exchange Ratio” means the quotient of (i) the Aggregate Common Consideration Shares, divided by (ii) the number of Included SpinCo Shares.

(15) “Benefit Plan” has the meaning given to such term in the Employee Matters Agreement.

(16) “BLA” means a biologics license application submitted to the FDA pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601, and all supplements, amendments, variations, extensions and renewals thereto.

(17) “Business Combination” has the meaning set forth in Parent’s Governing Documents as in effect on the date hereof.

(18) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Parent remains domiciled in the Cayman Islands) are authorized or obligated by Law to be closed.

(19) “Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

(20) “Change of Control” means any transaction or series of transactions (a) in which the holders of all of the outstanding voting securities of Parent immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction, (b) in which a majority of Parent’s voting securities (outstanding after such transaction) are transferred to or acquired by any Person, or any two or more Persons acting as a “group” (as defined in the Exchange Act), and all Affiliates of such Person or Persons (each, a “Group”), (c) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or Group of Persons (other than Parent, SpinCo or any of their respective Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible into or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Parent or SpinCo or the surviving Person after such merger, consolidation, reorganization or combination or (d) the result of which is a sale of all or substantially all of the assets of Parent or SpinCo to any Person (other than Parent, SpinCo or any of their respective Subsidiaries).

(21) “Code” means the Internal Revenue Code of 1986, as amended.

(22) “Company Benefit Plan” has the meaning given to such term in the Employee Matters Agreement.

(23) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(24) “Company Distribution Tax Representations” means the representations of an officer of the Company and/or SpinCo, dated as of the Closing Date, in form and substance reasonably satisfactory to LW, delivered to LW in connection with the Company Distribution Tax Opinion.

(25) “Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Parent on the date hereof and identified as such.

(26) “Company Equity Award” has the meaning given to such term in the Employee Matters Agreement.

(27) “Company Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Company to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions.

(28) “Company Option” has the meaning given to such term in the Employee Matters Agreement.

(29) “Company PSU Award” has the meaning given to such term in the Employee Matters Agreement.

(30) “Company Real Property” means any real property owned, leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (other than the SpinCo Entities), in each case, that is used in connection with the SpinCo Business as it is currently conducted or contemplated to be conducted in the future.

(31) “Company RSU Award” has the meaning given to such term in the Employee Matters Agreement.

(32) “Company SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company or SpinCo with the SEC since January 1, 2019.

(33) “Company Service Provider” has the meaning given to such term in the Employee Matters Agreement.

(34) “Company Tax Opinions” means the Company Distribution Tax Opinion and the Company Merger Tax Opinion.

(35) “Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Parent and the Company, dated as of February 21, 2022.

(36) “Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.

(37) “Contract” means any legally binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, purchase order, sublicense or license or other instrument.

(38) “Contribution” has the meaning set forth in the Separation and Distribution Agreement.

(39) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

(40) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

(41) “DGCL” has the meaning set forth in the Recitals.

(42) “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

(43) “Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

(44) “Domesticated Parent Common Stock” has the meaning set forth in the Recitals.

(45) “Domesticated Parent Stock” means the Domesticated Parent Common Stock and the Earnout Shares.

(46) “Domesticated Parent Warrant” has the meaning set forth in the Recitals.

(47) “Earnout Exchange Ratio” means the quotient of (i) 15,000,000, divided by (ii) the number of Fully Diluted SpinCo Shares.

(48) “Effect” means any change, event, development, condition, occurrence or effect.

(49) “Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, by and among Parent, the Company and SpinCo, attached as Exhibit C to this Agreement.

(50) “Entity” means any Person that is a legal entity; provided, that when used in reference to Parent or SpinCo, “Entity” means Parent or SpinCo, in each case together with its respective Subsidiaries, taken as a whole.

(51) “Environmental Laws” means any Law relating to pollution or protection of the environment, natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions).

(52) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

(53) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(54) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(55) “EY” means Ernst & Young LLP.

(56) “FDA” means the United States Food and Drug Administration.

(57) “FDCA” means the Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended.

(58) “Foreign Benefit Plan” means any Company Benefit Plan or SpinCo Benefit Plan that is maintained (i) primarily for the benefit of employees outside the United States or (ii) pursuant to the Laws of a country other than the United States.

(59) “Former Company Service Provider” has the meaning given to such term in the Employee Matters Agreement.

(60) “Fully Diluted SpinCo Shares” means, without duplication, the sum of (a) the aggregate number of issued and outstanding shares of SpinCo Common Stock as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of SpinCo Common Stock issuable upon the exercise of all SpinCo Options (whether vested or unvested) as of immediately prior to the Effective Time, plus (c) the aggregate number of shares of SpinCo Common Stock issuable upon the vesting of all SpinCo RSU Awards as of immediately prior to the Effective Time, plus (d) the aggregate number of shares of SpinCo Common Stock issuable upon the vesting of all SpinCo PSU Awards as of immediately prior to the Effective Time.

(61) “GAAP” means generally accepted accounting principles in the United States.

(62) “Good Clinical Practices” means the then current requirements of Law for the conduct of clinical trials (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such applicable regulations for the conduct of human clinical trials (including all applicable requirements relating to protection of human subjects) as are enforced by any Regulatory Authority in any countries other than the United States in which the SpinCo Products are the subject of clinical trials.

(63) “Good Laboratory Practices” means the then current requirements of Law for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such applicable regulations governing the conduct of nonclinical laboratory studies as are enforced by Regulatory Authorities in any country other than the United States in which the SpinCo Products are studied in nonclinical laboratory studies to which requirements apply.

(64) “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

(65) “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

(66) “Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

(67) “Hazardous Material” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, or any other substance, material or waste that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

(68) “Healthcare Laws” means (a) the FDCA, and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. 201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute, the civil False Claims Act, the Anti-Inducement Law, the exclusion Laws, and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder, and comparable state Laws, (e) Titles XVIII and XIX of the Social Security Act, and the regulations promulgated thereunder and (f) all other applicable healthcare Laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by Regulatory Authorities, each of clause (a) through (f), as may be amended from time to time.

(69) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(70) “INAD” means an investigational new animal drug exemption pursuant to 21 C.F.R. Part 511.

(71) “Included SpinCo Shares” means, without duplication, the sum of (a) the aggregate number of issued and outstanding shares of SpinCo Common Stock as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of SpinCo Common Stock issuable upon the exercise of all SpinCo Options (whether vested or unvested) as of immediately prior to the Effective Time, other than SpinCo Options excluded from the definition of Aggregate Common Consideration Shares pursuant to the proviso thereto, plus (c) the aggregate number of shares of SpinCo Common Stock issuable upon the vesting of all SpinCo RSU Awards as of immediately prior to the Effective Time, plus (d) the aggregate number of shares of SpinCo Common Stock issuable upon the vesting of all SpinCo PSU Awards as of immediately prior to the Effective Time.

(72) “IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 to permit the introduction of an investigational drug into interstate commerce in the United States for the purposes of conducting human clinical trials, and all supplements, amendments, variations, extensions and renewals thereof.

(73) “Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

(74) “Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

(75) “Internal Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

(76) “Intervening Event” means any Effect that (i) was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement and (ii) does not relate to (A) any Business Combination (other than the Merger or the other Transactions) or (B) clearance of the Transaction by any Governmental Authority, including Effects relating to actions taken pursuant to or required to be taken pursuant to Section 7.6; provided, that (1) any change in the price or trading volume of Parent Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred and (2) the Company’s, SpinCo’s or any of their respective Subsidiaries’ meeting, failing to meet or exceeding projections (in and of itself, but not the underlying causes thereof) shall not be taken into account for purposes of determining whether an Intervening Event has occurred.

(77) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(78) “IRS” means the United States Internal Revenue Service.

(79) “IT Assets” has the meaning set forth in the Separation and Distribution Agreement.

(80) “Knowledge” means (a) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(a) of the Company Disclosure Schedule, after reasonable investigation, (b) with respect to SpinCo, the knowledge of the persons set forth in Section 1.1(a) of the SpinCo Disclosure Schedule, after reasonable investigation and (c) with respect to Parent, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable investigation.

(81) “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.

(82) “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

(83) “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, encroachment, license, option, right of first refusal, security interest or other lien or restriction of any kind.

(84) “Ligand Retained Assets” has the meaning set forth in the Separation and Distribution Agreement.

(85) “Ligand Retained Business” has the meaning set forth in the Separation and Distribution Agreement.

(86) “Losses” means any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses).

(87) “LW” means Latham & Watkins LLP.

(88) “Merger Tax Opinions” means the Company Merger Tax Opinion and the Parent Merger Tax Opinion.

(89) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

(90) “NADA” means a new animal drug application submitted to the FDA pursuant to 21 U.S.C. § 360b to market a new animal drug in the United States, and all supplements, amendments, variations, extensions and renewals thereto.

(91) “NASDAQ” means the Nasdaq Capital Market.

(92) “NDA” means a new drug application submitted to the FDA pursuant to 21 U.S.C. § 355(b), and all amendments or supplements thereto.

(93) “Parent Business Combination Proposal” means any inquiry, offer, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an inquiry, offer, proposal or indication of interest made or submitted by Parent to the Company or by the Company to Parent) contemplating or otherwise relating to any potential Business Combination (other than the Merger or the other Transactions).

(94) “Parent Class A Common Stock” means the Class A ordinary fully paid shares, par value $0.0001 each per share in the capital of Parent prior to the Domestication.

(95) “Parent Class B Common Stock” means the Class B ordinary fully paid shares, par value $0.0001 each per share in the capital of Parent prior to the Domestication.

(96) “Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

(97) “Parent Disclosure Schedule” means the Disclosure Schedule delivered by Parent to the Company and SpinCo on the date hereof and identified as such.

(98) “Parent Distribution Tax Representations” means the representations of an officer of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to LW, delivered to LW in connection with the Company Distribution Tax Opinion.

(99) “Parent Equity Plan” has the meaning set forth in the Employee Matters Agreement.

(100) “Parent ESPP” has the meaning set forth in the Employee Matters Agreement.

(101) “Parent Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business or financial condition of the Parent or Merger Sub, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Parent Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which the Parent conducts its businesses, (vii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Merger or the Transactions, including actions of suppliers, landlords, distributors, partners or Governmental Authorities and any loss of employees, relationships or customers resulting from the transactions contemplated by this Agreement (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes resulting from any action required to be taken by the terms of this Agreement or at the request or direction of the Company, (ix) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) or (xi) elections to redeem shares of Parent Class A Common Stock in connection with the Parent Shareholders Meeting as required by Parent’s Governing Documents; provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), if such Effect disproportionately impacts the Parent or Merger Sub, taken as a whole, as compared to other participants in similar industries to the industries in which Parent operates, the incremental disproportionate impact thereof may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, materially impair or materially delay the ability of Parent to perform its obligations hereunder or under the Separation and Distribution Agreement, or to consummate the Transactions, including the Merger and the Separation, or prevent it from performing such obligations or consummating the Transactions.

(102) “Parent Merger Tax Representations” means the representations of an officer of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to LW and Weil, delivered to LW and Weil in connection with the Merger Tax Opinions.

(103) “Parent Private Placement Warrant” means a warrant to purchase one (1) share of Parent Class A Common Stock at an exercise price of eleven dollars fifty cents ($11.50) issued to the Sponsor prior to consummation of Parent’s initial public offering.

(104) “Parent Public Warrant” means a warrant to purchase one (1) share of Parent Class A Common Stock at an exercise price of eleven dollars fifty cents ($11.50), a fraction equal to one-third of which was included in each unit sold as part of Parent’s initial public offering.

(105) “Parent Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the issuance of (a) the shares of Domesticated Parent Common Stock and the Earnout Shares that will be issued to holders of SpinCo Common Stock and holders of SpinCo Equity Awards pursuant to the Merger, (b) the shares of Domesticated Parent Common Stock and the Domesticated Parent Warrants that will be issued to holders of Parent Common Stock and Parent Public Warrants in the Domestication and the shares of Domesticated Parent Common Stock underlying such Domesticated Parent Warrants and (c) the Adjusted Parent Equity Awards into which the SpinCo Equity Awards are converted pursuant to the Merger and the shares of Domesticated Parent Common Stock underlying such Adjusted Parent Equity Awards.

(106) “Parent SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since August 12, 2021.

(107) “Parent Share Issuance” means the issuance of shares of Domesticated Parent Stock pursuant to the Domestication, the PIPE Investment, the Redemption Backstop and the Merger.

(108) “Parent Share Redemption” means the election of an eligible holder of Parent Class A Common Stock (as determined in accordance with Parent’s Governing Documents) to redeem all or a portion of the shares of Parent Class A Common Stock held by such holder at a per-share price, payable in cash, equal to the pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) represented by such redeemed shares (as determined in accordance with Parent’s Governing Documents and the Trust Agreement) in connection with the Transaction Proposals.

(109) “Parent Share Redemption Amount” means the aggregate amount payable with respect to all Parent Share Redemptions.

(110) “Parent Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 7.4(e)(ii), in each case, by a special resolution under the CICA (being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting), (ii) those Transaction Proposals identified in clauses (D), (E), (F) and (I) of Section 7.4(e)(ii), in each case, by an ordinary resolution under the CICA (being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting) and (iii) those Transaction Proposals identified in clauses (G) and (H) of Section 7.4(e)(ii), in each case, by an affirmative vote of the number of holders of Parent Common Stock required to approve such Transaction Proposals under applicable Law and the Governing Documents of Parent.

(111) “Parent Subsidiaries” means all direct and indirect Subsidiaries of Parent. For the avoidance of doubt, following the Effective Time, the Parent Subsidiaries shall include the SpinCo Entities.

(112) “Parent Tax Opinions” means the Parent Domestication Tax Opinion and the Parent Merger Tax Opinion.

(113) “Parent Tax Representations” means the Parent Distribution Tax Representations and the Parent Merger Tax Representations.

(114) “Parent Trading Price” means the share price equal to the volume weighted average closing sale price of one share of Domesticated Parent Common Stock as reported on NASDAQ (or the exchange on which the shares of Domesticated Parent Common Stock are then listed) for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Parent Common Stock).

(115) “Parent Unit” has the meaning set forth in the Recitals.

(116) “Parent Warrant” means any Parent Private Placement Warrant or Parent Public Warrant.

(117) “Patent” has the meaning set forth in the Separation and Distribution Agreement.

(118) “Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

(119) “Permitted Liens” means (a) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (b) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (c) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business and with respect to any amounts, in each case (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practice; (e) all encroachments, overlaps, overhangs, variations in area or measurement, rights of parties in possession, servitudes or easements (including conservation easements and public trust easements, rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other similar non-monetary matters) of public record or any other similar matters not of record which would be disclosed by an accurate survey or physical inspection of the applicable real property; provided, that such Liens, individually or in the aggregate, do not or would not reasonably be expected to materially impair or interfere with the operation or use of such real property in the ordinary course operation of the respective businesses of SpinCo and its Subsidiaries or Parent and its Subsidiaries, as applicable, in each case, as currently conducted thereon; (f) with respect to any real property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein and (ii) any Liens encumbering the underlying fee title of the real property; provided, that such Liens, individually or in the aggregate, do not or would not reasonably be expected to materially impair or interfere with the operation or use of such real property in the ordinary course operation of the respective businesses of SpinCo and its Subsidiaries or Parent and its Subsidiaries, as applicable, in each case, as currently conducted thereon; (g) any real property Liens that do not, individually or in the aggregate, result in a Parent Material Adverse Effect or SpinCo Material Adverse Effect, as applicable; (h) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by SpinCo, Parent or any of their Subsidiaries, as applicable; provided, that such Liens, individually or in the aggregate, do not or would not reasonably be expected to materially impair or interfere with the operation or use of such real property in the ordinary course operation of the respective businesses of SpinCo and its Subsidiaries or Parent and its Subsidiaries, as applicable, in each case, as currently conducted thereon; (i) purchase money Liens and Liens securing rental payments under capital lease agreements; (j) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (k) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business to the extent not subject to any default; (l) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (m) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (n) Liens securing the Financing; (o) Liens described on Section 1.1(b) of the SpinCo Disclosure Schedule or Section 1.1(b) of the Parent Disclosure Schedule, as applicable; and (p) Liens (other than Liens on Intellectual Property) that do not, individually or in the aggregate, materially affect or disrupt the ordinary course operation of the respective businesses of SpinCo and its Subsidiaries or Parent and its Subsidiaries, as applicable, in each case, taken as a whole.

(120) “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind.

(121) “Personal Information” means all information in any form or media that identifies or could be used to identify an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or SpinCo in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

(122) “PIPE Investment” means the purchase of shares of Domesticated Parent Common Stock and Domesticated Parent Warrants pursuant to the A&R Forward Purchase Agreement with a purchase price equal to the PIPE Investment Amount.

(123) “PIPE Investment Amount” means the aggregate gross purchase price of $15,000,000 payable to Parent prior to or substantially concurrently with the Effective Time for shares of Domesticated Parent Common Stock and Domesticated Parent Warrants in the PIPE Investment.

(124) “PIPE Investor” means Sponsor or any Person to whom such right and obligation is assigned by Sponsor as permitted by the terms of the A&R Forward Purchase Agreement.

(125) “Privacy Laws” means applicable Laws, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

(126) “Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and SpinCo’s policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

(127) “Proxy Statement” means the proxy statement to be mailed to the shareholders of Parent relating to the Parent Shareholders Meeting, including any amendments or supplements thereto.

(128) “Qualified SpinCo Common Stock” means SpinCo Common Stock received by holders of Company Common Stock pursuant to the Distribution, except for any SpinCo Common Stock that is acquired, directly or indirectly, pursuant to a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

(129) “Record Date” means 5:00 p.m. New York time on the date determined by the Company Board as the record date for determining stockholders of the Company entitled to receive shares of SpinCo Common Stock in the Distribution.

(130) “Redemption Backstop” means the purchase of up to 10,000,000 shares of Domesticated Parent Common Stock at a purchase price of $10.00 per share pursuant to the A&R Forward Purchase Agreement, excluding the Domesticated Parent Common Stock subject to the PIPE Investment.

(131) “Regulatory Authority” means the FDA or any other comparable Governmental Authority.

(132) “Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, exemptions and permits granted by any Regulatory Authority, including any INDs, NDAs, BLAs, NADAs, and INADs.

(133) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.

(134) “Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

(135) “Requisite Regulatory Approvals” means the expiration or termination of the applicable waiting period under the HSR Act (and any extension thereof under the HSR Act) and all regulatory authorizations, consents, clearances, orders, approvals or expirations of applicable waiting periods set forth on Section 1.1(c) of the Parent Disclosure Schedule.

(136) “Securities Act” means the Securities Act of 1933, as amended.

(137) “Separation and Distribution Agreement” means that Separation and Distribution Agreement, dated as of the date hereof, by and among the Company, Parent and SpinCo, attached as Exhibit A to this Agreement.

(138) “Software” has the meaning set forth in the Separation and Distribution Agreement.

(139) “SpinCo Affiliate Contract” means any Contract, whether or not in writing, (a) between any SpinCo Entity, on the one hand, and any present or former officer or director of the SpinCo Entities or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between any SpinCo Entity, on the one hand, and the Company and/or any of its Subsidiaries (other than a SpinCo Entity), on the other hand.

(140) “SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

(141) “SpinCo Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

(142) “SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

(143) “SpinCo Common Stock” means the common stock, par value $0.001 per share, of SpinCo.

(144) “SpinCo Contract” has the meaning set forth in the Separation and Distribution Agreement.

(145) “SpinCo Datasite” means the datasite established by the Company for purposes of due diligence of the SpinCo Entities and the SpinCo Business.

(146) “SpinCo Disclosure Schedule” means the Disclosure Schedule delivered by the Company and SpinCo to Parent on the date hereof and identified as such.

(147) “SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to (or assuming the effect of, as applicable) the Internal Reorganization.

(148) “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(149) “SpinCo Equity Award” has the meaning set forth in the Employee Matters Agreement.

(150) “SpinCo Financial Statements” means, collectively, the draft, combined statements of operations of the SpinCo Business for the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021, and the draft, combined balance sheets of the SpinCo Business for the fiscal years ended December 31, 2020 and December 31, 2021, attached to Section 5.9 of the SpinCo Disclosure Schedules.

(151) “SpinCo IT Systems” means all IT Assets owned, leased or used by or on behalf of (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (ii) as of the Distribution, any of the SpinCo Entities, including, in each case, all IT Assets included in the SpinCo Assets.

(152) “SpinCo Independent Contractor” has the meaning set forth in the Employee Matters Agreement.

(153) “SpinCo Licensed Intellectual Property” means all Intellectual Property licensed from a third party pursuant to a written Contract to, (a) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (b) as of the Distribution, any of the SpinCo Entities, that, in each case of clauses (a) and (b), is used, practiced or held for use or practice by or on behalf of (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (ii) as of the Distribution, any of the SpinCo Entities.

(154) “SpinCo Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business, financial condition or results of operations of the SpinCo Business, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a SpinCo Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which the SpinCo Entities conduct their businesses, (vii) any changes directly resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation, including actions of suppliers, landlords, distributors, partners or Governmental Authorities and any loss of employees, relationships or customers resulting from the transactions contemplated by this Agreement (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the Separation and Distribution Agreement or the announcement or the pendency of the Merger or the Separation), (viii) any changes resulting from any action required to be taken by the terms of this Agreement (other than the first sentence of Section 7.2) or at the request or direction of Parent or Merger Sub, (ix) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof); provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), if such Effect disproportionately impacts the SpinCo Entities or the SpinCo Business, taken as a whole, as compared to other participants in similar industries to the industries in which the SpinCo Business operates, the incremental disproportionate impact thereof may be taken into account in determining whether a SpinCo Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, materially impair or materially delay the ability of SpinCo to perform its obligations hereunder or under the Separation and Distribution Agreement, or to consummate the Transactions, including the Merger and the Separation, or prevent it from performing such obligations or consummating the Transactions.

(155) “SpinCo Merger Tax Representations” means the representations of an officer of SpinCo, dated as of the Closing Date, in form and substance reasonably satisfactory to LW and Weil, delivered to LW and Weil in connection with the Merger Tax Opinions.

(156) “SpinCo Option” has the meaning given to such term in the Employee Matters Agreement.

(157) “SpinCo Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the SpinCo Entities as of the Distribution, including the SpinCo Intellectual Property (as defined in the Separation and Distribution Agreement).

(158) “SpinCo Products” means any investigational animal created, used, provided, or otherwise made available by or on behalf of the SpinCo Business, and any antibodies or other products derived from such animals by the SpinCo Business; provided, that “SpinCo Products” shall not include any such products or product candidates to the extent developed, tested, marketed, manufactured, advertised, promoted or commercialized by customers of the SpinCo Business, in each case, that are not proprietary to, or owned or purported to be owned by, (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, or (ii) as of the Distribution, any of the SpinCo Entities.

(159) “SpinCo PSU Award” has the meaning given to such term in the Employee Matters Agreement.

(160) “SpinCo Registration Statement” means the registration statement on Form 10 to be filed by SpinCo with the SEC to effect the registration under the Exchange Act of the shares of SpinCo Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.

(161) “SpinCo RSU Award” has the meaning given to such term in the Employee Matters Agreement.

(162) “SpinCo Service Provider” has the meaning given to such term in the Employee Matters Agreement.

(163) “SpinCo Subsidiaries” means all direct and indirect Subsidiaries of SpinCo, after giving effect to the Internal Reorganization.

(164) “Sponsor” means Avista Acquisition LP II, a Cayman Islands exempted limited partnership and an Affiliate of Parent.

(165) “Sponsor Insider Agreement” has the meaning set forth in the Recitals.

(166) “Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

(167) “Tax Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

(168) “Tax Returns” has the meaning set forth in the Tax Matters Agreement.

(169) “Taxes” has the meaning set forth in the Tax Matters Agreement.

(170) “Trade Secret” has the meaning set forth in the Separation and Distribution Agreement).

(171) “Trademark” has the meaning set forth in the Separation and Distribution Agreement.

(172) “Transaction Documents” means the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreements, the A&R Forward Purchase Agreement, the Sponsor Insider Agreement and the A&R Registration Rights Agreement, in each case, including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

(173) “Transaction Process” means all matters relating to the separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business (including the potential spin-off of the SpinCo Business), including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the SpinCo Business or SpinCo Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

(174) “Transactions” shall mean the Domestication, the Separation, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

(175) “Transition Services Agreements” has the meaning set forth in the Separation and Distribution Agreement.

(176) “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

(177) “Trust Amount” means the amount of cash available in the Trust Account following the Parent Shareholders Meeting, after deducting the amount required to satisfy the Parent Share Redemption Amount (prior to payment of any unpaid transaction expenses).

(178) “Warrant Agreement” means the Warrant Agreement, dated as of August 9, 2021, between Parent and Continental Stock Transfer & Trust Company.

(179) “Weil” means Weil, Gotshal & Manges LLP.

(180) “Willful Breach” means, with respect to any obligation, covenant or agreement of a Party in this Agreement, any material breach of or material failure to perform such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission or failure to perform would, or would reasonably be expected to, cause or result in a material breach of this Agreement.

(181) “Working Capital Loans” means any loan made to Parent by any of the Sponsor, any Affiliate of the Sponsor, or any of Parent’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

Section 1.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
A&R Registration Rights Agreement	Recitals
Antitrust Division	Section 7.6(b)
Certificate of Merger	Section 2.3(d)
Chosen Courts	Section 10.3
CICA	Recitals
Class A Merger Consideration	Section 3.1(a)(i)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 5.18(h)
Company	Preamble
Company Board	Recitals
Company Distribution Tax Opinion	Section 7.3(b)
Company Group	Section 10.14(b)
DGCL	Recitals
Distribution	Recitals
Distribution Documents	Section 5.23
Domesticated Parent Common Stock	Recitals
Domesticated Parent Warrant	Recitals
Domestication	Recitals
Effective Time	Section 2.3(d)
Evaluation Material	Section 10.2
Exchange Agent	Section 3.2(b)
Exchange Agent Agreement	Section 3.2(b)
Exchange Fund	Section 3.2(b)
FTC	Section 7.6(b)
Government Contract	Section 5.15(a)(xiv)
Interim Period	Section 7.1
Investment	Section 6.3(f)
JOBS Act	Section 6.6(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(vi)
Merger Sub Shareholder Approval	Section 7.21
Modification in Recommendation	Section 7.5

Term	Section
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	Section 7.15
Parent Charter	Section 7.15
Parent Domestication Tax Opinion	Section 7.3(d)
Parent SEC Filings	Section 6.13
Parent Securities	Section 6.3(a)
Parent Shareholders Meeting	Section 7.4(e)(i)
Parent Units	Recitals
Party	Preamble
Personnel IP Contract	Section 5.19(h)
Prospectus	Section 10.1
Remedies Exception	Section 4.2
SpinCo	Preamble
SpinCo Board	Recitals
SpinCo CBA	Section 5.16(c)
SpinCo Material Contracts	Section 5.15(a)
SpinCo Proposal	Section 7.9(a)
SpinCo Real Property Lease	Section 5.15(a)(ix)
SpinCo Registered Intellectual Property	Section 5.19(a)
SpinCo Shareholder Approval	Section 5.24
SpinCo Voting Debt	Section 5.3(b)
Sponsor Insider Agreement	Recitals
Subsequent Audited Annual SpinCo Financial Statements	Section 7.22(a)
Subsequent Period SpinCo Financial Statements	Section 7.22(a)
Subsequent Unaudited SpinCo Financial Statements	Section 7.22(a)
Surviving Corporation	Section 2.1
Tax-Free Status	Section 7.3(a)
Transaction Litigation	Section 7.11
Transaction Proposals	Section 7.4(e)(ii)
Trust Account	Section 10.1
Unpaid Transaction Expenses	Section 2.3(c)
WARN	Section 5.16(e)

Section 1.3 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (a) words of any gender include each other gender and neuter form; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) derivative forms of defined terms will have correlative meanings; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (g) the word “or” shall be disjunctive but not exclusive;

(ii) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates.

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Nothing herein (including the SpinCo Disclosure Schedule, Company Disclosure Schedule and the Parent Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.

(i) All monetary figures shall be in United States dollars unless otherwise specified.

(j) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(k) The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party (and includes such information or documents that have been furnished to its Representatives acting on its behalf or posted to the SpinCo Datasite) or (ii) are otherwise Parent SEC Reports or Company SEC Reports and made publicly available on the SEC’s EDGAR website by Parent or the Company, as applicable, in each case, not later than forty eight hours prior to the execution of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into SpinCo in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, SpinCo shall become a direct, wholly owned Subsidiary of Parent. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.2 Closing. Unless the Transactions shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the third Business Day after the conditions set forth in Article VIII (other than those, including the Distribution, that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures or at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.“

Section 2.3 Closing Deliverables; Effective Time.

(a) At the Closing, the Company or SpinCo, as applicable, will deliver or cause to be delivered:

(i) to Parent, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.3(a), (b), (c), and (e) have been satisfied;

(ii) to Parent, the A&R Registration Rights Agreement, duly executed by the parties set forth on Section 2.3(a)(ii) of the Company Disclosure Schedule;

(iii) to Parent, a certificate on behalf of SpinCo, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such documentation to the Internal Revenue Service on behalf of SpinCo after the Closing;

(iv) to Parent, copies of resolutions and actions taken by the Company’s and SpinCo’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions; and

(v) to Parent, all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3.

(b) At the Closing, Parent will deliver or cause to be delivered:

(i) to the Exchange Agent, the shares of Domesticated Parent Stock to be paid in respect of shares of SpinCo Common Stock in accordance with Section 3.1(a), for further distribution to such holders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.1(f) and Section 8.2(a), (b) and (d) have been satisfied;

(iii) to the Company, the A&R Registration Rights Agreement, duly executed by a duly authorized representative of Parent and the Sponsor;

(iv) to the Company, the written resignations of all of the directors and officers of Parent (other than those Persons identified as the initial directors and officers, respectively, of Parent after the Effective Time, in accordance with the provisions of Section 2.5), effective as of the Effective Time;

(v) to the Company, copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders (or managers, as applicable) in connection with the approval of this Agreement and the Transactions; and

(vi) to the Company, all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.

(c) On the Closing Date, concurrently with the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds, all accrued transaction expenses of Parent and those incurred, accrued, paid or payable by Parent’s Affiliates on Parent’s behalf as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing.

(d) On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Parent and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

(e) For the avoidance of doubt, the Closing and the Effective Time shall occur no sooner than the date that is the day after the completion of the Domestication.

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.

(a) The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be as provided in Section 2.4(b) and the reference to the incorporator shall be deleted.

(b) The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be such name as selected by SpinCo in its absolute discretion.

(c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of SpinCo as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of SpinCo as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 2.5 Governance Matters.

(a) The Parties shall use reasonable best efforts to ensure that the individuals listed on Section 2.5(a) of the Company Disclosure Schedule are nominated and elected as directors of Parent effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Parent Registration Statement is filed with the SEC in definitive form).

(b) Subject to the terms of Parent’s Governing Documents, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the Parent Board shall have a majority of “independent” directors for purposes of NASDAQ and (ii) the initial officers of Parent shall be as set forth on Section 2.5(b) of the Company Disclosure Schedule, in each case, each of whom shall serve in such capacity in accordance with the terms of Parent’s Governing Documents following the Effective Time.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo, Merger Sub or Parent:

(a) SpinCo Common Stock and Merger Sub Common Stock.

(i) Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive (A) a number of fully paid and non-assessable shares of Domesticated Parent Common Stock equal to the Base Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv), with cash paid in lieu of fractional shares of Domesticated Parent Common Stock in accordance with Section 3.2(e) (the “Class A Merger Consideration”) and (B) a number of fully paid and non-assessable Earnout Shares equal to the Earnout Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) (together with the Class A Merger Consideration, the “Merger Consideration”).

(ii) Each share of SpinCo Common Stock held by SpinCo as treasury stock or by Parent or Merger Sub, in each case, as of immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof.

(iii) Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(d).

(iv) The Base Exchange Ratio and the Earnout Exchange Ratio shall be adjusted to the extent appropriate to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Parent Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change (any such change, an “Equity Adjustment”) with respect to Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 3.1(a)(iv) shall be construed to permit Parent to take or to permit any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(v) If the conditions set forth in Section 8.2(h) would be unable to be satisfied because immediately after the Effective Time, the percentage of outstanding shares of Domesticated Parent Common Stock to be received by the former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock would be less than 50.1% (the “Threshold Percentage”) of all of the stock of Parent (excluding Earnout Shares and, including (i) any other instruments that are treated as stock for U.S. federal income Tax purposes; and (ii) any other stock that may be issued after the Effective Time that may be regarded as having been acquired or issued as part of a “plan” of which the Distribution is a part within the meaning of Section 355(e) of the Code), then (x) SpinCo shall promptly provide notice to Parent setting forth in detail the reasons the condition set forth in Section 8.2(h) would be unable to be satisfied, (y) SpinCo shall consider in good faith any comments provided by Parent, (z) (A) at the Company’s sole option, the Company may contribute the necessary additional capital to SpinCo to increase, dollar-for-dollar, the pre-money equity valuation of SpinCo and, in such event, the Aggregate Common Consideration Shares, the Base Exchange Ratio and the aggregate number of shares of Domesticated Parent Common Stock into which the shares of SpinCo Common Stock are converted pursuant to this Section 3.1 shall be increased to take into account such additional capital contribution such that the number of shares of Domesticated Parent Common Stock to be received by the former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock equals the

Threshold Percentage, or (B) if the Company does not elect to make the capital contribution in clause (A), at Parent’s sole option, Parent may elect to increase, with no additional capital contribution by the Company, the aggregate number of shares of Domesticated Parent Common Stock into which the shares of SpinCo Common Stock are converted pursuant to this Section 3.1, such that the number of shares of Domesticated Parent Common Stock to be received by the former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock equals the Threshold Percentage.

(vi) At the Effective Time, all of the shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Parent Securities. Each share of Domesticated Parent Stock and each Domesticated Parent Warrant that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.

Section 3.2 Surrender and Payment.

(a) Pursuant to Section 3.2 of the Separation and Distribution Agreement, the Exchange Agent shall hold, for the account of the relevant SpinCo stockholders, book-entry shares representing all of the outstanding shares of SpinCo Common Stock distributed in the Distribution.

(b) Prior to the Effective Time, Parent shall designate a nationally recognized commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the benefit of the holders of shares of SpinCo Common Stock and SpinCo Equity Awards whose shares of SpinCo Common Stock and/or SpinCo Equity Awards are exchanged in accordance with this Section 3.2(b), Section 3.3 or Section 3.5. At or substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of SpinCo Common Stock and/or SpinCo Equity Awards, for exchange in accordance with this Section 3.2(b), Section 3.3 or Section 3.5 promptly after the Effective Time, book-entry shares representing (i) the Merger Consideration issuable to holders of shares of SpinCo Common Stock as of immediately prior to the Effective Time pursuant to Section 3.1(a)(i) and/or (ii) the Earnout Shares issuable to holders of SpinCo Equity Awards immediately prior to the Effective Time pursuant to Section 3.3 and Section 3.5 (in the case of each of clauses (i) and (ii), without duplication) (such book-entry shares of Domesticated Parent Stock, together with any cash received by the Exchange Agent in respect of dividends or distributions with respect thereto pursuant to Section 3.2(d), as applicable, and other amounts payable in accordance with Section 3.2(e), the “Exchange Fund”). The Exchange Agent shall, following the Effective Time, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration to be issued pursuant to this Article III out of the Exchange Fund. The cash portion, if any, of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment of or losses thereon shall relieve Parent from making or causing to be made the payments required by this Section 3.2 or elsewhere in this Article III, or affect the amount payable in respect of the shares of SpinCo Common Stock and/or SpinCo Equity Awards outstanding as of immediately prior to the Effective Time, (ii) to the extent the Exchange Fund is insufficient at any time to make such payments, Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such deficiency and (iii) no such investment shall have maturities that would reasonably be expected to prevent or delay the payments to be made pursuant to this Section 3.2. Any interest or other income from such investments shall be paid to and become the property of Parent. The Exchange Fund shall not be used for any purpose other than as specified in this Section 3.2(b). No later than five (5) Business Days prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement (the “Exchange Agent Agreement”).

(c) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each holder of shares of SpinCo Common Stock and/or SpinCo Equity Awards as of immediately prior to the Effective Time, from the Exchange Fund, the shares of Domesticated Parent Stock issuable in respect of such shares of SpinCo Common Stock and/or SpinCo Equity Awards pursuant to the Merger, which shares shall, for the sake of clarity, be delivered to the same Persons who received shares of SpinCo Common Stock and/or SpinCo Equity Awards in the Distribution. Each holder of shares of SpinCo Common Stock and/or SpinCo Equity Awards as of immediately prior to the Effective Time shall be entitled to receive in respect of such shares of SpinCo Common Stock and/or SpinCo Equity Awards held by such Person (i) a book-entry authorization representing the number of whole shares of Domesticated Parent Common Stock that such holder has the right to receive pursuant to Section 3.1(a)(i)(A) (and cash in lieu of fractional shares of Domesticated Parent Common Stock, as contemplated by Section 3.2(e), and any dividends or distributions and other amounts pursuant to Section 3.2(d)) and/or (ii) a book-entry authorization representing the number of Earnout Shares that such holder has the right to receive pursuant to Section 3.1(a)(i)(B), Section 3.3 and Section 3.5, in each case, without duplication. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Domesticated Parent Stock held by it from time to time hereunder or under the Exchange Agent Agreement.

(d) Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to Domesticated Parent Common Stock shall be paid with respect to any shares of Domesticated Parent Stock that are not able to be delivered by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered shares of Domesticated Parent Stock, there shall be paid to the record holder of such shares of Domesticated Parent Common Stock, without interest, at the time of delivery, to the extent not previously paid, (i) the amount of cash payable in lieu of a fractional share of Domesticated Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Domesticated Parent Stock.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Domesticated Parent Stock or book-entry credit of the same shall be issued on conversion of SpinCo Common Stock and/or SpinCo Equity Awards, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Parent. All fractional shares of Domesticated Parent Common Stock that a holder of shares of SpinCo Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders that would otherwise have been entitled to receive a fractional share of Domesticated Parent Common Stock pursuant to the Merger in the open market (or otherwise as reasonably directed by Parent), in each case at then-prevailing market prices as soon as reasonably practicable and in no case later than ten (10) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.2(j) and brokerage charges, commissions and conveyance and similar Taxes, to the holders of SpinCo Common Stock that would otherwise have been entitled to receive a fractional share of Domesticated Parent Common Stock pursuant to the Merger (after the aggregation contemplated by this Section 3.2(e)) on a pro rata basis based on such fractional interest, without interest, as soon as practicable thereafter. The payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

(ii) Notwithstanding anything to the contrary herein, no fraction of an Earnout Share will be issued by virtue of the Merger, and each holder of SpinCo Common Stock and/or SpinCo Equity Awards who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such holder of SpinCo Common Stock and/or SpinCo Equity Awards) shall not receive from Parent any shares of Domesticated Parent Stock or other consideration in lieu of any such fractional share.

(f) No Further Ownership Rights in SpinCo Common Stock. All shares of Domesticated Parent Stock issued in respect of shares of SpinCo Common Stock and/or SpinCo Equity Awards in accordance with the terms of this Section 3.2 (including any cash paid pursuant to Section 3.2(d) or Section 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock and/or SpinCo Equity Awards.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the former holders of SpinCo Common Stock and/or SpinCo Equity Awards on the one-year anniversary of the Effective Time shall be delivered to Parent, and any former holders of SpinCo Common Stock and/or SpinCo Equity Awards who have not received shares of Domesticated Parent Stock in accordance with this Article III shall thereafter look only to Parent for (i) in the case of former holders of SpinCo Common Stock, the Merger Consideration to which they are entitled pursuant to Section 3.1(a)(i), any cash in lieu of fractional shares of Domesticated Parent Common Stock to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to the Domesticated Parent Common Stock to which they are entitled pursuant to

Section 3.2(d) (subject to any applicable abandoned property, escheat or similar Law) and (ii) in the case of former holders of SpinCo Equity Awards, the Earnout Shares to which they are entitled pursuant to Section 3.3 and Section 3.5 and any dividends or other distributions with respect to the Earnout Shares to which they are entitled pursuant to Section 3.2(d) or Section 3.3(g).

(h) No Liability. None of the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent or any other Person shall be liable to any holder of SpinCo Common Stock, Company Common Stock, SpinCo Equity Awards or Company Equity Awards for shares of Domesticated Parent Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding as of immediately prior to the Effective Time.

(j) Tax Withholding. Parent, the Company, SpinCo, Merger Sub and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SpinCo Common Stock or any holder of SpinCo Equity Awards such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law (including, for the avoidance of doubt, any withholding to be made in respect of any Merger Consideration delivered to SpinCo Service Providers through payroll). To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.3 Earnout.

(a) Pursuant to the Merger, there shall be issued to each holder of a share of SpinCo Common Stock and each holder of a SpinCo Equity Award, their pro rata portion, as determined in accordance with the terms of Section 3.1(a) and the Employee Matters Agreement, as applicable, of an aggregate of 15,000,000 shares of Domesticated Parent Common Stock (without duplication), subject to the forfeiture provisions set forth in Section 3.3(d) (the “Earnout Shares”).

(b) The Earnout Shares shall be subject to the following vesting conditions:

(i) If, at any time during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Earnout Period”), the Parent Trading Price is greater than or equal to $12.50, 50% of the Earnout Shares held by each holder of Earnout Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in Section 3.3(d).

(ii) If, at any time during the Earnout Period, the Parent Trading Price is greater than or equal to $15.00, the remaining 50% of the Earnout Shares held by each holder of Earnout Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in Section 3.3(d).

(c) For the avoidance of doubt, if the vesting conditions applicable to more than one of the provisions of Section 3.3(b) have been satisfied at any one time, then all of the Earnout Shares subject to such satisfied vesting conditions shall immediately vest and no longer be subject to the forfeiture conditions provided in Section 3.3(d).

(d) If, upon the expiration of the Earnout Period, the vesting of any of the Earnout Shares has not occurred, then the applicable Earnout Shares that failed to vest pursuant to Section 3.3(b), as applicable, shall be automatically forfeited and deemed transferred to Parent for cancellation for no consideration, and no Person (other than Parent) shall have any further right with respect thereto.

(e) If, during the Earnout Period, the Domesticated Parent Common Stock outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, by reason of any Equity Adjustment, or any similar event shall have occurred, then the applicable Parent Trading Price specified in Section 3.3(b) shall be equitably adjusted to reflect such change.

(f) If, during the applicable portion of the Earnout Period, there is a Change of Control that will result in the holders of Domesticated Parent Common Stock receiving a per share price equal to or in excess of the applicable Parent Trading Price required in connection with an applicable vesting event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control, any applicable Earnout Shares that have not previously been vested shall be deemed vested; provided, that such Earnout Shares shall be deemed vested (and such vesting event achieved) only (x) if such Change of Control has been approved by a majority of the independent directors on the Parent Board and (y) to the extent the price per share of Domesticated Parent Common Stock in the Change of Control equals or exceeds the applicable Parent Trading Price required in connection with such vesting event. For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether a Parent Trading Price required in connection with an applicable vesting event has been achieved, the price paid per share of Domesticated Parent Common Stock shall be calculated taking into account all of the Earnout Shares (whether or not then vested).

(g) For so long as any Earnout Shares remains subject to the vesting and forfeiture conditions specified in Section 3.3(b) and Section 3.3(d), the holder thereof shall be entitled to (i) exercise the voting rights carried by such Earnout Shares and (ii) receive any dividends or other distributions in respect of such Earnout Shares. For the avoidance of doubt, prior to vesting in accordance with the terms of this Section 3.3, holders of the Earnout Shares shall not be entitled to transfer such shares, and such shares shall bear a legend prohibiting transfer until such time as the vesting conditions with respect to such share have been satisfied (the “Transfer Restriction”). Any attempted transfer in violation of the Transfer Restriction shall be void ab initio. For the avoidance of doubt, the Company, Parent, SpinCo and any other applicable withholding agent shall each be entitled to deduct and withhold from any amounts payable or distributions made in respect of the Earnout Shares.

Section 3.4 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders of SpinCo Common Stock in connection with the Merger.

Section 3.5 Treatment of SpinCo Equity Awards. Each SpinCo Equity Award that is outstanding as of the Effective Time shall be treated as set forth in the Employee Matters Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO THE COMPANY

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the Company Disclosure Schedule (to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty of the Company under this Article IV), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization of the Company. The Company has been duly incorporated and is validly existing and in good standing as a Delaware corporation. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted. The Company has made available to Parent and Merger Sub true and complete copies of the Governing Documents of the Company as in effect on the date hereof. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions, except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or, subject to such further action of the Company

Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), consummate the Transactions. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of Parent and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Parent and Merger Sub (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.3 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by the Company of the Transactions, except for or in compliance with (a) any Premerger Notification and Report Form required under and compliance with the HSR Act or other filings in connection with the Requisite Regulatory Approvals; (b) the filing of the Certificate of Merger and the Parent Charter with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the rules and regulations of NASDAQ; (d) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (e) Consents described in Section 5.6 and Consents set forth on Section 4.3 of the SpinCo Disclosure Schedule; and (f) Consents the failure of which to be made or obtained would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a SpinCo Material Adverse Effect.

Section 4.4 No Conflict. Subject to the receipt of the Consents set forth in Section 4.3, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by the Company of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing) do not and will not as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to the Company or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Company is a party or by which its assets or properties are bound; or (c) breach or violate any provision of the Governing Documents of the Company, except, in the case of each of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Litigation and Proceedings. (a) There are no Actions pending or, to the Knowledge of the Company, threatened before or by any Governmental Authority against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Authority that, in each case, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.6 Brokers’ Fees. No broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which Parent or any of its Subsidiaries, including Merger Sub, the Surviving Corporation or the SpinCo Entities, would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Company or any of its Affiliates (other than the SpinCo Entities).

Section 4.7 Internal Controls. The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-l5(f) or 15d-15(f), as applicable, under the Exchange Act (collectively, “Internal Controls”)) that are designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the audit committee of the Company Board (the “Company Audit Committee”). Since January 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent auditor and the Company Audit Committee (a) any significant deficiency or material weakness in the Company’s Internal Controls and (b) any fraud involving management or other employees who have a significant role in the Company’s Internal Controls. Since January 1, 2019, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.8 Company Equity Awards. Section 4.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Options, Company RSU Awards and Company PSU Awards that are outstanding as of the date hereof and any other rights to purchase or receive shares of Company Common Stock, and, for each such award or other right, (i) the number of shares of Company Common Stock or any of its Subsidiaries subject thereto, (ii) the equity plan under which the award is governed, (iii) the terms of vesting (including the extent to which it will become accelerated as a result of the consummation of the Transactions) and vesting status, (iv) the grant and expiration dates, (v) the exercise price, if applicable, (vi) the name of the holder thereof, (vii) whether such award or other right is intended to be an “incentive stock option” as defined in Section 422 of the Code or a non-qualified stock option, and (viii) whether such Company Equity Award is held by a Company Service Provider, Former Company Service Provider or SpinCo Service Provider. All Company Options were granted with an exercise price per share no lower than the fair market value of one (1) share of stock underlying such Company Equity Award on the date of the corporate action effectuating the applicable grant and are exempt under Section 409A of the Code. All Company Equity Awards were granted in accordance with the applicable equity plan under which such award is governed, the applicable award agreement, and applicable Law in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO SPINCO

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the SpinCo Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article V to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization of SpinCo. SpinCo has been duly incorporated and is validly existing and in good standing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now (or as of the Effective Time will be) owned, leased or operated and to conduct its business as it is now being conducted. SpinCo has made available to Parent and Merger Sub true and complete copies of the Governing Documents of SpinCo. SpinCo is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect.

Section 5.2 Due Authorization. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and to consummate the Transactions (subject, in the case of the Merger, to the SpinCo Shareholder Approval, which will occur immediately after the execution of this Agreement), and except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for the SpinCo Shareholder Approval, no other corporate action on the part of SpinCo is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by SpinCo and (assuming that this Agreement or such other applicable Transaction Document to which Parent or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Parent or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Capitalization of SpinCo.

(a) As of the date hereof, (i) the authorized capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, (ii) the issued and outstanding shares of capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, and (iii) no shares of SpinCo Common Stock are being held by SpinCo in its treasury. All of the issued and outstanding shares of SpinCo Common Stock are, as of the date hereof (and as of immediately prior to the Distribution will be), owned, of record and beneficially, by the Company and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of SpinCo Common Stock determined in accordance with Section 7.14.

(b) No bonds, debentures, notes or other indebtedness of any SpinCo Entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of SpinCo (including SpinCo Common Stock) may vote (“SpinCo Voting Debt”) are issued or outstanding.

(c) There are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of SpinCo, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of SpinCo, (ii) agreements of any kind which may obligate SpinCo to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of SpinCo.

Section 5.4 Subsidiaries.

(a) Section 5.4(a) of the SpinCo Disclosure Schedule sets forth a list of the SpinCo Subsidiaries (after giving effect to the Internal Reorganization) and their respective jurisdictions of organization as of the date hereof. Each SpinCo Subsidiary has been, or will be at the Closing, duly organized and is, or will be at the Closing, validly existing and in good standing (to the extent applicable under the Laws of its jurisdiction of formation) under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its assets in the manner such assets are now (or as of the Effective Time will be) owned, leased, or operated and to conduct its business as it is now being conducted.

(b) Each SpinCo Subsidiary is, or will be at the Closing, duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect. Other than the SpinCo Subsidiaries set forth on Section 5.4(a) of the SpinCo Disclosure Schedule, as of the date hereof (giving effect to the Internal Reorganization), SpinCo does not own or hold, directly or indirectly, any Interest in any other Person.

Section 5.5 Capitalization of Subsidiaries. The issued and outstanding Interests of each of the SpinCo Subsidiaries have been, or will be at the Closing, duly authorized and are (or will then be) validly issued and, as applicable, fully paid and nonassessable. SpinCo, directly or indirectly, owns, or will own at the Closing, of record and beneficially, all the issued and outstanding Interests of the SpinCo Subsidiaries, free and clear of any Liens (other than those set forth in their respective Governing Documents or arising pursuant to applicable securities Laws or created by this Agreement). There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such SpinCo Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such SpinCo Subsidiaries, and there are no agreements of any kind which may obligate any SpinCo Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

Section 5.6 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any SpinCo Entity in connection with the execution or delivery by SpinCo of this Agreement or the Transaction Documents to which SpinCo is or will be a party at the Effective Time or the consummation by SpinCo of the Transactions, except for: (a) applicable requirements of the HSR Act (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (d) Consents described in Section 4.3 and Consents set forth on Section 5.6 of the SpinCo Disclosure Schedule; and (f) Consents the failure of which to be made or obtained would not reasonably be expected to, individually or in the aggregate, have a SpinCo Material Adverse Effect.

Section 5.7 No Conflict. Subject to the receipt of the Consents described in Section 5.6, the execution and delivery by SpinCo of this Agreement and the Transaction Documents to which SpinCo is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by the SpinCo Entities) do not and will not: (a) violate any provision of, or result in the material breach of, any Law applicable to any SpinCo Entity or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Contract to which a SpinCo Entity is a party or by which their assets or properties is (or will at the Closing be) bound; (c) result in the creation of any Lien upon any of the properties or assets of SpinCo or any of SpinCo’s Subsidiaries; or (d) violate any provision of the Governing Documents of the SpinCo Entities, except, in the case of clauses (a), (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect.

Section 5.8 Sufficiency of the SpinCo Assets.

(a) As of the Effective Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.6), after giving effect to the Internal Reorganization, the SpinCo Assets owned by the SpinCo Entities will, taking into account all Transaction Documents (including the services available under the Transition Services Agreements and the other Transaction Documents), constitute all of the assets, properties and rights reasonably necessary for Parent and the SpinCo Entities to conduct the SpinCo Business immediately following the Closing in all material respects in the same manner as it is conducted on the date hereof.

(b) Except for Permitted Liens or Liens created by or through Parent or Merger Sub, SpinCo and the Company collectively have, and at the Closing (after giving effect to the Internal Reorganization and the other Transactions) the SpinCo Entities shall have, good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the material SpinCo Assets, free and clear of any Liens.

Section 5.9 Financial Statements.

(a) Set forth on Section 5.9 of the SpinCo Disclosure Schedule are copies of the SpinCo Financial Statements. Each of the SpinCo Financial Statements fairly presents, in all material respects, the financial condition and results of operations and cash flows of the SpinCo Business, as of the dates indicated therein and for the periods referred to therein; provided, that the SpinCo Financial Statements and the representations and warranties in this Section 5.9(a) are qualified by the fact that (i) the SpinCo Business has not operated on a separate standalone basis and has historically been reported within the Company’s combined financial statements, (ii) the SpinCo Financial Statements assume certain allocated charges and credits, which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the SpinCo Business would incur on a standalone basis, including after the Closing and (iii) the SpinCo Financial Statements are subject to changes prior to the provision of final audited SpinCo Financial Statements, none of which are expected to be material. The SpinCo Financial Statements were prepared based on the accrual basis of accounting consistently applied by the Company during the periods involved and were derived from the financial reporting systems and the consolidated financial statements of the Company, which consolidated financial statements were prepared in accordance with GAAP.

(b) As of the date hereof, neither SpinCo nor any of its Subsidiaries is required to file or furnish any form, report, registration statement, prospectus or other document with the SEC.

Section 5.10 No Undisclosed Liabilities. There is no Liability of the SpinCo Entities or related to the SpinCo Business (excluding any Liabilities related or attributable to Taxes) whether or not of a type required to be reflected or reserved for on a consolidated balance sheet of the SpinCo Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the combined balance sheets as of December 31, 2021 included in the SpinCo Financial Statements; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operation of the SpinCo Business; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the Transactions; or (d) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the SpinCo Entities taken as a whole.

Section 5.11 Litigation and Proceedings. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company or SpinCo, threatened before or by any Governmental Authority against any SpinCo Entity or with respect to the SpinCo Business, and neither the Company nor any of its Subsidiaries (solely as they relate to the SpinCo Business or any SpinCo Entity) is subject to any judgment, decree, injunction or order of or investigation or inquiry by any Governmental Authority, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the SpinCo Entities taken as a whole.

Section 5.12 Real Property.

(a) The SpinCo Entities do not own and at no time previously have owned, any real property. With respect to the Company Real Property, (i) the Company or its applicable Subsidiary has good and valid title (or the applicable local equivalent) or a valid and enforceable leasehold interest, as applicable, in such Company Real Property, free and clear of any Liens, subject to the Remedies Exception and other than Permitted Liens, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any portion of such Company Real Property (to the extent relating to or affecting the SpinCo Business).

(b) Subject to the terms of the Transaction Documents, including the Separation and Distribution Agreement, the SpinCo Entities have, or will have at the Effective Time, a valid and enforceable leasehold interest in the SpinCo Real Property, except as has not and would not reasonably be expected, individually or in the aggregate, to result in any material Liability to the SpinCo Business, taken as a whole. Other than the SpinCo Real Property Leases set forth on Section 5.15(a)(viii) of the SpinCo Disclosure Schedule, there are no Contracts granting to any Person (other than any SpinCo Entity or any landlord of such property pursuant to a SpinCo Real Property Lease and other than any Person who would be entitled to access any such property in the ordinary course of business in accordance with the applicable SpinCo Real Property Lease) the right of use or occupancy of any SpinCo Real Property.

Section 5.13 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a SpinCo Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or with respect to a SpinCo Entity or the SpinCo Business have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, in respect of each SpinCo Entity and the SpinCo Business have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the SpinCo Financial Statements;

(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against any SpinCo Entity or the SpinCo Business (and, to the Knowledge of the Company and SpinCo, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of any SpinCo Entity or the SpinCo Business;

(iii) No SpinCo Entity has any Liability for Taxes of any other Person (other than the Company or any of its subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract or operation of Law or otherwise;

(iv) Other than in connection with the Separation, within the past two years, no SpinCo Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(v) No SpinCo Entity has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(vi) There are no Liens for Taxes (other than Permitted Liens) upon the assets of any SpinCo Entity or the SpinCo Business.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F), (ii) the Tax-Free Status, (iii) the Company from receiving the Company Tax Opinions or (iv) Parent from receiving the Parent Tax Opinions.

(c) The representations and warranties set forth in this Section 5.13 and, to the extent relating to Tax matters, Section 5.18, constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.

Section 5.14 Absence of Changes. Since the Balance Sheet Date until the date of this Agreement, (a) there has not been any SpinCo Material Adverse Effect and (b) except in connection with the Transaction Process or as contemplated by this Agreement and the other Transaction Documents, since the Balance Sheet Date and through the date hereof, the Company and its Subsidiaries, including the SpinCo Entities, have, in all material respects, conducted the SpinCo Business in the ordinary course of business.

Section 5.15 Material Contracts.

(a) Except as set forth in Section 5.15(a) of the SpinCo Disclosure Schedule and except for Contracts that do not constitute SpinCo Assets or SpinCo Liabilities, as of the date hereof, neither the Company nor any of its Subsidiaries (other than the SpinCo Entities) (solely with respect to the SpinCo Business), or any of the SpinCo Entities, is party to or otherwise bound by or subject to Contracts of the following types (together with any SpinCo Affiliate Contracts, the “SpinCo Material Contracts”):

(i) any Contract that relates to the purchase or sale of goods or services pursuant to which the SpinCo Business has received more than $2,000,000 or paid more than $2,000,000 in the past twelve (12) months;

(ii) any Contract that limits or purports to limit in any material respect the ability of the SpinCo Business to compete with any Person or in any line of business or in any geographic region in the world;

(iii) any Contract that grants exclusive rights to a customer or a supplier or (to the extent material to the SpinCo Business) any other commercial counterparty that will relate to or affect the SpinCo Business after the Closing;

(iv) any Contract that requires any future capital expenditures by the SpinCo Business in excess of $2,000,000 that will not be paid prior to the Closing;

(v) any Contract that requires any milestone, earn out or similar payments to be made by the SpinCo Business in excess of $2,000,000 that will not be paid prior to the Closing;

(vi) any Contract that relates to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or any bonds, debentures, notes or similar instruments, in each case, in excess of $2,000,000;

(vii) any Contract pursuant to which (A) any Person grants to any of the SpinCo Entities or, with respect to the SpinCo Business, to the Company or any of its Subsidiaries other than the SpinCo Entities, any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive click-wrap, shrink-wrap or off-the-shelf Software licenses that are commercially available on standard and reasonable terms to the public generally with license, maintenance, support and other fees of less than $200,000 in any twelve (12)-month period, (2) non-disclosure agreements entered into in the ordinary course of business consistent with past practice and (3) non-exclusive licenses granted by any suppliers or service providers to any of the SpinCo Entities in the ordinary course of business consistent with past practice solely for the receipt of services from such supplier or service provider, and solely where such licenses are ancillary to the primary purpose of such Contract, or (B) any of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities, grants any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive licenses granted to customers of any of the SpinCo Entities in the ordinary course of business consistent with past practice, (2) non-exclusive licenses granted to any suppliers or service providers by any of the SpinCo Entities in the ordinary course of business consistent with past practice solely for the benefit of such SpinCo Entity and (3) non-disclosure agreements entered into in the ordinary course of business consistent with past practice;

(viii) any Contract to which any of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities, is a party with any Governmental Authority or any university, college, research institute, or other educational institution that provides for the provision of funding by or to any of the SpinCo Entities or the Company or any of its Subsidiaries, in each case, for any research or development activities involving the invention, creation, conception or development of any Intellectual Property that is material to the SpinCo Business;

(ix) any lease, sublease, occupancy agreement or license for real property (each, a “SpinCo Real Property Lease”);

(x) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or that otherwise involves any settled or threatened claim, action, suit or proceeding pursuant to which the SpinCo Business has (or will have after the Closing) any monetary or other material outstanding obligation;

(xi) any Contract that contains “most favored nation” pricing provisions for the benefit of the relevant counterparty that will relate to or affect the SpinCo Business after the Closing;

(xii) any joint venture, strategic alliance, joint development, partnership or similar arrangement;

(xiii) any Contract relating to the acquisition or disposal or divestiture of, or investment in, any joint venture, partnership or similar arrangement or any material assets or businesses;

(xiv) any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind where the counterparty or the ultimate customer is, or the work performed under such contract was funded by, a Governmental Authority (each a “Government Contract”); and

(xv) any Contract not otherwise described in any other subsection of this Section 5.15(a) that would be required to be filed by SpinCo as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if SpinCo were subject to the reporting requirements of the Exchange Act as of the date hereof.

The Company has made available to Parent copies of each SpinCo Material Contract that are correct and complete. Each SpinCo Material Contract is valid and binding on the Company or its applicable Subsidiary, including any applicable SpinCo Entity and, to the Knowledge of the Company or SpinCo, the counterparty thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Neither the Company nor its applicable Subsidiary, including any SpinCo Entity is, and to the Knowledge of the Company or SpinCo, no counterparty thereto is, in breach of, or default under, any SpinCo Material Contract in any material respect.

Section 5.16 Labor Relations.

(a) Section 5.16(a) of the SpinCo Disclosure Schedules sets forth a true and complete list of all SpinCo Employees, and includes each SpinCo Employee’s name, title, work location, status (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), rate of base salary or hourly wage, target annual bonus opportunity or other cash incentive opportunity, the amount of accrued but unused paid time off, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). As of the date hereof, all SpinCo Employees are employed by the Company.

(b) Section 5.16(b) of the SpinCo Disclosure Schedules sets forth a true and complete list of all SpinCo Independent Contractors. The Company has made available to Parent and Merger Sub true and complete copies of each services agreement with each SpinCo Independent Contractor.

(c) Neither the Company nor any of its Subsidiaries, including any SpinCo Entity, is a party to any agreement with any trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act) that represents (or that otherwise governs or relates to the employment of) any of the SpinCo Employees(each, a “SpinCo CBA”). To the Knowledge of the Company or SpinCo, (i) no petition for recognition of a labor organization or other body for the representation of the SpinCo Employees is pending or threatened, and (ii) there has not during the last five (5) years been any (or threat of any), there are no pending and no Person has threatened to commence any, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its Subsidiaries (with respect to the SpinCo Business) or any of the SpinCo Entities.

(d) There are no pending, or to the Knowledge of the Company or SpinCo, anticipated or threatened, unfair labor or other employment-related practice charges, complaints or other grievances or Actions by or before any Governmental Authority, arising under any applicable Law governing labor or employment (or pursuant to any SpinCo CBA), SpinCo Service Providers or other Persons (in respect of which any SpinCo Entity will have any material Liability at the Effective Time).

(e) For the past three (3) years, the Company has been in compliance in all material respects with all Laws relating to terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation, immigration, child labor, employment equity, workforce reduction and all other labor or employment related matters with respect to any SpinCo Service Provider. During the prior three (3) years, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries.

(f) The execution, delivery and performance of this Agreement and the consummation of the Transactions do not require the Company or any of its Subsidiaries, including any SpinCo Entity, to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or groups of employees of the Company, or any Governmental Authority, with respect to any SpinCo Employee.

(g) No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects the Company’s or any of its Subsidiaries’, including any SpinCo Entity’s, ability to manage the SpinCo Service Providers.

(h) Except as would not reasonably be expected to result in material Liability to the SpinCo Business (taken as a whole), for the past three (3) years, neither the Company nor any of its Subsidiaries, including any SpinCo Entity, has incurred, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur with respect to any SpinCo Service Provider, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

Section 5.17 Compliance with Law; Permits.

(a) Except for Environmental Laws (which are addressed exclusively as set forth in Section 5.20), the Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and the SpinCo Entities are, and, during the past two (2) years the SpinCo Entities and, solely with respect to their conduct and operation of the SpinCo Business, the Company and its other Subsidiaries (i) have been in compliance with all applicable Laws, except where noncompliance has not been and would not reasonably be expected to be material to the SpinCo Business, taken as a whole, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible material violation of any applicable Law or that the Company or any of its Subsidiaries (with respect to the SpinCo Business) or the SpinCo Entities, is subject to any inspection, investigation, survey, audit or other review.

(b) Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.20), and except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and the SpinCo Entities hold all Permits necessary to conduct the SpinCo Business substantially as conducted as of the date hereof and in compliance with applicable Law and (ii) such Permits are valid and in full force and effect and the Company or its applicable Subsidiary or the applicable SpinCo Entity is in compliance with the terms thereof.

Section 5.18 SpinCo Benefit Plans.

(a) Section 5.18(a) of the SpinCo Disclosure Schedule sets forth a list of each material Company Benefit Plan. As of the date hereof, there are no SpinCo Benefit Plans or Foreign Benefit Plans.

(b) As applicable with respect to each of the Company Benefit Plans and SpinCo Benefit Plans, the Company has made available to Parent true and complete copies of (i) the applicable plan document (including all amendments thereto), (ii) the most recent summary plan description including any summary of material modifications provided to participants, (iii) the last filed Form 5500 series and all schedules thereto, and (iv) the most recent determination, opinion or advisory letter issued by the IRS and (v) any material, non-routine communications with any Governmental Authority in the past three years.

(c) Each SpinCo Benefit Plan and Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any fact or circumstance occurred that could reasonably be expected to cause the loss of such qualification or the imposition of material Liability to the SpinCo Business (taken as a whole).

(d) Each of the Company Benefit Plans and SpinCo Benefit Plans has been operated, funded and administered in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code. Except as would not reasonably be expected to result in material Liability to the SpinCo Business (taken as a whole), there are no pending or, to the Knowledge of the Company, threatened claims, actions, investigations or audits (other than routine claims for benefits) involving any Company Benefit Plan or SpinCo Benefit Plan.

(e) Within the last six (6) years, neither any Company Benefit Plan nor any SpinCo Benefit Plan has been, and none of the Company, SpinCo nor any of their ERISA Affiliates has maintained, established, sponsored, participated in, contributed to, or had liability in respect of, an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, SpinCo nor any of their ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) Except as would not reasonably be expected to result in material Liability to the SpinCo Business (taken as a whole), no Action with respect to the administration or the investment of the assets of any SpinCo Benefit Plan or Company Benefit Plan (other than routine claims for benefits) is pending, or to the Knowledge of the Company or SpinCo, threatened. Except as would not reasonably be expected to result in material Liability to the SpinCo Business (taken as a whole), with respect to each SpinCo Benefit Plan and Company Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and

(iii) all reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any SpinCo Benefit Plan or Company Benefit Plan participant have been timely filed or distributed. The Company and SpinCo have complied in all material respects with their respective obligations under any plan, program or arrangement that is sponsored, maintained or administered by any Governmental Authority.

(g) Except as set forth in this Agreement or the Employee Matters Agreement, the consummation of the Transactions shall not, either alone or in combination with another event: (i) entitle any current or former SpinCo Service Provider, to severance pay, unemployment compensation or any other benefits or payments; or (ii) accelerate the time of payment, funding or vesting, or increase the amount of any payments or benefits due to any SpinCo Service Provider.

(h) Except as set forth in Section 5.18(h) of the SpinCo Disclosure Schedule, no Company Benefit Plan or SpinCo Benefit Plan provides for, and SpinCo does not have any current or contingent Liability in respect of, post-retirement or other postemployment health or welfare benefits, other than health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Transaction Documents shall, either alone or in combination with any other event(s), result in the payment of any amount to any SpinCo Service Provider or any other current or former employee, director, officer or independent contractor of any SpinCo Entity that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j) Each Company Benefit Plan that is (and each SpinCo Benefit Plan that will be) a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the guidance thereunder) is (or will be, as applicable) in material compliance in both form and operation with Section 409A of the Code, and no Taxes are owed (or will be owed, as applicable) under Section 409A(a)(1) for any such plan or arrangement. No SpinCo Entity is under the obligation to gross up any Taxes, including under Section 409A of the Code or Sections 280G or 4999 of the Code.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the SpinCo Disclosure Schedule sets forth a list of, as of the date hereof, all SpinCo Owned Intellectual Property that is the subject of any registration, issuance, or application for registration or issuance, with any Governmental Authority or Internet domain name registrar (specifying for each such item (i) the record owner (and, if different from the record owner, the beneficial owner), (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date and (iv) the issuance, registration or application number) (any Intellectual Property set forth or required to be set forth on Section 5.19(a) of the SpinCo Disclosure Schedule, collectively, the “SpinCo Registered Intellectual Property”).

(b) All SpinCo Registered Intellectual Property that is material to the SpinCo Business is subsisting, and, to the Knowledge of the Company or SpinCo, valid and enforceable. Except as scheduled in Section 5.19(b) of the SpinCo Disclosure Schedule, to the Knowledge of the Company or SpinCo, none of the SpinCo Registered Intellectual Property has been or is subject to any interference, derivation, reexamination, (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation or opposition proceeding.

(c) As of the date hereof, to the Knowledge of the Company or SpinCo, the Company and each of its Subsidiaries, and, as of the Distribution, each of the SpinCo Entities, have prepared and are preparing to file patent applications for all potentially patentable inventions included in the SpinCo Owned Intellectual Property that are material to the SpinCo Business as currently conducted and as currently proposed to be conducted, except, where in the exercise of reasonable business judgment, the Company, such Subsidiary or such SpinCo Entity has decided not to file or has decided to defer filing a patent application on a potentially patentable invention. The Company, each of its Subsidiaries, and each of the SpinCo Entities has complied and does comply in all material respects with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the SpinCo Registered Intellectual Property. To the Knowledge of the Company or SpinCo, no public disclosure bar by the Company, any of its Subsidiaries, or any of the SpinCo Entities has occurred, nor has any on-sale bar by the Company, any of its Subsidiaries, or any of the SpinCo Entities arisen, which has rendered any Patent included in the SpinCo Registered Intellectual Property that is material to the SpinCo Business, invalid, unenforceable or unpatentable.

(d) As of the date hereof, (i) the Company and its Subsidiaries solely and exclusively own, and as of the Distribution, a SpinCo Entity solely and exclusively owns, all rights, title and interest in and to the SpinCo Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of the Company or SpinCo the Company or one of its Subsidiaries has, and, as of the Distribution, a SpinCo Entity has, valid and enforceable rights to use and exploit, pursuant to a written SpinCo Contract, all other Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used or practiced by the SpinCo Business that is material to the SpinCo Business. The SpinCo Owned Intellectual Property and such SpinCo Licensed Intellectual Property collectively constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the SpinCo Business, as currently conducted; provided, that the foregoing representation shall not in any way be construed as a representation of non-infringement or other violation of the Intellectual Property rights of any Person.

(e) To the Knowledge of the Company or SpinCo, in the past six (6) years with respect to Patents or in the past three (3) years with respect to all other Intellectual Property, none of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities, the conduct of the SpinCo Business, or any SpinCo Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of), diluting or otherwise violating any Intellectual Property of any Person. To the Knowledge of the Company or SpinCo, none of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries

other than the SpinCo Entities, has received from any Person in the past three (3) years any written notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any SpinCo Owned Intellectual Property that is material to the SpinCo Business as currently conducted and as currently proposed to be conducted.

(f) To the Knowledge of the Company or SpinCo, no other Person has infringed, misappropriated, diluted or violated, or is infringing, misappropriating, diluting or violating, any SpinCo Owned Intellectual Property or any SpinCo Licensed Intellectual Property exclusively licensed to the Company, any of its Subsidiaries, or any of the SpinCo Entities, in each case, that is material to the SpinCo Business. No such claims have been made in writing or, to the Knowledge of the Company or SpinCo, otherwise made against any Person by any of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities in the past three (3) years.

(g) To the Knowledge of the Company or SpinCo, each of the SpinCo Entities and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than the SpinCo Entities, have taken and currently takes adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the SpinCo Owned Intellectual Property and all Trade Secrets of any Person to whom any of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities, has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret material to the SpinCo Business has been authorized by the Company, any of its Subsidiaries, or any of the SpinCo Entities to be disclosed (or, to the Knowledge of the Company or SpinCo, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(h) Each of the past and present employees, consultants and independent contractors of the Company, any of its Subsidiaries, or any of the SpinCo Entities who has been or is engaged in inventing, creating, conceiving or developing any Intellectual Property that is material to the SpinCo Business as currently conducted and as currently proposed to be conducted for any of the SpinCo Entities or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities has executed and delivered to the Company or such Subsidiary or SpinCo Entity, as applicable, a written agreement, pursuant to which such Person has (x) agreed to hold all confidential information of the SpinCo Business in confidence both during and after such Person’s employment or retention, as applicable, and (y) presently assigned to the Company, such Subsidiary, or such SpinCo Entity, as applicable, all of such Person’s rights, title and interest in and to all Intellectual Property invented, created, conceived or developed in the course of such Person’s employment or engagement thereby (each, a “Personnel IP Contract”). To the Knowledge of the Company or SpinCo, there is no uncured breach by any such Person with respect to any Intellectual Property that is material to the SpinCo Business as currently conducted and as currently proposed to be conducted under any such Personnel IP Contract.

(i) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to invent, create, conceive or develop, in whole or in part, (i) any SpinCo Owned Intellectual Property or (ii) to the Knowledge of the Company or SpinCo any SpinCo Licensed Intellectual Property exclusively licensed to the Company, any of its Subsidiaries, or any of the SpinCo Entities, in each case of clauses (i) and (ii), that is material to the SpinCo Business as currently conducted and as currently proposed to be conducted, except for any such funding or use of facilities or personnel that (A) does not result in such Governmental Authority, university, college, research institute or other educational institution obtaining or retaining, or having the right to obtain or retain ownership of, or use rights to (except for use rights during the term of the applicable SpinCo Contract with such Governmental Authority, university, college, research institute or other educational institution), any SpinCo Owned Intellectual Property, or (B) does not require or otherwise obligate the Company, any of its Subsidiaries, or any of the SpinCo Entities to grant or offer to any Governmental Authority, university, college, research institute or other educational institution any license or other right to, or covenant not to assert with respect to, any SpinCo Owned Intellectual Property (except for use rights during the term of the applicable SpinCo Contract with such Governmental Authority, university, college, research institute or other educational institution).

(j) As of the date hereof, none of the Company or any of its Subsidiaries owns or purports to own any Software included in the SpinCo Owned Intellectual Property that is material to the SpinCo Business, and, as of the Distribution, none of the SpinCo Entities owns or purports to own any Software included in the SpinCo Owned Intellectual Property that is material to the SpinCo Business.

(k) To the Knowledge of the Company or SpinCo, (i) as of the date hereof, the Company or one of its Subsidiaries, and (ii) as of the Distribution, a SpinCo Entity, owns or has a valid right to access and use pursuant to a written SpinCo Contract, all SpinCo IT Systems in the manner in which they are currently accessed or used in the conduct of the SpinCo Business. To the Knowledge of the Company or SpinCo, except for the IT Assets utilized by Company to provide services to SpinCo pursuant to the applicable Transition Services Agreement, the SpinCo IT Systems are adequate in all material respects for the operation and conduct of the SpinCo Business as currently conducted. To the Knowledge of the Company or SpinCo, the SpinCo IT Systems have not materially malfunctioned or failed for the past three (3) years. To the Knowledge of the Company or SpinCo, during the past three (3) years, there has been no unauthorized access to or use of, or breach or other violation of, any SpinCo IT Systems, in each case, that has had, individually or in the aggregate, a material adverse effect on the SpinCo Business or the SpinCo IT Systems.

(l) Neither the execution of this Agreement or any of the other Transaction Documents nor the consummation of the Transaction Process will result in (i) the loss or impairment of, or any Lien on, any material SpinCo Owned Intellectual Property or material SpinCo Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the SpinCo Owned Intellectual Property to any Person; or (iii) the payment of any additional consideration to, or the reduction of any amount(s) payable from, any Person, in each case, with respect to any SpinCo Owned Intellectual Property or SpinCo Licensed Intellectual Property, and where the applicable consideration or amount(s) exceeds $200,000.

Section 5.20 Environmental Matters.

(a) Except as would not otherwise reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect:

(i) With respect to their operation of the SpinCo Business, the Company and its Subsidiaries are, and during the past three (3) years the Company and its Subsidiaries have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the operation of the SpinCo Business, all of which Permits are in full force and effect;

(ii) With respect to their operation of the SpinCo Business, the Company and its Subsidiaries have not received notice from any Governmental Authority or Person alleging any non-compliance with or Liability under any applicable Environmental Law by the Company or any of its Subsidiaries;

(iii) No Actions pursuant to any Environmental Law to the extent affecting the SpinCo Business or any SpinCo Assets are pending or threatened in writing or, to the Knowledge of the Company or SpinCo, threatened orally against the Company or any of its Subsidiaries; and

(iv) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company or SpinCo, any other Person has Released Hazardous Materials at, on, upon, into or from any SpinCo Real Property at concentrations or under conditions that would result in the Company or any Subsidiary incurring Liability under Environmental Laws.

Section 5.21 Affiliate Matters. Except for Contracts solely between or among the SpinCo Entities or Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth in Section 5.21 of the SpinCo Disclosure Schedule, no SpinCo Entity is party to any SpinCo Affiliate Contract.

Section 5.22 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or any of the SpinCo Entities would be liable in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any SpinCo Entity.

Section 5.23 Proxy Statement; Registration Statements. None of the information regarding any of the Company or any of its Subsidiaries (including the SpinCo Entities), the SpinCo Business, or the Transactions to be provided by the Company or SpinCo or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Parent Registration Statement, the SpinCo Registration Statement or the documents relating to the Distribution that are filed with the SEC and/or distributed to Company stockholders or Parent shareholders (the “Distribution Documents”) will, in the case of the Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Parent Registration Statement or the SpinCo Registration Statement, at the time such registration statement becomes effective, on the date of the Parent Shareholders Meeting, at the Distribution Time or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The SpinCo Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation is made by the Company or SpinCo with respect to information provided by Parent specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement.

Section 5.24 Board and Shareholder Approval. Each of the Company Board and the SpinCo Board, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (a) approved this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and authorized and approved the execution, delivery and performance hereof and thereof and the consummation of the Transactions, including the Merger and the Separation, and (b) declared each of them advisable, fair to and in the best interests of the Company, SpinCo and their respective stockholders. As of the date hereof, the sole shareholder of SpinCo is (and as of immediately prior to the Distribution the sole shareholder of SpinCo will be) the Company. Immediately after the execution of this Agreement, the Company will approve and adopt, as SpinCo’s sole shareholder, this Agreement and the Transaction Documents and the Transactions, including the Merger (the “SpinCo Shareholder Approval”). The SpinCo Shareholder approval is the only approval of the shareholders of the Company or any of its Subsidiaries required to approve the Transactions.

Section 5.25 Parent Capital Stock. Neither the Company nor any of its Subsidiaries, including SpinCo owns (directly or indirectly, beneficially or of record) or will own on the Closing Date nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Parent (other than as contemplated by this Agreement).

Section 5.26 Healthcare Regulatory Matters.

(a) SpinCo and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Healthcare Laws, except where such failure to so comply would not reasonably be expected, individually or in the aggregate, to have a material impact on the SpinCo Business. Neither SpinCo nor any of its Subsidiaries has received any written notice or other written communication from any Regulatory Authority alleging any material violation of any applicable Healthcare Law that remains unresolved. There are no investigations, suits, claims, actions or proceedings pending or, to the Knowledge of the Company, threatened against SpinCo or any of its Subsidiaries with respect to any of the SpinCo Products or alleging any material violation by SpinCo or the SpinCo Products of any such applicable Healthcare Law.

(b) Neither SpinCo nor any of its Subsidiaries holds any Regulatory Authorization, or has any such application for a Regulatory Authorization pending with the FDA or any other applicable Regulatory Authority or, to the Knowledge of the Company, has at any time in the past three (3) years has been required to hold a Regulatory Authorization in connection with the SpinCo Products or operations.

(c) Neither SpinCo nor any of its Subsidiaries is conducting or sponsoring, and during the past three (3) years, has not conducted or sponsored, any pre-clinical studies or clinical trials that are or were required under any applicable Healthcare Laws to be conducted in compliance with Good Laboratory Practices or Good Clinical Practices.

(d) None of the SpinCo Entities or, to the Knowledge of the Company, any person acting on behalf of any SpinCo Entity has during the past three (3) years, with respect to any SpinCo Product: (i) been subject to a shutdown or import or export prohibition imposed by any Regulatory Authority; or (ii) received any FDA Form 483, or other written notice of inspectional observations, “warning letters,” “untitled letters” or any similar written correspondence from any Regulatory Authority in respect of such SpinCo Entity or its business operations, alleging or asserting material noncompliance with any applicable Healthcare Law or Regulatory Authorization, and, to the Knowledge of the Company, no Regulatory Authority has threatened such action.

(e) None of the SpinCo Entities has (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or (iii) committed an act, made a disclosure, or failed to commit an act or make a disclosure, including with respect to any scientific data or information, that, at the time of such action, failure to act, disclosure or failure to disclose (as applicable), would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for the FDA or any other Regulatory Authority to invoke any similar policy. None of SpinCo or, to the Knowledge of SpinCo, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program.

Section 5.27 Data Privacy.

(a) (i) SpinCo and its Subsidiaries (and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than the SpinCo Entities) are, and have for the past three (3) years been, in material compliance with all Privacy Requirements. During the past three (3) years, neither SpinCo nor any of its Subsidiaries (and, with respect to the SpinCo Business, neither the Company nor any of its Subsidiaries other than the SpinCo Entities) has received any written notice of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements.

(b) Each of the SpinCo Entities (and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than the SpinCo Entities), has (i) implemented, and for the past three (3) years has maintained, commercially reasonable technical and organizational safeguards to protect Personal Information and other confidential data in its possession or under its control, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of any of the SpinCo Entities (or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities) has implemented and maintained commercially reasonable safeguards.

(c) During the past three (3) years: (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information (“Security Incident”) maintained by SpinCo or any of its Subsidiaries (or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities); nor (ii) to the Knowledge of the Company or SpinCo, has any Person processing Personal Information on behalf of the SpinCo Entities (and, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than the SpinCo Entities) experienced any Security Incidents with respect to such Personal Information. SpinCo and its Subsidiaries (and, with respect to the SpinCo Business, the Company and its Subsidiaries other than the SpinCo Entities) have implemented reasonable disaster recovery and business continuity plans.

(d) To the Knowledge of the Company or SpinCo, the transfer of Personal Information in connection with the Transactions will not violate in any material respect any Privacy Requirements.

Section 5.28 Anti-Bribery, Anti-Corruption and Anti-Money Laundering. None of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business), the SpinCo Entities, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo Entities has, directly or indirectly, for the previous five (5) years, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business) or the SpinCo Entities; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a violation of any of the Laws described in clause (f). Within the past five (5) years, none of the Company, the Company’s Subsidiaries, or the SpinCo Entities has made any voluntary disclosure to any Governmental Authority relating to corruption, bribery, or money laundering Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.29 Sanctions, Import, and Export Controls. None of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business), the SpinCo Entities, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo Entities (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions within the last five (5) years. The Company and the Company’s Subsidiaries (in each case, with respect to the SpinCo Business) and the SpinCo Entities are and for the past five (5) years have been in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import, and export control Laws, including without limitation the Export Administration Regulations, 15 C.F.R. § 730 et seq. Within the past five (5) years, none of the Company, the Company’s Subsidiaries, or the SpinCo Entities has made any voluntary disclosure to any Governmental Authority relating to sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.30 No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document, (a) the Company and SpinCo each acknowledges and agrees that neither Parent, Merger Sub nor any of their Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Parent, Merger Sub or any of its Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) the Company and SpinCo each further acknowledges and agrees that neither Parent nor any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to the Company, SpinCo or any of its respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document, each of the Company and SpinCo acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Parent or any of its Subsidiaries that may have been made available to the Company, SpinCo or any of their Representatives, and expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the Company, SpinCo or any of their Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Actual Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Parent Disclosure Schedule), any information, documents or other materials (including any such materials reviewed by the Company, SpinCo or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to the Company, SpinCo or any of their respective Affiliates or

Representatives are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article VI (including the Disclosure Schedule) of this Agreement or in any Transaction Document. In entering into this Agreement, the Company and SpinCo acknowledge and agree that they have relied solely upon their own investigation and analysis; and the Company and SpinCo acknowledge and agree, to the fullest extent permitted by Law, that Parent, Merger Sub and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to the Company or SpinCo or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company or SpinCo or their Affiliates or any of their respective Representatives, including in respect of the specific representations and warranties set forth in Article VI of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (a) the Parent SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the Parent Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), Parent and Merger Sub hereby represent and warrant to the Company and SpinCo as follows:

Section 6.1 Organization of Parent and Merger Sub.

(a) Parent has been duly incorporated and is validly existing and in good standing as a Cayman Islands exempted company and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. Parent has made available to the Company true and complete copies of the Governing Documents of Parent. Parent is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly owned Subsidiary of Parent. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the Company are true and complete copies of such documents as in effect on the date of this Agreement.

Section 6.2 Due Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.4, the Parent Shareholder Approval and the Merger Sub Shareholder Approval) to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the Parent Shareholder Approval and the Merger Sub Shareholder Approval, no other corporate action on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by Parent and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of the Company and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.

(b) Assuming that a quorum (as determined pursuant to Parent’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 7.4(e)(ii) shall require approval by a special resolution under the CICA (being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting);

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F) and (I), of Section 7.4(e)(ii), in each case, shall require approval by an ordinary resolution (being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting); and

(iii) each of those Transaction Proposals identified in clauses (G) and (H), of Section 7.4(e)(ii), in each case, shall require approval by the number of holders of Parent Common Stock required to approve such Transaction Proposals under applicable Law and the Governing Documents of Parent.

(c) The foregoing votes are the only votes of any of Parent’s share capital necessary in connection with entry into this Agreement by Parent and Merger Sub and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, the Parent Board has unanimously approved the Transactions as a Business Combination.

Section 6.3 Capital Stock and Other Matters.

(a) As of the date of this Agreement, the authorized share capital of Parent is 555,000,000 shares, divided into (i) 500,000,000 shares of Parent Class A Common Stock, 23,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Parent Class B Common Stock, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Parent Securities”). The foregoing represents all of the issued and outstanding Parent Securities as of the date of this Agreement. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Domesticated Parent Warrants will be exercisable after giving effect to the Merger for one share of Domesticated Parent Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 7,666,667 Parent Common Warrants and 8,233,333 Parent Private Placement Warrants are issued and outstanding. The Parent Warrants are not exercisable until the later of (x) August 12, 2022 and (y) thirty (30) days after the Closing. All outstanding Parent Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Remedies Exemption; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound. Except for the A&R Forward Purchase Agreement, Parent’s Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Securities.

(c) Except as set forth in this Section 6.3 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment and the Redemption Backstop, Parent has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Securities or the value of which is determined by reference to the Parent Securities, and there are no Contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Securities.

(d) Subject to obtaining the Parent Shareholder Approval, the shares of Domesticated Parent Stock comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Parent has entered into the A&R Forward Purchase Agreement with the Sponsor, pursuant to which, and on the terms and subject to the conditions of which, Sponsor has agreed, subject to the terms and conditions therein and in connection with the Transactions, to make the PIPE Investment and the Redemption Backstop.

(f) Parent has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any Interest or other interest or investment (whether equity or debt) in any Person, whether incorporated or unincorporated (each, an “Investment”). Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.4 Governmental Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Parent or Merger Sub with respect to Parent’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 6.4 of the Parent Disclosure Schedule.

Section 6.5 No Conflict. Subject to the receipt of the Consents described in Section 6.4 and the Parent Shareholder Approval, the execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Parent and Merger Sub of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by Parent and the Parent Subsidiaries, other than the SpinCo Entities) do not and will not as of the Effective Time: (a) violate any provision of, or result in the material breach of, any Law applicable to Parent and the Parent Subsidiaries or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Parent Material Contract; or (c) violate any provision of the Governing Documents of Parent, or Merger Sub, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that, to Parent’s Knowledge, are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s control over financial reporting that has materially affected, or is reasonably likely to materially affect Parent’s internal control over financial reporting.

(b) As of the date hereof, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Action pending or, to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on NASDAQ.

(d) The financial statements and notes contained or incorporated by reference in the Parent SEC Filings fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Filings. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(e) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any Actual Fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7 No Undisclosed Liabilities. Except for any fees and expenses payable by Parent or Merger Sub as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against Parent or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Parent SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Parent SEC Filings in the ordinary course of business of Parent and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Parent.

Section 6.8 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of Parent, threatened by any Governmental Authority, against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Parent or Merger Sub, nor are any assets of Parent or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. From their respective dates of inception to the date of this Agreement, Parent and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.9 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by Parent or Merger Sub have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the financial statements of Parent contained in the Parent SEC Documents;

(ii) (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against Parent or any Parent Subsidiary (and, to the Knowledge of Parent, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of Parent or Merger Sub;

(iii) Neither Parent nor any Parent Subsidiary has any Liability for Taxes of any other Person (other than Parent or any Parent Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract or operation of Law or otherwise;

(iv) Within the past two years, neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(v) Neither Parent nor any Parent Subsidiary has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(vi) There are no Liens for Taxes (other than Permitted Liens) upon the assets of Parent or Merger Sub.

(b) Neither Parent nor Merger Sub has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F), (ii) the Tax-Free Status, (iii) the Company from receiving the Company Tax Opinions or (iv) Parent from receiving the Parent Tax Opinions.

(c) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

(d) The representations and warranties set forth in this Section 6.9 constitute the sole and exclusive representations and warranties of Parent regarding Tax matters.

Section 6.10 Absence of Changes(a) . Since the Balance Sheet Date until the date of this Agreement, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect and (b) except as set forth in Section 6.10 of the Parent Disclosure Schedule, Parent and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.11 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or the SpinCo Entities would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any Parent Subsidiary.

Section 6.12 Proxy Statement; Registration Statements. None of the information regarding Parent, Merger Sub or the Transactions to be provided by Parent specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Parent Registration Statement, the SpinCo Registration Statement or the Distribution Documents will, in the case of the Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Parent Registration Statement and the SpinCo Registration Statement, at the time such registration statement becomes effective, on the date of the Parent Shareholders Meeting, at the Distribution Time and at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement and the Parent Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Parent with respect to information provided by the Company or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Parent Registration Statement.

Section 6.13 SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 12, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the Knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.14 Trust Account. As of the date of this Agreement, Parent has at least $235,750,000 in the Trust Account (including an aggregate of approximately $8,050,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 9, 2021, between Parent and

Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate or that would entitle any Person (other than the Parent Shareholders holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Governing Documents and the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes and (ii) payments with respect to all Parent Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Governing Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions. To Parent’s Knowledge, as of the date hereof, following the Effective Time, no shareholder of Parent shall be entitled to receive any amount from the Trust Account except to the extent such shareholder of Parent is exercising a Parent Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company and SpinCo with its obligations hereunder and under the other Transaction Documents, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

Section 6.15 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.16 Indebtedness. Section 6.16 of the Parent Disclosure Schedule sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and Merger Sub.

Section 6.17 Stock Market Quotation. As of the date hereof, the Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ under the symbol “AHPA”. As of the date hereof, the Public Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “AHPAW.” As of the date hereof, the Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “AHPAU.” There is no Action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or Parent Warrants or terminate the listing of Parent Class A Common Stock or Parent Warrants on NASDAQ. None of Parent, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.18 Business Activities.

(a) Since formation, neither Parent nor Merger Sub have conducted any business activities other than activities related to Parent’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s Governing Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions and thereby, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except for Merger Sub and the Transactions, Parent does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the Transactions and thereby, Parent has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than incident to the Transactions and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Transaction Documents and the other documents and Transactions (other than with respect to expenses and fees incurred in connection therewith and the Business Combination), neither Parent nor Merger Sub are party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries after the date hereof in excess of $150,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. Section 6.18(d) of the Parent Disclosure Schedule sets forth a true and complete list of all outstanding Working Capital Loans as of the date hereof.

Section 6.19 Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby or by the Transaction Documents shall, either alone or in connection with any other event(s), result in the payment of any amount to any current or former employee, officer, director or independent contractor of Parent or other Person that could, individually or in the aggregate, or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 6.20 No Other Representations and Warranties. Except as expressly set forth in Article IV and Article V or in any Transaction Document, (a) each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates (including the SpinCo Entities), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to with respect to the Company or any of its Affiliates (including the SpinCo Entities), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) each of Parent and Merger Sub further acknowledges and agrees that neither the Company nor any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to Parent, Merger Sub or any of its respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Company, SpinCo, any of the SpinCo Entities or the SpinCo Business that may have been made available, in the SpinCo Datasite or otherwise, to Parent, Merger Sub or any of their Representatives, and expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to Parent, Merger Sub or any of their Representatives of any document or other information with respect to any one or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Actual Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the SpinCo Disclosure Schedule), any information, documents or other materials (including any such materials contained in the SpinCo Datasite or otherwise reviewed by Parent, Merger Sub or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Parent, Merger Sub or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company or SpinCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article IV or Article V of this Agreement or in any Transaction Document. In entering into this Agreement, Parent and Merger Sub acknowledge and agree that they have relied solely upon their own investigation and analysis; and Parent and Merger Sub acknowledge and agree, to the fullest extent permitted by Law, that the Company, the SpinCo Entities and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to Parent or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or its Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties set forth in Article IV or Article V of this Agreement or any Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business by Parent and Merger Sub Pending the Merger. From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule), the Transaction Documents, the PIPE Investment, the Redemption Backstop or in connection with the Domestication, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Parent shall, and shall cause its Subsidiaries, including Merger Sub, as applicable, to, conduct its operations in the ordinary course of business in all material respects. During the Interim Period, Parent shall, and shall cause its Subsidiaries, including Merger Sub, to comply with, and continue performing under, as applicable, the Governing Documents of Parent, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party. Without limiting the generality of the foregoing, during the Interim Period, except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule), the Transaction Documents, the PIPE Investment or in connection with the Domestication, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied, other than with respect to subsection (b), with respect to which consent may be withheld at the Company’s sole discretion) or (iii) as required by applicable Law, Parent shall not, and shall cause its Subsidiaries, including Merger Sub, as applicable, not to:

(a) seek any approval from the Parent Shareholders to amend, modify, restate, waive, rescind or otherwise change the Trust Agreement or the Governing Documents of Parent or Merger Sub (other than as contemplated by the Transaction Proposals);

(b) (i) make or declare any dividend or distribution to the Parent Shareholders or make any other distributions in respect of any of Parent’s equity interests or Merger Sub capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s equity interests or Merger Sub capital stock or equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Parent or Merger Sub, other than a redemption of shares of Parent Class A Common Stock made as part of the Parent Share Redemptions;

(c) make, change or revoke any material Tax election or (ii) settle or compromise any material Tax liability;

(d) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness (x) for borrowed money or guarantee from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, and in any event in an aggregate amount not to exceed $100,000 (or, in the case of Working Capital Loans, up to $150,000), or (y) incurred between Parent and Merger Sub;

(f) (i) issue any Parent Securities or securities exercisable for or convertible into Parent Securities, other than issuances contemplated by the Transactions, (ii) grant any options, warrants or other equity-based awards with respect to Parent Securities not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(g) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2 Conduct of SpinCo Business Pending the Merger. During the Interim Period (solely with respect to the SpinCo Entities or the SpinCo Business), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule), the Internal Reorganization or the Transaction Documents, (ii) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law or any COVID-19 Measures, the Company and the SpinCo Entities shall, and shall cause and ensure that their respective Subsidiaries (including the SpinCo Entities), to (x) conduct the SpinCo Business in the ordinary course of business in all material respects, (y) use commercially reasonable efforts to manage the SpinCo Business’ working capital and maintain the books and records related to the SpinCo Business consistent with past practice and (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities (in each case, as related to the SpinCo Business). Without limiting the generality of Section 7.2(a), during the Interim Period (solely with respect to the SpinCo Entities or the SpinCo Business), except as (A) required or contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule), the Internal Reorganization or the Transaction Documents, (B) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to subsection (b) or (c), with respect to which consent may be withheld at the Company’s sole discretion) or (C) as required by applicable Law or any COVID-19 Measures, the Company and SpinCo shall not, and each shall cause its respective Subsidiaries not to (in each case solely with respect to the SpinCo Entities or the SpinCo Business):

(a) amend, modify, restate, waive, rescind or otherwise change the Governing Documents of any of the SpinCo Entities, other than an amendment to the certificate of incorporation of SpinCo to increase the number of authorized or outstanding shares of SpinCo Common Stock in connection with the Distribution in accordance with this Agreement and the Transaction Documents;

(b) other than as required for the Distribution, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of the Interests of any of the SpinCo Entities (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests of any SpinCo Entity that is wholly owned directly or indirectly by SpinCo, (ii) split, combine, subdivide, reduce, or reclassify any of the Interests of any of the SpinCo Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of the SpinCo Entities or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) (except for the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture of any Company Equity Awards, in each case, in accordance with their respective terms as in effect as of the date hereof);

(c) other than as contemplated by the Distribution, issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of, any other Interests in, or any SpinCo Voting Debt of, any of the SpinCo Entities of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in any of the SpinCo Entities, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of the SpinCo Entities, other than (i) the issuance by a SpinCo Entity that is a wholly owned Subsidiary of SpinCo of its capital stock or other Interests to SpinCo or another wholly owned Subsidiary of SpinCo or (ii) the issuance of capital stock or other Interests upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof and, in each case, in accordance with their respective terms as in effect as of the date hereof;

(d) sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any SpinCo Assets (excluding Intellectual Property, which is the subject of Section 7.2(e) below);

(e) (i) purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any Intellectual Property (other than with respect to (A) immaterial or obsolete SpinCo Owned Intellectual Property or (B) the grant of non-exclusive licenses of SpinCo Owned Intellectual Property in the ordinary course of business consistent with past practice); or (ii) disclose any material Trade Secrets of the SpinCo Business to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate and enforceable use restrictions and confidentiality obligations with respect to such Trade Secrets);

(f) receive, collect, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in material violation of any Privacy Requirements;

(g) merge, combine or consolidate (pursuant to a plan of merger or otherwise) any of the SpinCo Entities with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the SpinCo Entities;

(h) acquire (including by merger, consolidation, or acquisition of shares or assets), lease or license, (i) any interest in any Person or (ii) any assets of any Person that would be an asset of the SpinCo Entities at the Effective Time, other than, in the case of clause (ii), (A) in the ordinary course of business with respect to assets having a value not exceeding $2,000,000, individually, or $4,000,000, in the aggregate, the purchase price for which will be paid by the Company or any of its Subsidiaries prior to the Distribution Date;

(i) repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money other than in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $500,000;

(j) make any material loans, material capital contributions or material investments in, or advances of money to, in each case, in excess of $2,000,000 individually or $4,000,000 in the aggregate, any Person (other than the SpinCo Entities), in each case, except for (i) advances to employees or officers of any SpinCo Entity for expenses incurred in the ordinary course of the SpinCo Business consistent with past practice and in accordance with the Company’s and its Subsidiaries’ policies in respect thereof or (ii) extended payment terms for customers in the ordinary course of the SpinCo Business consistent with past practice;

(k) (A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any SpinCo Material Contract or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 5.7 or Section 5.15(a) of the SpinCo Disclosure Schedule;

(l) Except as contemplated by the Transaction Documents, as required by applicable Law or as required by any existing Company Benefit Plan, or in the ordinary course of business consistent with past practice, (i) adopt, enter into, amend or alter in any respect or terminate any Company Benefit Plan in respect of any SpinCo Service Provider (other than the grant of equity awards in the ordinary course of business consistent with past practice), or any SpinCo Benefit Plan, (ii) grant or agree to grant any material increase in the wages, salary, bonus or other compensation, remuneration or benefits of any SpinCo Service Provider, or that would result in any material Liability to any SpinCo Entity, (iii) grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any SpinCo Service Provider, or that would result in any material Liability to any SpinCo Entity, (iv) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of any SpinCo Entity whose annual base pay exceeds $250,000, or (v) terminate (without cause) the employment of any SpinCo Employee or engagement of any SpinCo Independent Contractor whose annual base pay or retainer exceeds $250,000;

(m) except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices of any SpinCo Entity or with respect to the SpinCo Business;

(n) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $375,000 in the aggregate;

(o) (i) make, change or revoke any material Tax election in respect of the SpinCo Business that would bind any SpinCo Entity for periods following the Effective Time (other than an election reasonably required in connection with the Separation) or (ii) settle or compromise any material Tax liability for which a SpinCo Entity would be responsible under any Transaction Document;

(p) make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $2,000,000, in the aggregate;

(q) enter into any collective bargaining agreement or other similar Contract with a labor union, works’ council, employee representative body or labor organization that would constitute a SpinCo CBA or in respect of which Parent or its Subsidiaries will have any Liability or obligations following the Effective Time, or amend or modify any SpinCo CBA;

(r) disclose or agree to disclose to any Person (other than Parent or any of its representatives) any material Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations or fiduciary or professional duty to maintain the confidentiality thereof;

(s) terminate without replacement or fail to use reasonable efforts to maintain any license or permit that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(t) waive the restrictive covenant obligations of any current officer of the Company or any of the SpinCo Entities;

(u) (i) limit the right of the Company or any of the SpinCo Entities to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company or any of the SpinCo Entities, taken as a whole;

(v) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the SpinCo Entities; or

(w) authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.

Section 7.3 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to (A) ensure that (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F), (ii) the Contribution and Distribution, taken together, will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, (iii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iv) the Merger (taking into account the PIPE Investment) will not cause Section 355(e) of the Code to apply to the Distribution (with respect clauses (ii)-(iv), the “Tax-Free Status”) and (B) not take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent (i) the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) or (ii) the Tax-Free Status. Following the Effective Time, none of the Company, Parent or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status.

(b) Each of the Company, SpinCo and Parent shall cooperate with one another and shall use its reasonable best efforts for the Company to obtain a written opinion of LW, reasonably satisfactory in form and substance to the Company (the “Company Distribution Tax Opinion”), dated as of the Closing Date, to the effect that, on the basis of the facts, customary representations and assumptions set forth or referred to in such opinion, (i) the Contribution and Distribution, taken together, will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code and (ii) the Merger will not cause Section 355(e) of the Code to apply to the Distribution. In delivering the Company Distribution Tax Opinion, LW shall be entitled to receive and rely upon the Parent Distribution Tax Representations and the Company Distribution Tax Representations.

(c) Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with one another in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of LW (the “Company Merger Tax Opinion”), in the case of Company and SpinCo, and a written opinion of Weil (the “Parent Merger Tax Opinion”), in the case of Parent, reasonably satisfactory in form and substance to the Company and Parent, respectively, dated as of the Closing Date, to the effect that, on the basis of the facts, customary representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In delivering the Company Merger Tax Opinion and the Parent Merger Tax Opinion, LW and Weil shall both be entitled to receive and rely upon the SpinCo Merger Tax Representations and the Parent Merger Tax Representations.

(d) Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with one another in obtaining, and Parent shall use its reasonable best efforts to obtain a written opinion of Weil (the “Parent Domestication Tax Opinion”) reasonably satisfactory in form and substance to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, customary representations and assumptions set forth or referred to in such opinion, the Domestication will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code. In delivering the Parent Domestication Tax Opinion, Weil shall be entitled to receive and rely upon representations, as necessary, of an officer of each of the Company, SpinCo and Parent dated as of the Closing Date, in form and substance reasonably satisfactory to Weil and delivered to Weil in connection with the Domestication. For the avoidance of doubt, the receipt of the Parent Domestication Tax Opinion is not a condition to closing under Article VIII.

(e) The Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the Parent Registration Statement and shall each use its respective reasonable best efforts to cause such opinions to be timely filed.

(f) Parent will promptly notify the Company if, before the Effective Time, it knows or has reason to believe that Parent is not reasonably expected to be able to obtain the Parent Merger Tax Opinion.

(g) The Company will promptly notify Parent if, before the Effective Time, it knows or has reason to believe that the Company is not reasonably expected to be able to obtain any of the Company Tax Opinions.

Section 7.4 Preparation of the Registration Statements and Prospectus; Parent Shareholders Meeting.

(a) As promptly as practicable after the execution of this Agreement, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i) Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Parent Registration Statement; (ii) Parent, the Company and SpinCo shall jointly prepare and SpinCo shall file with the SEC the SpinCo Registration Statement; (iii) Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Proxy Statement (which Proxy Statement may form a part of the Parent Registration Statement); and (iv) the Parties shall jointly prepare and cause to be filed such other filings required under applicable securities Laws in connection with the Transactions.

(b) Each of Parent, the Company and SpinCo shall use its reasonable best efforts to have the Parent Registration Statement and the SpinCo Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep such registration statements effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the Parent Registration Statement and the SpinCo Registration Statement, each of Parent, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the Parent Share Issuance and the Distribution. As promptly as practicable after the Parent Registration Statement and the SpinCo Registration Statement shall have become effective, each of the Company and Parent, as applicable, shall cause the Distribution Documents or the Parent Registration Statement (which shall include the Proxy Statement), as applicable, to be mailed or made available to the Company’s stockholders or the Parent’s stockholders, as applicable, in each case, pursuant to applicable Law. No filing of, or amendment or supplement to, the Parent Registration Statement or the Proxy Statement will be made by Parent without providing the Company and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Parent in good faith). No filing of, or amendment or supplement to, the SpinCo Registration Statement will be made by the Company or SpinCo without providing Parent with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company in good faith). Each Party (as applicable) will use its reasonable best efforts to cause the Distribution Documents and the Parent Registration Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.

(c) Each of Parent, the Company and SpinCo shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Parent Registration Statement or SpinCo Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, (B) the Proxy Statement will, at the date it is first mailed or made available to the Parent’s shareholders and at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (C) the Distribution Documents will, at the date they are mailed or made available to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If, at any time prior to the Effective Time, any information relating to Parent, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Company or SpinCo, which should be set forth in an amendment or supplement to the Parent Registration Statement, the Proxy Statement or the SpinCo Registration Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of Parent or the Company, as applicable. Each Party shall notify the other Party promptly of the time when the Parent Registration Statement or the SpinCo Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Domesticated Parent Stock issuable pursuant to the Merger or shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to provide the other Party and their respective counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to the Parent Registration Statement, the Proxy Statement or the SpinCo Registration Statement promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and its counsel.

(e) Parent Shareholders Meeting.

(i) Parent shall call, give notice of, convene and hold a general meeting (the “Parent Shareholders Meeting”) as promptly as reasonably practicable following the date on which the Parent Registration Statement is declared effective, and in any case, no later than thirty (30) Business Days thereafter, for the purpose of obtaining the Parent Shareholder Approval; provided, that subject to the requirements of any applicable Law, Parent may (and, in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Company (and for no more than five (5) Business Days each) shall) postpone or adjourn the Parent Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with the Company, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by Parent’s shareholders sufficiently in advance of the Parent Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Parent Shareholder Approval would not otherwise be obtained; (D) after consultation with the Company, if otherwise required by applicable Law; or (E) with the prior written consent of the Company; provided, that the Parent Shareholders’ Meeting will not be adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). Parent shall advise the Company upon request on a daily basis during each of the last five (5) Business Days prior to the date of the Parent Shareholders Meeting as to the aggregate tally of proxies received by Parent with respect to the Parent Shareholder Approval and at additional times upon the reasonable request of the Company. Parent agrees that it shall provide the holders of shares of Parent Class A Common Stock the opportunity to elect redemption of such shares of Parent Class A Common Stock in connection with the Parent Shareholders’ Meeting, as required by Parent’s Governing Documents.

(ii) Parent shall, through the Parent Board, unanimously recommend to its shareholders (A) adoption and approval of the Domestication and change in the jurisdiction of incorporation of Parent from the Cayman Islands to the State of Delaware, (B) amendment and restatement of Parent’s existing Governing Documents in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing and the change of Parent’s name to OmniAb, Inc. as set forth in the Parent Charter, (C) adoption and approval of this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby, in each case, in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Domesticated Parent Stock in connection with the Domestication, the PIPE Investment, the Redemption Backstop and the Merger, (E) approval of the adoption by Parent of the Parent Equity Plan and Parent ESPP, each as described in the Employee Matters Agreement, (F) election of directors to the Parent Board effective as of the Closing as contemplated by this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff thereof) may indicate are necessary in its comments to the Proxy Statement or the Parent Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions and (I) adjournment of the Parent Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to constitute a quorum or approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such Parent Board Recommendation in the Proxy Statement (subject to Section 7.5) and, provided there has been no Modification in Recommendation in response to an Intervening Event in accordance with Section 7.5, use its reasonable best efforts to (1) solicit from its shareholders proxies in favor of the approval of the proposals required under the Parent Shareholder Approval, and (2) take all other action necessary or advisable to secure the Parent Shareholder Approval. Except as expressly permitted by Section 7.5, neither the Parent Board nor any committee thereof shall effect a Modification in Recommendation.

Section 7.5 Modification in Recommendation. The Parent Board shall not withdraw, amend, qualify or modify its recommendation to the Parent Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Parent Shareholders, a “Modification in Recommendation”); provided, that the Parent Board may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel, in response to an Intervening Event, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary obligations to the Parent Shareholders under applicable Law; provided, further, that: (i) Parent shall have delivered written notice to the Company of its intention to make a Modification in Recommendation at least five (5) Business Days prior to the taking of such action by Parent, (ii) during such period and prior to making a Modification in Recommendation, if requested by the Company, Parent shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Parent Board to reaffirm its recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Parent may make a Modification in Recommendation only if the Parent Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing to Parent, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to the Parent Shareholders under applicable Law. To the fullest extent permitted by applicable Law, Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders Meeting shall not be affected by any Modification in Recommendation and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders Meeting and submit for approval the Transaction Proposals irrespective of whether a Modification in Recommendation has occurred.

Section 7.6 Reasonable Best Efforts.

(a) Subject to the terms of Section 7.20, which shall govern with respect to the subject matter thereof, each of Parent, the Company and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties; provided, that in no event shall the Company, Parent or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b) The Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act with respect to the Merger, and (ii) make, as promptly as practicable and advisable, any appropriate filings with other Governmental Authorities, if necessary or advisable, pursuant to any other Antitrust Law. The Company and Parent shall (and, to the extent required, shall cause its Affiliates to) request early termination of any applicable waiting periods under the Antitrust Laws (if available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods, and shall supply to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or the United States Federal Trade Commission (the “FTC”) as promptly as reasonably practicable and advisable any additional information or documents that may be requested pursuant to any Law or by any of them.

(c) In furtherance of the covenants of the parties contained in this Section 7.6 (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of the parties hereto shall take all action required to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger on or before the Outside Date and (ii) Parent and the Company each shall take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (x) sell, divest, license, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the SpinCo Entities or any of their respective Subsidiaries (other than the Company and its Subsidiaries following the Closing), including the SpinCo Business and the SpinCo Assets, (y) terminate, amend or assign any existing Contracts or relationships of Parent, the SpinCo Entities or any of their respective Subsidiaries (other than the Company and its Subsidiaries following the Closing), including the SpinCo Business and the SpinCo Assets, and (z) otherwise take or commit to take actions that after the Closing would limit such Party’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the SpinCo Entities or any of their respective Subsidiaries (other than the Company and its Subsidiaries following the Closing), including the SpinCo Business and the SpinCo Assets; provided, that neither Parent nor the Company shall be required to take any action under this Section 7.6 that would materially impact Parent’s or the Company’s expected benefits resulting from the Transactions. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall not be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing or (B) that relates to any Ligand Retained Assets or the Ligand Retained Business.

(d) Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 7.6, and, subject to applicable legal limitations and the instructions of any Governmental Authority, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any substantive written communications or submissions to any Governmental Authority; provided, that materials may be redacted (i) to remove references concerning the valuation of the SpinCo Business and the SpinCo Assets or information concerning the Transaction Process, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any pre-scheduled meeting or discussion, either in person, by video conference, or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party a reasonable opportunity to attend and participate.

Section 7.7 [Intentionally Omitted].

Section 7.8 Access to Information.

(a) The Company shall, and shall cause its Subsidiaries, on the one hand, and Parent shall, and shall cause its Subsidiaries, on the other hand, to afford to the other Party and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by the other Party (including in response to COVID-19), during the Interim Period, in such manner as to not interfere with Parent’s and its Subsidiaries’ business’s or the SpinCo Business’s (as applicable) normal operations, the properties, books and records and appropriate senior-level officers and employees of Parent and its Subsidiaries or the Company and its Subsidiaries (including the SpinCo Entities) that are related to the SpinCo Business (as applicable), and shall furnish such Party and its Representatives with such accounting (including accountants’ work papers), financial and operating data and other information concerning the affairs of Parent and its Subsidiaries or the SpinCo Business or the SpinCo Entities (as applicable), in each case, as such Party and its Representatives may reasonably request for the purposes of furthering the Transactions or for purposes of preparing for the operation of Parent and the Surviving Corporation post-Closing; provided, that (x) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party; and (y) nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s prior written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (iii) would jeopardize the attorney-client privilege or other disclosure privilege or protection to such Party; provided, that the Party that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party). Notwithstanding anything in this Section 7.8 to the contrary, (but without limiting the Company’s obligations under this Agreement, including Section 7.4), the Company and SpinCo shall not be required to provide access to, or make any disclosure with respect to, any information of or relating to the Company, any of its Affiliates or any of their respective businesses, other than information relating to the SpinCo Business, the SpinCo Entities, the SpinCo Assets or the SpinCo Liabilities. All requests for such access to any Party shall be made to such Party or its designated Representative.

(b) The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 7.9 Exclusivity.

(a) The Company shall immediately cease, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than Parent or its Affiliates) that may be ongoing with respect to a SpinCo Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a SpinCo Proposal, and shall promptly request that each Person that has been provided with any confidential information in connection with any SpinCo Proposal prior to the date of this Agreement promptly return or destroy such information, including promptly terminating any access by any Person to any physical or electronic data room relating to any SpinCo Proposal (as defined below). From the date hereof until the earlier to occur of (a) the termination of this Agreement pursuant to Article IX and (b) the Effective Time, the Company shall not, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its Representatives not to: (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information that has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to, directly or indirectly, any acquisition (whether by merger, purchase of Interests, purchase of assets or otherwise), exclusive license, joint venture, partnership, recapitalization, liquidation, dissolution or other transaction involving any portion of the business or assets of the Company and its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the SpinCo Business (taken as a whole) (any of the foregoing, a “SpinCo Proposal”), or any inquiry, proposal or offer which would reasonably be expected to lead to a SpinCo Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the SpinCo Business, SpinCo Assets or SpinCo Entities in connection with, any SpinCo Proposal or any inquiry, proposal, effort or attempt related to or that would reasonably be expected to lead to, a SpinCo Proposal, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any SpinCo Proposal or (iv) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any SpinCo Proposal; provided, that nothing in this Section 7.9 shall limit the Company’s ability to pursue or engage in any transaction relating to substantially all of the business of the Company and its Subsidiaries, taken as a whole (as opposed to solely the SpinCo Business), so long as such transaction would not prevent or materially impair or materially delay the Company’s ability to comply with its obligations hereunder and under the Separation and Distribution Agreement or to consummate the Transactions; provided, further, that the foregoing shall not affect any of the obligations of the Company and SpinCo or the SpinCo Entities under this Agreement or any other Transaction Document.

(b) Notwithstanding the terms of Section 7.9(a), at any time prior to the earlier of (i) 180 days after the date of this Agreement or (ii) the Parent Registration Statement being declared effective by the SEC, the Company may: (x) furnish information in response to a request therefor (including nonpublic information regarding the Company or any of its Subsidiaries) to any Person or its Representatives who makes an unsolicited proposal to acquire all or at least seventy-five percent (75%) of the voting securities of the Company or at least seventy-five (75%) of the assets of the Company and its Subsidiaries, taken as a whole, that is conditioned on the termination of this Agreement (any such proposal, a “Company Acquisition Proposal”), in each case, provided, that prior to furnishing any such information, the Person making such Company Acquisition Proposal enters into a confidentiality agreement with the Company at least as restrictive as the Confidentiality Agreement; and (y) engage or participate in any discussions or negotiations with any Person regarding such Company Acquisition Proposal.

(c) The Company shall promptly (and, in any event, within two (2) Business Days) give notice to Parent if any Company Acquisition Proposal is received by the Company, setting forth in such notice the material terms and conditions of any such proposals or offers. Parent shall keep such information confidential pursuant to the terms of the Confidentiality Agreement.

(d) Notwithstanding anything to the contrary set forth in this Section 7.9, at any time prior to the earlier of (i) 180 days after the date of this Agreement or (ii) the Parent Registration Statement being declared effective by the SEC, the Company may elect to terminate this Agreement pursuant to and subject to the terms of Section 9.1(i) and Section 9.3 in order to enter into a definitive agreement with respect to a Company Acquisition Proposal; provided, that, prior to entering into any such definitive agreement with respect to a Company Acquisition Proposal, (x) the Company must have delivered notice to the Parent of its intention to enter into such definitive agreement at least five (5) Business Days prior to the taking of such action by the Company and (y) during such five (5) Business-Day period and prior to entering into such definitive agreement, if requested by Parent, the Company shall negotiate in good faith with Parent regarding any revisions or adjustments proposed by Parent to the terms and conditions of this Agreement.

(e) Parent shall immediately cease and shall use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than the Company or its Affiliates) that may be ongoing with respect to a Parent Business Combination Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Business Combination Proposal. From the date hereof until the earlier to occur of (i) the termination of this Agreement pursuant to Article IX and (ii) the Effective Time, Parent shall not and shall use reasonable best efforts to cause its Representatives not to: (w) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information that has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to, directly or indirectly, any Business Combination, or any inquiry, proposal or offer which would reasonably be expected to lead to a Parent Business Combination Proposal, (x) engage in any discussions or negotiations regarding, or exchange with any Person any nonpublic information in connection with, any Parent Business Combination Proposal or any inquiry, proposal, effort or attempt related to or that would reasonably be expected to lead to, a Parent Business Combination Proposal, (y) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Parent Business Combination Proposal or (z) approve or authorize, or cause or permit Parent to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any Parent Business Combination Proposal.

Section 7.10 Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) in connection with any press release, public statement or filing to be issued or made by Parent with respect to any Modification in Recommendation, and (c) for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.10), neither Parent nor the Company will, and each of Parent and the Company will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the Transactions without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 7.10.

Section 7.11 Defense of Litigation. Parent and the Company shall provide the other Party prompt notice in writing of any Action brought by any shareholder or purported shareholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to the Company, SpinCo) relating to this Agreement, the Transactions, the Transaction Documents and any of the matters contemplated hereby or thereby (collectively, “Transaction Litigation”), and shall keep the other Party informed on a reasonably current basis with respect to the status thereof and consider any comments or suggestions made by the other Party with respect to the strategy therefor; provided, that prior to the Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the Transactions or consent to the same, without the prior written consent of the other Party to the extent (a) such Action includes the other Party or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the Transactions in a timely manner.

Section 7.12 Section 16 Matters. Prior to the Effective Time, each of Parent, the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of SpinCo Common Stock (including derivative securities with respect to SpinCo Common Stock) or acquisitions of Parent Common Stock or Domesticated Parent Stock resulting from the Transactions, including the Distribution, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to Parent or SpinCo, as applicable, as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.13 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.14 SpinCo Share Issuance. Prior to the Effective Time, SpinCo will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Company Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement. Each of the Company and SpinCo shall effect such amendments, filings or other actions with respect to its respective Governing Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement and the Separation and Distribution Agreement.

Section 7.15 Domestication. Subject to receipt of the Parent Shareholder Approval, no later than the date that is one day prior to the Effective Time, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Parent Charter substantially in the form attached as Exhibit G hereto (with such changes as may be agreed in writing by Parent and the Company, the “Parent Charter”), in each case, in accordance with the provisions thereof and applicable Law, (b) completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Parent, (i) each then issued and outstanding share of Parent Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Parent Common Stock; (ii) each then issued and outstanding share of Parent Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Parent Common Stock; (iii) each then issued and outstanding Parent Warrant shall convert automatically into a Domesticated Parent Warrant, pursuant to the Warrant Agreement; (iv) each then issued and outstanding Parent Unit shall separate and convert automatically into one share of Domesticated Parent Common Stock and one-third of one Domesticated Parent Warrant; and (v) Parent’s bylaws from and after the effective time of the Domestication shall be substantially in the form attached as Exhibit H hereto (with such changes as may be agreed in writing by Parent and the Company, the “Parent Bylaws”).

Section 7.16 Transaction Documents. Parent shall, or shall cause its applicable Subsidiaries to, execute and deliver to the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time. The Company shall, or shall cause its applicable Subsidiaries to, execute and deliver to Parent at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time.

Section 7.17 NASDAQ Listing. From the date hereof through the Effective Time, Parent shall use its reasonable best efforts to maintain the listing of the Parent Class A Common Stock on NASDAQ, and shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the shares of Domesticated Parent Stock issuable in the Merger and the Domestication, and shall use its reasonable best efforts to cause the shares of Domesticated Parent Stock issuable pursuant to the Transactions to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 7.18 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, Parent, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.19 Obligations of Merger Sub and SpinCo. Parent shall take all action necessary to cause Merger Sub to perform its obligations and take any actions contemplated or required under this Agreement or the Transaction Documents or to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. The Company shall take all action necessary prior to the Effective Time to cause SpinCo to perform its obligations and to take any actions contemplated or required to be taken by SpinCo under this Agreement or the Transaction Documents to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement.

Section 7.20 Further Assurances. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement, any other Transaction Document or applicable Law as may be required to carry out the provisions of this Agreement or such other Transaction Document, as applicable, and to consummate and make effective the Merger and the other Transactions (other than with respect to the matters covered in Section 7.6, which shall be governed by the provisions of Section 7.6 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 7.6, which shall be governed by the provisions of Section 7.6 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided, that no Party or any of its Affiliates shall be required to commence any litigation, offer or pay any money, or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.

Section 7.21 Sole Shareholder Approvals. Immediately after the execution of this Agreement, (a) the Company will deliver the SpinCo Shareholder Approval to Parent, and (b) Parent, as the sole shareholder of Merger Sub, acting by written consent, will adopt this Agreement and approve the consummation of the Transactions, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Merger Sub Shareholder Approval”) and deliver a copy of the Merger Sub Shareholder Approval to the Company.

Section 7.22 Financial Information.

(a) The Company shall, from the date hereof until the Closing Date, prepare and deliver to Parent, (i) as promptly as reasonably practicable and no later than seventy-five (75) calendar days after the end of any fiscal quarter, the unaudited combined balance sheet of the SpinCo Business as of the end of such fiscal quarter and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the SpinCo Business for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Parent Registration Statement (including the Proxy Statement), SpinCo Registration Statement or Distribution Documents (collectively, the “Subsequent Unaudited SpinCo Financial Statements”) and (ii) if necessary, as promptly as reasonably practicable and no later than one-hundred (100) calendar days after the end of any fiscal year, the audited combined balance sheet of the SpinCo Business as of the end of such fiscal year of SpinCo and the related audited combined statements of income, comprehensive income, equity and cash flows of the SpinCo Business for such fiscal year, together with comparable financial statements for the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Parent Registration Statement (including the Proxy Statement), SpinCo Registration Statement or Distribution Documents (collectively, the “Subsequent Audited Annual SpinCo Financial Statements” and, together with the Subsequent Unaudited SpinCo Financial Statements, the “Subsequent Period SpinCo Financial Statements”). The Subsequent SpinCo Financial Statements shall be prepared from the books and records of the Company and its Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. The Subsequent Unaudited SpinCo Financial Statements shall have been reviewed by the independent accountant for SpinCo in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AU Section 722 and each of the Subsequent Audited Annual SpinCo Financial Statements shall be accompanied by an audit report, without qualification or exception from the independent accountant for SpinCo. When delivered, the Subsequent Period SpinCo Financial Statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the SpinCo Business as of the dates and for the periods shown therein.

(b) The Company agrees to use reasonable best efforts to provide Parent as promptly as practicable after the date of this Agreement, audited financial statements, including combined balance sheets as of December 31, 2021 and December 31, 2020 and combined statements of income and comprehensive income, equity and cash flows of the SpinCo Business for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB; provided, that such audited financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall be delivered immediately prior to the initial filing of the SpinCo Registration Statement with the SEC. During the Interim Period and from and after the Closing, the Company shall use reasonable best efforts, in connection with the filing of the SpinCo Registration Statement and any other applicable SEC filings, to (i) cooperate with Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice, the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 7.22(b).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and Parent) at or prior to the Closing of the following conditions:

(a) (i) the waiting period (or any extension thereof) under the HSR Act with respect to the Merger shall have expired or been terminated pursuant to the HSR Act; (ii) all other Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof) in respect thereof shall have expired or been terminated; and (iii) there shall not be in effect any voluntary agreement between the Parent or the Company and any Governmental Authority pursuant to which Parent or the Company has agreed not to consummate the Transactions for any period of time;

(b) the Internal Reorganization, the Contribution and the Distribution and the other transactions contemplated by the Separation and Distribution Agreement shall have been consummated in accordance with the Separation and Distribution Agreement;

(c) (i) each of the Parent Registration Statement and the SpinCo Registration Statement shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and neither shall be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order; and (ii) the applicable notice periods required by applicable stock exchange rules or securities Laws in connection with the Distribution, if any, shall have expired;

(d) the Parent Shareholder Approval shall have been obtained;

(e) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transactions;

(f) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g) the shares of Domesticated Parent Stock issuable pursuant to the Transactions shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.2 Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) Parent and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) all representations and warranties made by Parent and Merger Sub set forth in Article VI (other than the representations and warranties referenced in the second and third sentences of this Section 8.2(b)), without giving effect to materiality, Parent Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Parent Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties made by Parent set forth in Section 6.1(a), the first and third sentences of Section 6.1(b), the entirety of Section 6.2, Section 6.3 (other than the first two sentences of Section 6.3(a) and the second sentence of Section 6.3(b)) and Section 6.11 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Parent set forth in Section 6.10(a), the first two (2) sentences of Section 6.3(a) and the second sentence of Section 6.3(b) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in the first two (2) sentences of Section 6.3(a) and the second sentence of Section 6.3(b), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) Parent shall have delivered to the Company the certificate referenced in Section 2.3(b)(ii) dated as of the Closing Date signed by an authorized officer of Parent certifying that each of the conditions set forth in Section 8.1(f) and Section 8.2(a), (b) and (d) have been satisfied;

(d) Parent and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;

(e) the Domestication shall have been completed as provided in Section 7.15 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(f) the PIPE Investment and the Redemption Backstop shall have been consummated in accordance with the terms of the A&R Forward Purchase Agreement;

(g) other than those Persons identified as continuing directors on Section 8.2(g) of the Company Disclosure Schedule, all members of the Parent Board and all executive officers of Parent shall have executed and delivered written resignations effective as of the Effective Time; and

(h) The Company shall have received the Company Tax Opinions from LW and a copy of the Parent Merger Tax Opinion.

Section 8.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following additional conditions:

(a) Each of SpinCo and the Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) all representations and warranties made by the Company set forth in Article IV and Article V (other than the representations and warranties referenced in the second and third sentences of this Section 8.3(b)), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, solely with respect to the representations and warranties set forth in Article V, or Company Material Adverse Effect, solely with respect to the representations and warranties set forth in Article IV. The representations and warranties made by the Company set forth in the first three (3) sentences of Section 4.1, Section 4.2, Section 4.6, Section 4.7, Section 5.1, the entirety of Section 5.2, Section 5.3 (other than the first sentence of Section 5.3(a) and the entirety of each of Section 5.3(b) and Section 5.3(c)), Section 5.5 and Section 5.22 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by the Company set forth in the first sentence of Section 5.3(a) and the entirety of each of Section 5.3(c) and Section 5.24 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in the first sentence of Section 5.3(a) and Section 5.3(c), and except in the case of other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) No SpinCo Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing;

(d) The Company shall have delivered to Parent the certificate referenced in Section 2.3(a)(i) dated as of the Closing Date signed by an authorized officer of the Company certifying that each of the conditions set forth in Section 8.1(b) and Section 8.3(a), (b), (c) and (e) have been satisfied;

(e) SpinCo and the Company (or such other applicable Subsidiary of the Company) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;

(f) Parent shall have received the Parent Merger Tax Opinion from Weil and a copy of the Company Tax Opinions; and

(g) The Company shall have, or shall have caused SpinCo to have, delivered to Parent the certificate and other documents described in Section 2.3(a)(iii).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Parent Shareholder Approval:

(a) by mutual written agreement of the Company and Parent;

(b) by the Company or Parent, if the Closing shall not have occurred on or prior to the date that is nine (9) months after the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or Parent, if any Law shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other Transactions, including the Internal Reorganization and the Distribution, by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger or the other Transactions, and such Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;

(d) by Parent upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or SpinCo by the earlier of: (x) thirty (30) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(e) by the Company upon written notice to Parent, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Parent by the earlier of: (x) thirty (30) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

(f) by the Company or Parent, if the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon at the Parent Shareholders Meeting, duly convened therefor, or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to Parent if Parent’s actions or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain such approval;

(g) by the Company, if the Parent Board shall have effected a Parent Adverse Recommendation Change prior to the Parent Shareholders Meeting;

(h) by the Company, if all of the conditions to Closing set forth in Article VIII have been met (other than those conditions that by their terms are to be satisfied at Closing) other than the condition specified in Section 8.2(f); and

(i) by the Company, prior to the earlier of (i) 180 days after the date of this Agreement or (ii) the Parent Registration Statement being declared effective by the SEC, in order to accept a Company Acquisition Proposal and enter into, immediately following such termination, a binding and definitive written Contract with respect to such Company Acquisition Proposal; provided, that (x) the Company has materially complied with its covenants and agreements under Section 7.9, (y) the Company pays the Termination Fee to Parent in accordance with Section 9.3(a) and (z) the Company pays the FPA Termination Fee to Sponsor pursuant to the terms of the A&R Forward Purchase Agreement.

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, that no such termination shall relieve any Party of any liability or damages resulting from Actual Fraud or Willful Breach; provided, further, that Section 7.8(b), this Section 9.2, Section 9.4 and Article X hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by any termination of this Agreement.

Section 9.3 Termination Fee.

(a) In the event that this Agreement is terminated pursuant to Section 9.1(i), concurrently with such termination, the Company shall be obligated to pay Parent or its designee(s) a termination fee of (i) if terminated within 60 days of the date of this Agreement, $40,000,000, (ii) if terminated between 61 and 120 days after the date of this Agreement, $50,000,000, and (iii) if terminated between 121 and 180 days after the date of this Agreement, $70,000,000 (each such amount, the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Parent in writing.

(b) In addition to payment of the Termination Fee, in the event that this Agreement is terminated pursuant to Section 9.1(i), the Company also shall pay the Parent Expenses (the “Parent Expenses Reimbursement”) by wire transfer of immediately available funds to an account designated by Parent in writing no later than two (2) Business Days after the date on which Parent delivers to the Company a written invoice for the Parent Expenses. As used herein, “Parent Expenses” means the amount of all reasonable and documented out-of-pocket fees and expenses, but not to exceed $7,500,000, incurred or paid by Parent and its Affiliates in connection with this Agreement and the Transactions, including fees and expenses of law firms, accounting firms, financial advisors, outside experts and consultants.

(c) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of Actual Fraud or Willful Breach, if the Termination Fee and the Parent Expenses Reimbursement are paid pursuant to Section 9.3(a) and Section 9.3(b), respectively, such payment(s) shall constitute the sole and exclusive remedy of Parent, Merger Sub, any of their respective Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, Representatives or assignees against the Company, SpinCo, any of their respective Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, Representatives or assignees (together with the Company, collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) If the Company fails to pay promptly any amount due under this Section 9.3, as applicable, and in order to obtain such payment, the Parent commences an Action that results in a judgment against the Company for any amount owed thereby under this Section 9.3, as applicable, the Company shall reimburse Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate equal to (x) the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, plus (y) five percent (5%).

(e) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) the Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Section 9.4 Fees and Expenses. Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including this Section 9.4, and except for filing fees payable to any Governmental Authority in connection with the approvals required under Section 7.5(b), which shall be borne equally by the Company and Parent in the event that this Agreement is terminated in accordance with its terms and by SpinCo in the event that the Closing occurs, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.

ARTICLE X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 9, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Parent completes one or more transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to

Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders; and (iii) if Parent holds a shareholder vote to amend Parent’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Parent Common Stock if Parent fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Parent Common Stock properly tendered in connection with such vote. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Parent; provided, (x) that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Share Redemptions) to Parent in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Share Redemptions, and (y) nothing herein shall serve to limit or prohibit any claims the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Parent and any assets that have been purchased or acquired with any such funds). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company commences any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, the Company hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Parent Common Stock, whether in the form of money damages or injunctive relief, the prevailing party shall be entitled to recover from the other party the associated legal fees and costs in connection with any such Action.

Section 10.2 Non-Survival of Representations, Warranties and Agreements. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation and Distribution Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder; provided, that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information related solely to the SpinCo Entities, the SpinCo Business or the SpinCo Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof.

Section 10.3 Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that the Domestication shall be effected in accordance with both the DGCL and the CICA (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 10.9; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.3 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 10.3 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 10.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 10.4 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company or SpinCo, to:

Ligand Pharmaceuticals Incorporated

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, CA 92130

Attention:       Matthew Bush

                         Scott Shean

Email:             matt.bush@lw.com

                         scott.shean@lw.com

if to Parent, to:

Avista Public Acquisition Corp. II

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention:         Jaclyn L. Cohen, Esq.

                          Raymond O. Gietz, Esq.

Email:              jackie.cohen@weil.com

                          raymond.gietz@weil.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 10.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; provided, that for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms (subject to Section 10.2).

Section 10.7 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.7(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.

Section 10.8 Assignment; Parties in Interest; Non-Parties.

(a) No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.8 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 10.8(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b) Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the Transactions.

Section 10.9 Specific Performance.

(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 10.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.9 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.9 or anything contained in this Section 10.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.9, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 10.10 WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.11 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.12 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 10.13 Disclosure Schedules. The Company Disclosure Schedule, the SpinCo Disclosure Schedule and the Parent Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule, SpinCo Disclosure Schedule and Parent Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.14 Disclosure Schedules.

(a) Parent, SpinCo and the Company, on behalf of their respective successors and assigns (in the case of Parent, including, after the Closing, each of the SpinCo Entities), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Sponsor, Parent, the shareholders or holders of other equity interests of Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates of any of the foregoing (including any of the SpinCo Entities) (collectively, the “Parent Group”), on the one hand, and the Company or any other member of the Company Group (as defined below), on the other hand, any legal counsel (including Weil) that represented Parent or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Parent Group in such dispute, regardless of whether the interests of any such Persons may be directly adverse to Parent or the applicable member of the Parent Group, and even though such counsel may have represented Parent or another member of the Parent Group in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Sponsor or any other member of the Parent Group. Parent, SpinCo and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Weil) that represented Parent, the Sponsor or any other member of the Parent Group prior to the Closing, on the one hand, and any one or more of such Persons, on the other hand, that relate in any way to this Agreement or the Transactions, the attorney/client privilege and the expectation of client confidence belongs to the Parent Group, shall be controlled by the Parent Group, and shall not pass to or be claimed or controlled by the Company or any of its Subsidiaries (after giving effect to the Closing). Notwithstanding the foregoing, any privileged communications or information shared prior to the Closing by the Company or any of its Subsidiaries (other than the SpinCo Entities), on the one hand, with Parent, the Sponsor or any other member of the Parent Group (other than the SpinCo Entities) (in any capacity), on the other hand, under a common interest agreement shall remain the privileged communications or information of the Company Group.

(b) Parent, SpinCo and the Company, on behalf of their respective successors and assigns (in the case of Parent, including, after the Closing, each of the SpinCo Entities) hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Company, any Subsidiary of the Company (other than any of the SpinCo Entities), the shareholders or holders of other equity interests of the Company, any Subsidiary of the Company (other than any of the SpinCo Entities) or any of their respective directors, members, partners, officers, employees or Affiliates of any of the foregoing (collectively, the “Company Group”), on the one hand, and the Surviving Corporation or any other member of the Parent Group, on the other hand, any legal counsel (including LW) that represented the Company or any other member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute, regardless of whether the interests of any such Persons may be directly adverse to the Surviving Corporation or any other member of the Parent Group, and even though such counsel may have represented Parent or any other member of the Parent Group in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or any other member of the Parent Group. Parent, SpinCo and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including LW) that represented the Company or any other member of the Company Group prior to the Closing, on the one hand, and any one or more of such Persons, on the other hand, that relate in any way to this Agreement or the Transactions, the attorney/client privilege and the expectation of client confidence belongs to the Company Group, shall be controlled by the Company Group, and shall not pass to or be claimed or controlled by Parent or any other member of the Parent Group. Notwithstanding the foregoing, any privileged communications or information shared prior to the Closing by Parent or any other member of the Parent Group, on the one hand, with any member of the Company Group, on the other hand, under a common interest agreement shall remain the privileged communications or information of the SpinCo Entities and, following the Closing, the Parent Group.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Matthew Korenberg
Name: Matthew Korenberg
Title: Executive Vice President, Finance and Chief Financial Officer

OMNIAB, INC.

By:	/s/ Matthew W. Foehr
Name: Matthew W. Foehr
Title: President and Chief Executive Officer

AVISTA PUBLIC ACQUISITION CORP. II

By:	/s/ Benjamin Silbert
Name: Benjamin Silbert
Title: General Counsel

ORWELL MERGER SUB INC.

By:	/s/ David Burgstahler
Name: David Burgstahler
Title: President

Exhibit A to the Merger Agreement

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

LIGAND PHARMACEUTICALS INCORPORATED,

OMNIAB, INC.

and

AVISTA PUBLIC ACQUISITION CORP. II

Dated as of March 23, 2022

i

ii

Section 9.17	Specific Performance	64
Section 9.18	Severability	65
Section 9.19	Interpretation	65
Section 9.20	No Duplication; No Double Recovery	65
Section 9.21	Tax Treatment of Payments	65
Section 9.22	No Waiver	65
Section 9.23	No Admission of Liability	65

List of Schedules

1.1(75)	Ligand Retained Liabilities
1.1(76)	Ligand Retained Names
1.1(86)(ii)	OmniAb Assets – General
1.1(86)(v)	OmniAb Assets – Leases/Subleases
1.1(86)(vi)	OmniAb Assets – Contracts
1.1(86)(vii)	OmniAb Assets – Intellectual Property
1.1(86)(x)	OmniAb Assets – IT Assets
1.1(97)(ii)	OmniAb Liabilities – General
1.1(97)(vii)	OmniAb Liabilities – Actions
2.3(a)	Shared Contracts
2.10(a)(i)	Guarantees Provided by OmniAb Group
2.10(a)(ii)	Guarantees Provided by Ligand Group
2.12(c)	Other Reimbursable Expenses

List of Exhibits

Exhibit A	Reorganization Plan
Exhibit B	Illustrative Adjustments pursuant to Section 2.12(c)

iii

Final Form

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 23, 2022, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), OmniAb, Inc., a Delaware corporation and a wholly owned subsidiary of Ligand (“OmniAb”), and Avista Public Acquisition Corp. II, a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation prior to the Closing (the “Domestication”)) (“APAC”). “Party” or “Parties” means Ligand or OmniAb, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Ligand owns 100% of the common stock, par value $0.001 per share, of OmniAb (the “OmniAb Stock”);

WHEREAS, Ligand, acting through its direct and indirect Subsidiaries, currently conducts the Ligand Retained Business and the OmniAb Business;

WHEREAS, the Board of Directors of Ligand (the “Ligand Board”) has determined that it is appropriate, desirable and in the best interests of Ligand and its stockholders to separate Ligand into two separate companies, one for each of (i) the Ligand Retained Business, which shall be owned and conducted, directly or indirectly, by Ligand and its Subsidiaries (other than OmniAb and its Subsidiaries) and (ii) the OmniAb Business, which shall be owned and conducted, directly or indirectly, by OmniAb and its Subsidiaries (the “Separation”);

WHEREAS, in order to effect the Separation, the Ligand Board has determined that it is appropriate, desirable and in the best interests of Ligand and its stockholders for Ligand to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to OmniAb;

WHEREAS, the Ligand Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, following such separation to make a distribution of the OmniAb Business to the holders of common stock, par value $0.001 per share, of Ligand (the “Ligand Stock”) on the Record Date through the distribution of all of the outstanding shares of OmniAb Stock to holders of Ligand on the Record Date on a pro rata basis in accordance with a distribution ratio to be determined by the Ligand Board (the “Distribution”), in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, immediately following the Distribution, Ligand will hold none of the outstanding shares of OmniAb Stock;

WHEREAS, the Ligand Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Ligand, OmniAb, APAC and Orwell Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of APAC (“Merger Sub”), following the Domestication, Separation and Distribution, Merger Sub will merge with and into OmniAb, with OmniAb continuing as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Merger, shares of OmniAb Stock will be exchanged for shares of Domesticated Parent Common Stock, on the terms and conditions set forth in the Merger Agreement;

WHEREAS, Ligand and OmniAb will prepare, and OmniAb will file with the SEC, the Form 10, which will include the Information Statement and will set forth certain disclosure concerning OmniAb, the Separation, the Distribution and the Merger;

WHEREAS, (i) the Ligand Board has (x) determined that the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Ligand and its stockholders and (y) approved this Agreement, the Merger Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of OmniAb (the “OmniAb Board”) has approved this Agreement, the Merger Agreement and each of the Ancillary Agreements (to the extent OmniAb is a party thereto);

WHEREAS, the board of directors of APAC has approved this Agreement and the Merger Agreement;

WHEREAS, the Parties and APAC desire to set forth the principal corporate transactions required to effect the Separation and the Distribution, and certain other agreements relating to the relationship of Ligand and OmniAb and their respective Subsidiaries following the Distribution;

WHEREAS, it is the intention of the Parties and APAC that the (i) Contribution and Distribution, together with certain related transactions, will qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code;”) and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties and APAC hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, solely for purposes of this Agreement, (i) no member of the OmniAb Group shall be deemed an Affiliate of any member of the Ligand Group and (ii) no member of the Ligand Group shall be deemed an Affiliate of any member of the OmniAb Group.

(3) “Agent” means Computershare Trust Company, N.A., as the distribution agent appointed by Ligand to distribute to the stockholders of Ligand all of the outstanding shares of OmniAb Stock pursuant to the Distribution.

(4) “Agreement” shall have the meaning set forth in in the Preamble.

(5) “Amended Financial Report” shall have the meaning set forth in Section 6.3(b).

(6) “Ancillary Agreements” shall mean the Transition Services Agreements, the Employee Matters Agreement, the Tax Matters Agreement, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Ligand Group, on one hand, and any member of the OmniAb Group, on the other hand, at, prior to or after the Distribution Time in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

(7) “APAC” shall have the meaning set forth in the Preamble.

(8) “APAC Released Liabilities” shall have the meaning set forth in Section 5.1(a)(iii).

(9) “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein, in the Employee Matters Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Tax assets (including any Tax items, attributes or rights to receive any Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets.

(10) “Asset Transferors” shall mean the entities transferring Assets to OmniAb or one of its Subsidiaries in order to consummate the transactions contemplated hereby.

(11) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(12) “Business” shall mean the Ligand Retained Business or the OmniAb Business, as applicable.

(13) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(14) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(15) “Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit. For the purposes of Section 2.12, “Cash Equivalents” shall not include any cash in transit at the Distribution Time.

(16) “Chosen Courts” shall have the meaning set forth in Section 9.16(b).

(17) “Closing” shall have the meaning set forth in the Merger Agreement.

(18) “Code” shall have the meaning set forth in the Recitals.

(19) “Commission” shall mean the United States Securities and Exchange Commission.

(20) “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to OmniAb, the OmniAb Business, any OmniAb Assets or any OmniAb Liabilities or with respect to Ligand, the Ligand Retained Business, any Ligand Retained Assets or any Ligand Retained Liabilities, including any such Information that was acquired by any Party after the Distribution Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s products, compounds, technologies or biological, chemical or other materials or that of a Party’s partners (including specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; preclinical and clinical data; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to discovery, research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, partners, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and Trade Secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Distribution Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Distribution Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall include any information of a Party intended or marked as confidential, proprietary and/or privileged.

(21) “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(22) “Continuing Arrangements” shall mean:

(i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and

(ii) any Contracts or intercompany accounts solely between or among members of the OmniAb Group.

(23) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(24) “Contribution” shall mean (i) the Transfer, directly or indirectly, of the capital stock of or membership or other equity interests in the Transferred Entities and the other OmniAb Assets from Ligand or its Subsidiaries to OmniAb or its Subsidiaries, (ii) the contribution by Ligand to OmniAb of $15,000,000 (fifteen million dollars) in cash, decreased by the amount of Reimbursable Transaction-related Expenses and Other Reimbursable Expenses, and increased by the amount of any Specific Milestone Payments, and (iii) the Assumption of Liabilities, directly or indirectly, by OmniAb or its Subsidiaries pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(25) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Distribution Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(26) “Covered Matter” shall have the meaning set forth in Section 8.1(i).

(27) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(28) “Dispute Notice” shall have the meaning set forth in Section 7.1.

(29) “Disputes” shall have the meaning set forth in Section 7.1.

(30) “Distribution” shall have the meaning set forth in the Recitals.

(31) “Distribution Date” shall mean the date on which Ligand, through the Agent, distributes all of the issued and outstanding shares of OmniAb Stock to holders of Ligand Stock in the Distribution, and “Distribution Time” shall mean the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York time on the Distribution Date.

(32) “Domesticated Parent Common Stock” shall have the meaning set forth in the Merger Agreement.

(33) “Domestication” shall have the meaning set forth in the Merger Agreement.

(34) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(35) “Employee Matters Agreement” shall mean that certain Employee Matters Agreement to be entered into between Ligand and OmniAb or any members of their respective Groups in connection with the Separation, the Distribution, the Merger or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

(36) “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(37) “Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including, without limitation, the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or

Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the OmniAb Group, the Ligand Group or their predecessors.

(38) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(39) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(40) “Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Distribution Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of any Ligand Retained Business.

(41) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(42) “Form 10” means the registration statement on Form 10 filed by OmniAb with the SEC to effect the registration of the OmniAb Stock pursuant to Section 12(b) or 12(g) of the Exchange Act in connection with the Distribution, including any amendments or supplements thereto.

(43) “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the OmniAb Group or the Ligand Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Distribution Time.

(44) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(45) “Governmental Filing” shall have the meaning set forth in Section 5.5(c).

(46) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(47) “Group” shall mean (i) with respect to Ligand, the Ligand Group and (ii) with respect to OmniAb, the OmniAb Group.

(48) “Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(49) “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii), excluding in each case any obligations related to Taxes.

(50) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(51) “Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

(52) “Indemnitee” shall have the meaning set forth in Section 5.4(a).

(53) “Indemnity Payment” shall have the meaning set forth in Section 5.7(a).

(54) “Information” shall mean information, content and data (including Personal Information) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s, or any of their partners’, products, compounds, technologies or biological, chemical or other materials or facilities (including specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; preclinical and clinical data; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to discovery, research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including partner and supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(55) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 and any related documents to be provided to the holders of Ligand Stock in connection with the Distribution, including any potential revision of such Information Statement to be a combined proxy statement, prospectus and/or information statement in connection with the Merger, and including any amendment or supplement thereto.

(56) “Insurance Proceeds” shall mean those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

(57) “Intellectual Property” shall mean all U.S. and foreign rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (iv) trade secrets, and all other confidential or proprietary information, ideas, technology, Software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable, but excluding issued Patents (collectively, “Know-How,” and trade secrets together with confidential Know-How, “Trade Secrets”); (v) Internet domain names and social media accounts and addresses, and all registrations for any of the foregoing (collectively, “Domain Names”); and (vi) rights and remedies with respect to any past, present, or future infringement, misappropriation, or other violation of any of the foregoing in clauses (i) through (v).

(58) “Intellectual Property Documentation” shall mean: (i) all correct and complete physical and electronic copies of all prosecution and maintenance files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence for all issued, registered and applied-for items of OmniAb Intellectual Property; (ii) all litigation files to the extent relating to any Actions brought for the infringement, dilution, misappropriation or other violation of any of the OmniAb Intellectual Property; (iii) all books, records, files, ledgers or similar documentation used to track, organize or maintain any of the OmniAb Intellectual Property; and (iv) copies of all acquisition agreements relating to the acquisition of any of the OmniAb Intellectual Property.

(59) “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) the OmniAb Group owning and operating the OmniAb Business, and (ii) the Ligand Group continuing to own and operate the Ligand Retained Business, as described in the internal reorganization plan attached hereto as Exhibit A (the “Reorganization Plan”), as may be amended prior to the Distribution Date only by written consent of Ligand, OmniAb and APAC.

(60) “IT Assets” shall mean all information technology, Software, computers, computer systems, communication systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating to any of the foregoing, and all Contracts (including Contract rights) relating to any of the foregoing (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, Domain Name registration agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(61) “Joint Claim” shall mean any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the Ligand Group and one or more members of the OmniAb Group.

(62) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(63) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, in the Employee Matters Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Spin-off Disclosure Documents.

(64) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(65) “Ligand” shall have the meaning set forth in the Preamble.

(66) “Ligand Board” shall have the meaning set forth in the Recitals.

(67) “Ligand CSIs” shall have the meaning set forth in Section 2.10(d).

(68) “Ligand Former Business” shall mean any Former Business (other than the OmniAb Business or the OmniAb Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Ligand Retained Business as then conducted.

(69) “Ligand Group” shall mean (i) Ligand, the Ligand Retained Business and each Person that is a direct or indirect Subsidiary of Ligand as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of Ligand after the Distribution Time.

(70) “Ligand Indemnitees” shall mean each member of the Ligand Group and each of their respective Affiliates from and after the Distribution Time and each member of the Ligand Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Ligand Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the OmniAb Indemnitees.

(71) “Ligand Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

(72) “Ligand Retained Assets” shall mean:

(i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Ligand or any other member of the Ligand Group, including for the avoidance of doubt all Ligand Retained IP;

(ii) any and all Assets that are owned, leased or licensed, at or prior to the Distribution Time, by Ligand and/or any of its Subsidiaries, that are not OmniAb Assets; and

(iii) any and all Assets that are acquired or otherwise become an Asset of the Ligand Group after the Distribution Time.

(73) “Ligand Retained Business” shall mean (i) those businesses operated by the Ligand Group prior to the Distribution Time other than the OmniAb Business, (ii) those Business Entities or businesses acquired or established by or for any member of the Ligand Group after the Distribution Time, and (iii) any Ligand Former Business; provided that Ligand Retained Business shall not include any OmniAb Former Business or OmniAb Former Real Property.

(74) “Ligand Retained IP” shall mean (i) all Intellectual Property owned or controlled by the Ligand Group other than OmniAb Intellectual Property and (ii) the Ligand Retained Names.

(75) “Ligand Retained Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Ligand or any other member of the Ligand Group, and all agreements, obligations and other Liabilities of Ligand or any member of the Ligand Group under this Agreement or any of the Ancillary Agreements, including as set forth in Section 2.12(c)(ii);

(ii) any and all Liabilities of a member of the Ligand Group to the extent relating to, arising out of or resulting from any Ligand Retained Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the OmniAb Business);

(iii) the Liabilities listed on Schedule 1.1(75); and

(iv) any and all Liabilities of Ligand and each of its Subsidiaries that are not OmniAb Liabilities.

Notwithstanding the foregoing, the Ligand Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement or the Employee Matters Agreement.

(76) “Ligand Retained Names” shall mean the names and marks set forth in Schedule 1.1(76), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(77) “Ligand Stock” shall have the meaning set forth in the Recitals.

(78) “Litigation Hold” shall have the meaning set forth in Section 6.1.

(79) “Merger” shall have the meaning set forth in the Recitals.

(80) “Merger Agreement” shall have the meaning set forth in the Recitals.

(81) “Merger Sub” shall have the meaning set forth in the Recitals.

(82) “Negotiation Period” shall have the meaning set forth in Section 7.1.

(83) “Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Ligand Group or the OmniAb Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Ligand Group, the OmniAb Group, or their respective predecessors that has been impacted by any Release of a Hazardous Substance from such properties.

(84) “OmniAb” shall have the meaning set forth in the Preamble.

(85) “OmniAb Asset Transferee” shall mean any Business Entity that is or will be a member of the OmniAb Group or a Subsidiary of OmniAb to which OmniAb Assets shall be or have been transferred at or prior to the Distribution Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Distribution Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(86) “OmniAb Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or membership or other equity interests in, the members of the OmniAb Group (other than OmniAb) held, directly or indirectly, by Ligand immediately prior to the Distribution Time;

(ii) the Assets set forth on Schedule 1.1(86)(ii) (which for the avoidance of doubt is not a comprehensive listing of all OmniAb Assets and is not intended to limit other clauses of this definition of OmniAb Assets);

(iii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the OmniAb Group;

(iv) any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.12) reflected on the OmniAb Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for OmniAb or any member of the OmniAb Group subsequent to the date of the OmniAb Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the OmniAb Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the OmniAb Balance Sheet;

(v) all rights, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(86)(v) and other leases exclusively related to the OmniAb Business, including, to the extent provided for in such leases or subleases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “OmniAb Leased Real Property”);

(vi) all Contracts set forth on Schedule 1.1(86)(vi) and all other Contracts exclusively related to the OmniAb Business or the OmniAb Intellectual Property and any rights or claims arising under any of the foregoing (the “OmniAb Contracts”);

(vii) all Intellectual Property exclusively used, exclusively practiced, exclusively held for the use or practice, or otherwise exclusively related to the OmniAb Business, including the Intellectual Property applications, registrations and issuances set forth on Schedule 1.1(86)(vii) (the “OmniAb Intellectual Property”), and all Intellectual Property Documentation relating to any of the foregoing;

(viii) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the OmniAb Group, or to the extent transferable, relate exclusively to or, are used exclusively in the OmniAb Business (other than to the extent that any member of the Ligand Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Ligand Retained Business);

(ix) all Information exclusively related to, or exclusively used in, the OmniAb Business;

(x) excluding any OmniAb Intellectual Property (which is addressed in Section 1.1(86)(vii) above), all IT Assets listed on Schedule 1.1(86)(x) and other IT Assets exclusively used or exclusively held for use in the OmniAb Business;

(xi) all goodwill exclusively related to the OmniAb Business;

(xii) all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the OmniAb Group, and which as of the Distribution Time is not subject to a lease or sublease back to a member of the Ligand Group (excluding any office equipment and furnishings owned by persons other than Ligand and its Subsidiaries);

(xiii) subject to Article VIII, any rights of any member of the OmniAb Group under any insurance policies held solely by one or more members of the OmniAb Group and which provide coverage solely to one or more members of the OmniAb Group (excluding any insurance policies issued by any captive insurance company of the Ligand Group); and

(xiv) all other Assets (other than Assets that are of the type that would be listed in clauses (v), (vii), (viii), (x), (xii) and (xiii)) that are held by the OmniAb Group or the Ligand Group immediately prior to the Distribution Time and that are exclusively used and exclusively held for use in the OmniAb Business as conducted immediately prior to the Distribution Time (the intention of this clause (xiv) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an OmniAb Asset based on the principles of this Section 1.1(86)); provided that no Asset shall be an OmniAb Asset solely as a result of this clause (xiv) unless a written claim with respect thereto is made by OmniAb on or prior to the date that is twenty-four (24) months after the Distribution Time.

Notwithstanding anything to the contrary herein, the OmniAb Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Ligand Group (including all Ligand Retained Assets), or (ii) any Assets governed by the Tax Matters Agreement or Employee Matters Agreement.

(87) “OmniAb Balance Sheet” shall mean OmniAb’s unaudited pro forma combined condensed balance sheet, including the notes thereto, as of December 31, 2021, as included in the Form 10.

(88) “OmniAb Board” shall have the meaning set forth in the Recitals.

(89) “OmniAb Business” shall mean the businesses comprising the OmniAb Group, including the businesses and operations conducted prior to the Distribution Time by any member of the OmniAb Group and any other businesses or operations conducted primarily through the use of the OmniAb Assets, as such businesses are described in the Form 10, or established by or for OmniAb or any of its Subsidiaries after the Distribution Time and shall include the OmniAb Former Businesses; provided that the OmniAb Business shall not include any Ligand Former Business.

(90) “OmniAb Debt Obligations” shall mean all Indebtedness of OmniAb or any other member of the OmniAb Group.

(91) “OmniAb Disclosure” shall mean any form, statement, schedule or other material (other than the Spin-off Disclosure Documents) filed with or furnished to the Commission, including in connection with OmniAb’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the OmniAb Group, in each case, on or after the Distribution Time by or on behalf of any member of the OmniAb Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(92) “OmniAb Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Distribution Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the OmniAb Group, OmniAb Business or the past, present or future use of the OmniAb Assets or (ii) the OmniAb Former Businesses or OmniAb Former Real Property, including, without limitation, any agreement, decree, judgment, or order relating to the foregoing entered into by Ligand or any Affiliate of Ligand prior to the Distribution Time, but in any event excluding the Excluded Environmental Liabilities.

(93) “OmniAb Former Businesses” shall mean any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (a) primarily managed by or associated with the OmniAb Business as then conducted or (b) part of a business the majority of which as of the Distribution Time is or was transferred to OmniAb.

(94) “OmniAb Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the OmniAb Business or any of the OmniAb Former Businesses.

(95) “OmniAb Group” shall mean OmniAb and each Person that is a direct or indirect Subsidiary of OmniAb as of the Distribution Time (but after giving effect to the Internal Reorganization) including the Transferred Entities, and each Person that becomes a Subsidiary of OmniAb after the Distribution Time; provided, however, that for the avoidance of doubt, no member of the Ligand Group shall be treated as a member of the OmniAb Group.

(96) “OmniAb Indemnitees” shall mean each member of the OmniAb Group and each of their respective Affiliates from and after the Distribution Time and each member of the OmniAb Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the OmniAb Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Ligand Indemnitees.

(97) “OmniAb Liabilities” shall mean:

(i) any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the OmniAb Business, as conducted at any time prior to, at or after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the OmniAb Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); (b) the operation or conduct of any business conducted by any member of the OmniAb Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the OmniAb Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); or (c) any OmniAb Asset, whether arising before, at or after the Distribution Time (including any Liability relating to, arising out of or resulting from OmniAb Contracts, Shared Contracts (to the extent such Liability relates to the OmniAb Business) and any real property and leasehold interests):

(ii) the Liabilities set forth on Schedule 1.1(97)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by OmniAb or any other member of the OmniAb Group, and all agreements, obligations and Liabilities of OmniAb or any other member of the OmniAb Group under this Agreement or any of the Ancillary Agreements;

(iii) any and all Liabilities reflected on the OmniAb Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for OmniAb or any member of the OmniAb Group subsequent to the date of the OmniAb Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the OmniAb Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the OmniAb Balance Sheet;

(iv) any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Distribution Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the OmniAb Business;

(v) any and all OmniAb Environmental Liabilities;

(vi) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Spin-off Disclosure Documents or (B) any OmniAb Disclosure;

(vii) for the avoidance of doubt, and without limiting any other matters that may constitute OmniAb Liabilities, any Liabilities resulting from any Action to the extent relating to, arising out of or resulting from the OmniAb Business, including all Actions listed on Schedule 1.1(97)(vii);

(viii) all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the OmniAb Group or any Indebtedness secured exclusively by any of the OmniAb Assets; and

(ix) any and all other Liabilities that are held by the OmniAb Group or the Ligand Group immediately prior to the Distribution Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as an OmniAb Liability based on the principles set forth in this Section 1.1(97); provided, that no Liability shall be an OmniAb Liability solely as a result of this clause (ix) unless a claim with respect thereto is made by Ligand on or prior to the date that is twenty-four (24) months after the Distribution Time.

Notwithstanding the foregoing, the OmniAb Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Ligand Group, (B) expressly discharged pursuant to Section 2.4 of this Agreement, (C) Ligand Retained Liabilities or (D) for Taxes that are governed by the Tax Matters Agreement or Employee Matters Agreement.

(98) “OmniAb Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

(99) “OmniAb Stock” shall have the meaning set forth in the Recitals.

(100) “Other Party” shall have the meaning set forth in Section 2.9(a).

(101) “Other Reimbursable Expenses” shall have the meaning set forth in Section 2.12(c).

(102) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(103) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(104) “Personal Information” shall mean any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household (including any information related to the health of a person) and any information derived from any of the foregoing, in addition to any definition for “personal information” or any similar term provided by applicable Law or by the applicable Party’s privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

(105) “Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, fiduciary, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance arrangements, and interests in insurance pools and programs held in the name of Ligand or any of its Affiliates, together with the rights, benefits and privileges thereunder.

(106) “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Ligand) or any similar release by the Federal Reserve Board (as determined by Ligand).

(107) “Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the Processing of any Personal Information.

(108) “Privacy Requirements” shall mean all applicable Privacy Laws and all applicable policies, notices, and contractual obligations relating to the Processing of any Personal Information.

(109) “Privilege” shall have the meaning set forth in Section 6.7(a).

(110) “Privileged Information” shall have the meaning set forth in Section 6.7(a).

(111) “Processing” shall mean any operation or set of operations which is performed on any Personal Information or on any sets of any Personal Information, whether or not by automated means, such as, without limitation: receipt; collection; compilation; use; disposal; destruction; disclosure or transfer (including cross-border); recording; organization; structuring; safeguarding; storage; security (technical, physical and/or administrative); sharing; adaptation or alteration; retrieval; consultation; disclosure by transmission, dissemination or otherwise making available; alignment or combination; restriction; erasure; and/or destruction.

(112) “Record Date” shall mean 5:00 p.m. New York time on the date to be determined by the Ligand Board as the record date for determining stockholders of Ligand entitled to receive shares of OmniAb Stock in the Distribution.

(113) “Record Holders” shall mean the holders of record of Ligand Stock as of the Record Date.

(114) “Reimbursable Transaction-related Expenses” shall have the meaning set forth in Section 9.5.

(115) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(116) “Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(117) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(118) “Separation” shall have the meaning set forth in the Recitals.

(119) “Shared Contract” shall have the meaning set forth in Section 2.3(a).

(120) “Software” shall mean all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons, web content and links; and (iv) documentation relating to any of the foregoing, including user manuals and other training documentation.

(121) “Specific Milestone Payments” shall have the meaning set forth in Section 2.12(c).

(122) “Spin-off Disclosure Documents” shall mean the Form 10 and all exhibits thereto including the Information Statement, and any current reports on Form 8-K, in each case as filed or furnished by OmniAb with or to the Commission in connection with the Distribution or Merger or filed or furnished by Ligand with or to the Commission solely to the extent such documents relate to OmniAb, the Distribution or the Merger.

(123) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(124) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(125) “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(126) “Tax Matters Agreement” shall mean that certain Tax Matters Agreement to be entered into between Ligand and OmniAb in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

(127) “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(128) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(129) “Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute OmniAb Assets or OmniAb Liabilities, or Ligand Retained Assets or Ligand Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(130) “Third Party Claim” shall have the meaning set forth in Section 5.4(b).

(131) “Third Party Proceeds” shall have the meaning set forth in Section 5.7(a).

(132) “Transaction-related Expenses” shall have the meaning set forth in Section 9.5.

(133) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(134) “Transferred Entities” shall mean Ab Initio Biotherapeutics, Inc., Crystal Bioscience, Inc., Icagen, LLC, Taurus Biosciences, LLC and xCella Biosciences, Inc.

(135) “Transition Services Agreements” shall mean either or both, as applicable, of those certain Transition Services Agreements to be entered into between Ligand and OmniAb or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as such agreements may be modified or amended from time to time in accordance with their terms.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Ligand” shall also be deemed to refer to the applicable member of the Ligand Group, references to “OmniAb” shall also be deemed to refer to the applicable member of the OmniAb Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Ligand or OmniAb shall be deemed to require Ligand or OmniAb, as the case may be, to cause the applicable members of the Ligand Group or the OmniAb Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.

Section 2.2 Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. Prior to the Distribution Time, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Distribution Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b) Transfer of Assets. At or prior to the Distribution Time (it being understood that some of such Transfers may occur following the Distribution Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i) Ligand shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to OmniAb and/or the respective OmniAb Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the OmniAb Assets, and the applicable OmniAb Asset Transferees shall accept from Ligand and the applicable members of the Ligand Group all of Ligand’s and the other members of the Ligand Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests, that are included in the OmniAb Assets.

(ii) Any costs and expenses incurred after the Distribution Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth in Section 9.5. Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

For the avoidance of doubt any OmniAb Assets already held by OmniAb prior to the Internal Reorganization shall not need to be Transferred and shall remain with OmniAb prior to and following the Distribution Time.

(c) Assumption of Liabilities. Except as pursuant to this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Distribution Time (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, OmniAb shall, or shall cause a member of the OmniAb Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the OmniAb Liabilities and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Ligand shall, or shall cause a member of the Ligand Group to, Assume all of the Ligand Retained Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Distribution Time, (C) whether accruals for such Liabilities have been transferred to OmniAb or included on a combined balance sheet of the OmniAb Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Ligand Group or the OmniAb Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Ligand Group or the OmniAb Group in respect of such Liabilities.

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto. The foregoing shall not preclude OmniAb or any member of the OmniAb Group from disputing in good faith with any third party (other than Ligand or any member of the Ligand Group) the validity of any OmniAb Liabilities or raising any available defenses in connection therewith.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the Ligand Group or the OmniAb Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Ligand Group or the OmniAb Group, as applicable, is liable for any Ligand Retained Liability or OmniAb Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Ligand Group or the OmniAb Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume any such Liability in connection with Section 2.2(c).

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, and other than as provided by Article VIII, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Distribution Time, so that each Party or the members of their respective Groups as of the Distribution Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Ligand Retained Asset or OmniAb Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Distribution Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the OmniAb Group or the Ligand Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the OmniAb Business or the Ligand Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a Ligand Retained Asset or an OmniAb Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a Ligand Retained Asset or OmniAb Asset, any such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Unless the Parties otherwise agree, each of Ligand and OmniAb shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Distribution Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

Section 2.4 Intercompany Accounts, Loans and Agreements.

(a) Except as set forth in Section 5.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)), and (y) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Ligand Group, on the one hand, and any member of the OmniAb Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Distribution Time, shall be paid, performed or otherwise settled on or prior to the Distribution Time, and all arrangements, understandings and agreements relating thereto are hereby terminated.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Distribution Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c) Each of Ligand or any member of the Ligand Group, on the one hand, and OmniAb or any member of the OmniAb Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Distribution Time, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.

Section 2.5 Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Distribution Time (other than pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Distribution Time (other than as set forth in this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Distribution Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Distribution Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Distribution Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Transfers Not Effected at or Prior to the Distribution Time; Transfers Deemed Effective as of the Distribution Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Distribution Time, the Parties shall use commercially reasonable efforts (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) to effect such Transfers or Assumptions as promptly following the Distribution Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Distribution Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Distribution Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Time to the relevant member or members of the Ligand Group or the OmniAb Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Time, subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) After the Distribution Time, each Party (or any member of its Group) may receive mail, packages, electronic mail or other electronic communications and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Distribution Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages, electronic mail or other electronic communication and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or other electronic communication or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) With respect to Assets and Liabilities described in Section 2.6(a), each of Ligand and OmniAb shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Distribution Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Distribution Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located; provided, that the allocation of Assets and Liabilities provided for in any Conveyancing and Assumption Instruments shall be consistent with the terms of this Agreement, unless otherwise approved in writing by the Parties and APAC . The Transfer of capital stock shall, to the extent necessary to evidence a valid Transfer, be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Distribution Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Distribution Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives or retains any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d) At or prior to the Distribution Time, each of Ligand and OmniAb shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Time, Ligand and OmniAb in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Ligand or Subsidiary of OmniAb, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9 Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Distribution Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Distribution Time or as soon as practicable thereafter, (i) Ligand shall (with the reasonable cooperation of the applicable member of the OmniAb Group) use its commercially reasonable efforts to have each member of the OmniAb Group removed as guarantor of or obligor for any Ligand Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Ligand Retained Liabilities and (ii) OmniAb shall (with the reasonable cooperation of the applicable member of the Ligand Group) use commercially reasonable efforts to have each member of the Ligand Group removed as guarantor of or obligor for any OmniAb Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to OmniAb Liabilities.

(b) At or prior to the Distribution Time, to the extent required to obtain a release from a guaranty:

(i) of any member of the Ligand Group, OmniAb shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which OmniAb would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the OmniAb Group, Ligand shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Ligand would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Ligand or OmniAb is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Ligand, to the extent a member of the Ligand Group has assumed the underlying Liability with respect to such guaranty or OmniAb, to the extent a member of the OmniAb Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) OmniAb shall reimburse the applicable member of the Ligand Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Ligand and OmniAb, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d) Ligand and OmniAb shall cooperate and OmniAb shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Ligand or other members of the Ligand Group on behalf of or in favor of any member of the OmniAb Group or the OmniAb Business (the “Ligand CSIs”) as promptly as practicable with Credit Support Instruments from OmniAb or a member of the OmniAb Group as of the Distribution Time. With respect to any Ligand CSIs that remain outstanding after the Distribution Time, (i) OmniAb shall, and shall cause the members of the OmniAb Group to, jointly and severally indemnify and hold harmless the Ligand Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including, without limitation, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Ligand CSIs in accordance with the terms thereof, (ii) OmniAb shall reimburse the applicable member of the Ligand Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of Ligand, OmniAb shall not, and shall not permit any member of the OmniAb Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Ligand or any member of the Ligand Group has issued any Credit Support Instruments which remain outstanding. Neither Ligand nor any member of the Ligand Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the OmniAb Group or the OmniAb Business after the expiration of any such Credit Support Instrument.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EACH OF LIGAND (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LIGAND GROUP), OMNIAB (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OMNIAB GROUP) AND APAC UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 2.11 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY

CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Ligand (on behalf of itself and each member of the Ligand Group), OmniAb (on behalf of itself and each member of the OmniAb Group) and APAC further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Ligand or any member of the Ligand Group, on the one hand, and OmniAb or any member of the OmniAb Group, on the other hand, are jointly or severally liable for any Ligand Retained Liability or any OmniAb Liability, respectively, then, the Parties and APAC intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement, the Merger Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties (except as otherwise provided in any such agreements), allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and APAC and their respective Subsidiaries.

(c) OmniAb hereby waives compliance by Ligand and each and every member of the Ligand Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the OmniAb Assets to OmniAb or any member of the OmniAb Group.

Section 2.12 Cash Management; Consideration.

(a) Except as provided in this Section 2.12, all cash and Cash Equivalents held by any member of the OmniAb Group as of the Distribution Time shall be an OmniAb Asset and all cash and Cash Equivalents held by any member of the Ligand Group as of the Distribution Time shall be a Ligand Retained Asset. To the extent that following the Distribution Time any Cash Equivalents are required to be transferred from any member of the Ligand Group to any member of the OmniAb Group or from any member of the OmniAb Group to any member of the Ligand Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b) In exchange for the Contribution, OmniAb agrees, on or prior to the Distribution Date, to issue to Ligand a number of newly issued, fully paid and nonassessable shares of OmniAb Stock as is necessary to effect the Distribution and such that immediately following the Distribution Ligand will hold none of the outstanding shares of OmniAb Stock.

(c) Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or any Ancillary Document, and except as otherwise provided in Section 9.5 (relating to Reimbursable Transaction-related Expenses) or the Tax Matters Agreement (relating to Taxes), (i) Ligand shall have all rights to and shall retain all payments received or accrued by it, any member of the Ligand Group or any member of the OmniAb Group at any time up to and until the Distribution Time relating to current accounts receivable of any member of the OmniAb Group (such current accounts receivable being included in Ligand Retained Assets), and (ii) Ligand shall pay all costs and expenses relating to current accounts payable and current accrued liabilities of any member of the OmniAb Group that are outstanding or accrued at any time up to and until the Distribution Time (such current accounts payable and current accrued liabilities being included in Ligand Retained Liabilities). For illustrative purposes only, an example showing such current accounts receivable, accounts payable and accrued liabilities being retained by Ligand is attached to this Agreement as Exhibit B. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Merger Agreement or any Ancillary Document, the cash portion of the Contribution to be made by Ligand in connection with the Separation shall be (i) increased by any amounts received by any member of the Ligand Group or the OmniAb Group that is actually retained by any member of the Ligand Group in respect of a Commercial Milestone Event (as defined in that certain Platform License Agreement, by and between Open Monoclonal Technologies Inc. and CNA Development LLC, dated as of October 4, 2013) (the “Specific Milestone Payments”) (such amounts being included in OmniAb Assets) and (ii) decreased by those certain costs and expenses relating solely to the OmniAb Business paid by Ligand through and including the Distribution Date that are set forth on Schedule 2.12(c) (the “Other Reimbursable Expenses”) (such costs and expenses being included in OmniAb Liabilities).

ARTICLE III

COMPLETION OF THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution. Prior to the Distribution Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to Nasdaq. Ligand shall give Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. OmniAb shall file with the Commission any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. Ligand and OmniAb shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

(c) Authorized Number of Shares. Prior to the Distribution, the Parties shall take all necessary action required to file an amendment to the Certificate of Incorporation of OmniAb with the Secretary of State of the State of Delaware to increase the number of authorized shares of OmniAb Stock so that OmniAb Stock then authorized shall be equal to the number of shares of OmniAb Stock necessary to effect the Distribution.

(d) Availability of Information. Ligand shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Ligand Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(e) The Distribution Agent. Ligand shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(f) Officers and Directors. At or prior to the Distribution Time, the Parties shall take all necessary action so that, as of the Distribution Time, the executive officers and directors of OmniAb will be as set forth in the Information Statement.

(g) Satisfying Conditions to the Distribution. Each of Ligand, OmniAb and APAC shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Distribution Time.

(h) Resignations and Removals. On or prior to the Distribution Date or as soon thereafter as practicable, (i) Ligand shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the OmniAb Group) to resign or be removed, effective as of the Distribution Time, from all positions as officers or directors of any member of the OmniAb Group in which they serve, and (ii) OmniAb shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Distribution Time, from all positions as officers or directors of any members of the Ligand Group in which they serve. Notwithstanding the foregoing, no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Form 10 as a Person who is to hold such position or office following the Distribution.

(i) Contribution. On or prior to the Distribution Date, the Contribution shall have been made.

Section 3.2 Effecting the Distribution.

(a) Delivery of OmniAb Stock. Upon consummation of the Distribution, Ligand shall deliver to the Agent, a book-entry authorization representing the OmniAb Stock being distributed in the Distribution for the account of the Record Holders and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. The Agent shall hold such book-entry shares for the account of the Record Holders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the Distribution Time and prior to the Effective Time, the shares of OmniAb Stock shall not be transferable and the transfer agent for the OmniAb Stock shall not transfer any shares of OmniAb Stock; provided, for the avoidance of doubt, that the exchange of such shares of OmniAb Stock for shares of Domesticated Parent Common Stock pursuant to the Merger shall not be deemed a transfer subject to the foregoing restrictions. The Distribution shall be deemed to be effective at the Distribution Time upon written authorization from Ligand to the Agent to proceed with the Distribution.

Section 3.3 Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by Ligand in its sole and absolute discretion, of the following conditions (other than the condition set forth in Section 3.3(a), which prior to the termination of the Merger Agreement may not be waived without APAC’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Completion of the Separation. The Separation shall have been completed substantially in accordance with the Reorganization Plan, other than any Transfers and Assumptions or other actions that may occur after the Distribution Time in accordance with the terms of this Agreement.

(b) Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(c) Conditions to Ligand Obligations in Merger Agreement. Each of the conditions in Section 8.1 (other than Section 8.1(b)) and Section 8.2 of the Merger Agreement to Ligand’s obligations to consummate the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger; provided, that such conditions are capable of being satisfied at such time).

(d) Confirmation of Satisfaction of APAC Conditions in Merger Agreement. APAC shall have irrevocably confirmed to Ligand that each condition in Section 8.1 (other than Section 8.1(b)) and Section 8.3 of the Merger Agreement to APAC’s obligations to consummate the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution, or (iii) subject to applicable Law, is or has been waived by APAC.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Cooperation. From and after the Distribution Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreements or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreements in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2 Retained Names.

(a) No later than ninety (90) days following the Distribution Date, OmniAb shall, and shall cause the members of the OmniAb Group, to change their respective names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove the Ligand Retained Names.

(b) Subject to Section 4.2(c), following the Distribution Date, unless otherwise directed by Ligand in writing, OmniAb shall, and shall cause the members of the OmniAb Group to, as soon as reasonably practicable, but in no event later than six (6) months following the Distribution Date, cease to make any use of any Ligand Retained Names. In furtherance thereof, as soon as reasonably practicable but in no event later than six (6) months following the Distribution Date, OmniAb shall, and shall cause the members of the OmniAb Group, to remove, strike over, or otherwise obliterate all Ligand Retained Names from all assets and other materials owned by or in the possession of any member of the OmniAb Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems.

(c) Notwithstanding anything to the contrary in this Section 4.2, no member of the OmniAb Group shall (i) be obligated to cease using or displaying any of the Ligand Retained Names on any (A) non-public-facing, non-customer facing and non-vendor facing documents or materials or (B) executed copies of any Contract, in each case of (A) and (B), in existence, used or disseminated as of the Distribution Date which bear any of the Ligand Retained Names, or (ii) be in breach of this Section 4.2 if, after the Distribution Date, it (x) uses any of the Ligand Retained Names in a nominative manner in textual sentences referencing the historical relationship between Ligand and the Ligand Group, on the one hand, and the OmniAb Group, on the other hand, which references are factually accurate and reasonably necessary to describe such historical relationship, (y) retains any copies of any books, records or other materials that, as of the Distribution Date, contain or display any of the Ligand Retained Names and such copies are used solely for internal or archival purposes (and not public display) or (z) uses any of the Ligand Retained Names to comply with applicable Laws or stock exchange regulations or for litigation, regulatory or corporate filings and documents filed by a member of the OmniAb Group or any of its Affiliates with any Governmental Entity.

(d) Ligand hereby grants to the OmniAb Group a non-exclusive, royalty-free, non-transferable, license to use and display the Ligand Retained Names for the periods set forth in this Section 4.2 as permitted by this Section 4.2 in connection with the transactions contemplated herein.

(e) Any and all use of the Ligand Retained Names by the OmniAb Group and the goodwill afforded thereby shall inure to the sole benefit of Ligand. Any use by the members of the OmniAb Group of any of the Ligand Retained Names as permitted in this Section 4.2 is subject to their use of the Ligand Retained Names in a form and manner, and with standards of quality, of that in effect for the Ligand Retained Names as of the Distribution Date. OmniAb and the other members of the OmniAb Group shall not use the Ligand Retained Names in a manner that reflects negatively on the Ligand Retained Names or on Ligand or any member of the Ligand Group. Upon expiration or termination of the rights granted to the OmniAb Group pursuant to this Section 4.2, OmniAb hereby assigns, and shall cause the other members of the OmniAb Group to assign, to Ligand their respective rights (if any) to any Trademarks forming a part of the Ligand Retained Names. Ligand shall have the right to terminate the foregoing license, effective immediately, if any member of the OmniAb Group fails to comply with the foregoing terms and conditions in this Section 4.2 in any material respect or otherwise fails to comply with any reasonable written direction of Ligand in relation to any member of the OmniAb Group’s use of the Ligand Retained Names, and, in each case, such member of the OmniAb Group has not cured such failure within thirty (30) days after such member of the OmniAb Group’s receipt of written notice from Ligand of such failure. OmniAb shall indemnify, defend and hold harmless Ligand and the members of the Ligand Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the OmniAb Group of the Ligand Retained Names pursuant to this Section 4.2.

(f) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Ligand and the members of the Ligand Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3 Ligand Limited License Grant. Solely to the extent that any Patents or Know-How owned by any member of the Ligand Group are used, practiced or otherwise exploited in the OmniAb Business immediately prior to the Distribution Time, Ligand hereby grants, on behalf of itself and each member of the Ligand Group, to each member of the OmniAb Group, a royalty-free, fully paid-up, perpetual, irrevocable, non-sublicensable (except to subcontractors), non-transferable (except in connection with the transfer of all or substantially all of (i) the assets of the OmniAb Business or (ii) the capital stock of OmniAb), worldwide, non-exclusive license in, to and under such Patents or Know-How to use, practice and otherwise exploit such Patents and Know-How solely in or for the conduct of the OmniAb Business as conducted on or prior to the Distribution Time (and natural evolutions thereof).

Section 4.4 No Restriction on Competition. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other Party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

ARTICLE V

INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i) Ligand, for itself and each member of the Ligand Group, its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of any member of the Ligand Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge OmniAb and the other members of the OmniAb Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the OmniAb Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Ligand Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, the Merger and any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements (such liabilities, the “Ligand Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the OmniAb Groups in respect of any Ligand Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Distribution Time, is a director, officer or employee of any member of the OmniAb Group and is no longer a director, officer or employee of any member of the Ligand Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the OmniAb Group after the Distribution Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Ligand, any member of the Ligand Group, or their respective Affiliates from commencing any Actions against any OmniAb officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Ligand Trade Secrets or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) OmniAb, for itself and each member of the OmniAb Group, its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of any member of the OmniAb Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Ligand and the other members of the Ligand Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the Ligand Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all OmniAb Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, the Merger and any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements (such liabilities, the “OmniAb Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Ligand Group in respect of any OmniAb Released Liabilities; provided, however that for purposes of this Section 5.1(a)(ii), the members of the OmniAb Group shall also release and discharge any officers or other employees of any member of the Ligand Group, to the extent any such officers or employees served as a director or officer of any members of the OmniAb Group prior to the Distribution Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the OmniAb Group, prior to the Distribution Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit OmniAb, any member of the OmniAb Group, or their respective Affiliates from commencing any Actions against any Ligand officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of OmniAb Trade Secrets or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(iii) APAC, for itself and each of its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of APAC or any of its Affiliates (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Ligand and the other members of the Ligand Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the Ligand Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all OmniAb Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, the Merger and any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements (such liabilities, the “APAC Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Ligand Group in respect of any APAC Released Liabilities; provided, however that for purposes of this Section 5.1(a)(iii), APAC and each of its Affiliates shall also release and discharge any officers or other employees of any member of the Ligand Group, to the extent any such officers or employees served as a director or officer of any members of the OmniAb Group prior to the Distribution Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the OmniAb Group, prior to the Distribution Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit APAC or any of its Affiliates from commencing any Actions against any Ligand officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of OmniAb Trade Secrets or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(b) Nothing contained in this Agreement, including Section 5.1(a) or Section 2.5, shall impair or otherwise affect any right of any Party or APAC and, as applicable, a member of such Party’s Group or any of its Affiliates, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, the Merger Agreement any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement to continue in effect after the Distribution Time. In addition, nothing contained in Section 5.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Ligand, any Ligand Retained Liability and (B) with respect to OmniAb, any OmniAb Liability;

(ii) any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Distribution Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(v) the obligations of Ligand, OmniAb, APAC or the other parties to the Merger Agreement to consummate the Merger and the other transactions expressly contemplated to occur at the Closing, subject to the terms and conditions of the Merger Agreement; and

(vi) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties and APAC agree not to bring any Action or permit any other member of their respective Group or any of their Affiliates to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Ligand from indemnifying any director, officer or employee of the OmniAb Group who was a director, officer or employee of Ligand or any of its Affiliates prior to the Distribution Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is an OmniAb Liability, OmniAb shall indemnify Ligand for such Liability (including Ligand’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) OmniAb from indemnifying any director, officer or employee of the Ligand Group who was a director, officer or employee of OmniAb or any of its Affiliates prior to the Distribution Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Ligand Retained Liability, Ligand shall indemnify OmniAb for such Liability (including OmniAb’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c) Each Party and APAC shall not, and shall not permit any member of its Group or any of their respective Affiliates to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or APAC or any member of any other Party’s Group or their respective Affiliates, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d) If any Person associated with a Party or APAC (including any director, officer or employee of a Party or APAC) initiates any Action with respect to claims released by this Section 5.1, the Party or APAC with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party or APAC, as the case may be (and/or the members of such Party’s Group or their Affiliates, as applicable) and such other Party or APAC, as the case may be, shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2 Indemnification by Ligand. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Time, Ligand shall indemnify, defend and hold harmless the OmniAb Indemnitees from and against any and all Indemnifiable Losses of the OmniAb Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Ligand Retained Liabilities, including the failure of any member of the Ligand Group or any other Person to pay, perform or otherwise discharge any Ligand Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Distribution Time, (b) any Ligand Retained Asset or Ligand Retained Business, whether arising prior to, at or after the Distribution Time, or (c) any breach by Ligand of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3 Indemnification by OmniAb and APAC. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Time, OmniAb shall and shall cause the other members of the OmniAb Group to indemnify, defend and hold harmless the Ligand Indemnitees from and against any and all Indemnifiable Losses of the Ligand Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the OmniAb Liabilities, including the failure of any member of the OmniAb Group or any other Person to pay, perform or otherwise discharge any OmniAb Liability in accordance with its respective terms, whether prior to, at or after the Distribution Time, (b) any OmniAb Asset or OmniAb Business, whether arising prior to, at or after the Distribution Time, or (c) any breach by OmniAb of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. From and following the Closing, APAC shall and shall cause its Subsidiaries to indemnify, defend and hold harmless the Ligand Indemnitees from and against any and all Indemnifiable Losses of the Ligand Indemnitees pursuant to this Article V to the extent not paid by a member of the OmniAb Group.

Section 5.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Ligand Indemnitee and OmniAb Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a member of the Ligand Group or the OmniAb Group or APAC or their respective Affiliates (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(97)(vii).

(c) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement or Employee Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third

Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) Except as otherwise set forth in Section 6.6 and Section 7.3, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

(f) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(g) The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that exists as of the Distribution Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Ligand Liabilities and partly OmniAb Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 5.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both the OmniAb Group (or APAC and its Subsidiaries, as applicable) and the Ligand Group in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, OmniAb (or APAC, as applicable) and Ligand agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against OmniAb relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Distribution Time and (ii) where the resolution of such Action by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that adversely impacts the conduct of the Ligand Retained Businesses, Ligand shall have, at Ligand’s expense, the reasonable opportunity to consult, advise and comment on preparation regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by OmniAb to any third party involved in such Action (including any Governmental Entity), to the extent that Ligand’s participation does not affect the defense of any such Action or any privilege in an adverse manner; provided that to the extent that any such action requires the submission by OmniAb of any content relating to any current or former officer or director of Ligand, such content will only be submitted in a form approved by Ligand in its reasonable discretion.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by OmniAb or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Distribution Time, Ligand shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and OmniAb shall in good faith consider and take into account any comments so provided by Ligand with respect to such Governmental Filing.

(d) Each of Ligand and OmniAb agrees that at all times from and after the Distribution Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6 Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of OmniAb and each other member of the OmniAb Group, on the one hand, and Ligand and each other member of the Ligand Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Spin-off Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information regarding the OmniAb Business supplied by a member of the OmniAb Group, on the one hand, or regarding the Ligand Retained Business supplied by a member of the Ligand Group, on the other hand.

Section 5.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V shall survive the Distribution.

(b) The rights and obligations of any member of the Ligand Group, any member of the OmniAb Group or APAC, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

ARTICLE VI

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;

CONFIDENTIALITY; PRIVILEGE

Section 6.1 Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Ligand or such other member of the Ligand Group, respectively, as in effect immediately prior to the Distribution Time, including, without limitation, pursuant to any “Litigation Hold” issued by Ligand or any of its Subsidiaries prior to the Distribution Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Ligand Group or the OmniAb Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Ligand Group or the OmniAb Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution Time, clause (iii) of this sentence applies only to the extent that whichever member of the Ligand Group or the OmniAb Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the OmniAb Business, the Ligand Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement and Employee Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) After the Distribution Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, OmniAb for specific and identified Information:

(i) that (x) relates to OmniAb or the OmniAb Business, as the case may be, prior to the Distribution Time or (y) is necessary for OmniAb to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Ligand and/or OmniAb are parties, Ligand shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if OmniAb has a reasonable need for such originals) in the possession or control of Ligand or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of OmniAb; provided that, to the extent any originals are delivered to OmniAb pursuant to this Agreement or the Ancillary Agreements, OmniAb shall, at its own expense, return them to Ligand within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that Ligand, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Ligand shall not be obligated to provide such Information requested by OmniAb;

(ii) that (x) is required by OmniAb with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on OmniAb (including under applicable securities laws) by a Governmental Entity having jurisdiction over OmniAb, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Ligand shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if OmniAb has a reasonable need for such originals) in the possession or control of Ligand or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of OmniAb; provided that, to the extent any originals are delivered to OmniAb pursuant to this Agreement or the Ancillary Agreements, OmniAb shall, at its own expense, return them to Ligand within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Ligand, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a third party or waive any Privilege, Ligand shall not be obligated to provide such Information requested by OmniAb; or

(b) After the Distribution Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Ligand for specific and identified Information:

(i) that (x) relates to matters prior to the Distribution Time or (y) is necessary for Ligand to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Ligand and/or OmniAb are parties, OmniAb shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Ligand has a reasonable need for such originals) in the possession or control of OmniAb or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Ligand; provided that, to the extent any originals are delivered to Ligand pursuant to this Agreement or the Ancillary Agreements, Ligand shall, at its own expense, return them to OmniAb within a reasonable time after the need to retain such originals has ceased; provided further that, in the event any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a third party or waive any Privilege, OmniAb shall not be obligated to provide such Information requested by Ligand.

(ii) that (x) is required by Ligand with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Ligand (including under applicable securities laws) by a Governmental Entity having jurisdiction over Ligand, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, OmniAb shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Ligand has a reasonable need for such originals) in the possession or control of OmniAb or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Ligand; provided that, to the extent any originals are delivered to Ligand pursuant to this Agreement or the Ancillary Agreements, Ligand shall, at its own expense, return them to OmniAb within a reasonable time after the need to retain such originals has ceased.

(c) Each of Ligand and OmniAb shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 6.3 Auditors and Audits.

(a) Until the first OmniAb fiscal year end occurring after the Distribution Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the Commission and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2021 fiscal year and the five (5) year period ending December 31, 2021, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

Section 6.4 Witness Services. At all times from and after the Distribution Time, each of Ligand and OmniAb shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.6 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Ligand and OmniAb shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v)

as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Ligand Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Distribution Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Ligand’s confidential and proprietary information pursuant to policies in effect as of the Distribution Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Distribution Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the OmniAb Business (in the case of the OmniAb Group) or the Ligand Retained Business (in the case of the Ligand Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.6(a).

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, following the Distribution Time, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.7 Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Ligand Group and the OmniAb Group, and that each of the members of the Ligand Group and the OmniAb Group should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including, but not limited to, the attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution Time to each of Ligand and OmniAb. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of Ligand or OmniAb, as the case may be, while other such post-Distribution services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Ligand and OmniAb. With respect to such post-Distribution services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Ligand and OmniAb shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 6.7(c)(i), Privileged Information relating to post-Distribution services provided solely to one of Ligand or OmniAb shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or (b):

(i) Subject to Section 6.7(c)(iii), neither Party may waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the written consent of the other Party, which shall not be unreasonably withheld or delayed;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Neither party shall unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests; and

(iii) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Ligand and OmniAb as set forth in Section 6.6 and this Section 6.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5, Section 6.1, Section 6.2 and Section 6.3 , the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.8 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, or unless expressly agreed in a subsequent and separate agreement, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.9 Processing of Personal Information.

(a) Both Parties shall cooperate to ensure that their respective Processing of Personal Information hereunder does and will materially comply with all applicable Privacy Requirements and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Privacy Requirements. Nothing in this Section 6.9 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Privacy Laws.

(b) To the extent required to do so by applicable Privacy Requirements as a result of or in connection with the transactions contemplated hereby, including the completion of the Internal Reorganization, the Parties agree to enter into such data processing agreements as required to comply with applicable Privacy Laws and shall act reasonably and in good faith in doing so.

(c) It is understood and agreed by the Parties that the transfer of Personal Information in connection with the Transfer of Assets will not violate any Privacy Requirements in any material respect.

Section 6.10 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Negotiation. Except as otherwise provided in any Ancillary Agreement, in the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), where such Dispute is between the Parties or between Ligand and APAC, the general counsels or chief legal officers of the parties to the Dispute (or such other individuals designated by the respective general counsels or chief legal officers) and/or the executive officers designated by the parties to the Dispute shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the parties to such Dispute in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a party to such Dispute of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 7.1 shall be confidential, and no written or oral statements or offers made by the parties to the Dispute during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings.

Section 7.2 Relief in Court. If the Dispute has not been resolved for any reason after the Negotiation Period, each party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 9.16.

Section 7.3 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

ARTICLE VIII

INSURANCE

Section 8.1 Insurance Matters. The provisions of this Section 8.1 shall apply only to the extent not otherwise provided for in the Employee Matters Agreement.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable insurance policy, OmniAb, each other member of the OmniAb Group and each of their respective directors, officers and employees will be successors in interest and/or additional insureds and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Time (with respect to events occurring or claimed to have occurred before the Distribution Time) as a Subsidiary, Affiliate, division, director, officer or employee of Ligand before the Distribution Time under any insurance policy, including any rights that OmniAb, any other member of the OmniAb Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Time, with respect to events occurring before the Distribution Time.

(b) After the Distribution Time, Ligand (and each other member of the Ligand Group) and OmniAb (and each other member of the OmniAb Group) shall not, without the consent of OmniAb or Ligand, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d) No member of the Ligand Group or any Ligand Indemnitee will have any Liabilities whatsoever as a result of the insurance policies as in effect at any time before the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e) Except to the extent otherwise provided in Section 8.1(b), in no event will Ligand, any other member of the Ligand Group or any Ligand Indemnitee have any Liability or obligation whatsoever to any member of the OmniAb Group if any insurance policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the OmniAb Group for any reason whatsoever or is not renewed or extended beyond the current expiration date of any such insurance policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any members of the Ligand Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the OmniAb Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period. After the Distribution Time, OmniAb will acquire its own insurance policies covering the OmniAb Group and each of their respective directors, officers and employees.

(h) To the extent that any insurance policy provides for the reinstatement of policy limits, and both Ligand and OmniAb desire to reinstate such limits, the cost of reinstatement will be shared by Ligand and OmniAb as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Distribution Time, with respect to which any OmniAb Indemnitee may seek to exercise any right under any insurance policy pursuant to this Section 8.1. If OmniAb receives notice or otherwise learns of any Covered Matter, OmniAb shall promptly give Ligand written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, OmniAb shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to OmniAb. If Ligand or another member of the Ligand Group fails to notify OmniAb within fifteen (15) days that it has submitted an insurance claim with respect to a Covered Matter or Joint Claim, OmniAb shall be permitted to submit (on behalf of the applicable OmniAb Indemnitee) such insurance claim.

(j) Each of OmniAb and Ligand will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement among the Parties and APAC with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties, APAC or their respective Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern, except as otherwise provided in the Tax Matters Agreement.

Section 9.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and APAC and delivered to each of the Parties and APAC.

Section 9.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties and APAC contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5 Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, or as otherwise agreed in writing among Ligand, OmniAb and APAC, Ligand and OmniAb shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement, any Ancillary Agreement and the Form 10 and the consummation of the Internal Reorganization, the Contribution, the Distribution and the Merger (the “Transaction-related Expenses”). OmniAb shall reimburse Ligand for all documented, out-

of-pocket Transaction-related Expenses of OmniAb that have been paid by Ligand through and including the Distribution Date (the “Reimbursable Transaction-related Expenses”) by Ligand’s deducting such amount from the cash portion of the Contribution to be made by it in connection with the Separation. On or prior to the date that is three (3) Business Days prior to the Distribution Date, Ligand shall furnish to APAC a schedule of the Reimbursable Transaction-related Expenses, together with supporting documentation.

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by email (provided confirmation of transmission is electronically generated and kept on file by the sending party and so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), to the respective Parties or APAC at the following addresses (or at such other address for a Party or APAC as shall be specified in a notice given in accordance with this Section 9.6):

To Ligand:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

Email: tespinoza@ligand.com

With a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, California 92130

Attn:                 Matthew Bush

                  Scott Shean

Email:               matt.bush@lw.com

                  scott.shean@lw.com

To OmniAb:

OmniAb, Inc.

5980 Horton Street, Suite 405

Emeryville, CA 94608

Attn: Chief Legal Officer

Email: cberkman@omniab.com

With a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, California 92130

Attn:               Matthew Bush

               Scott Shean

Email:             matt.bush@lw.com

                scott.shean@lw.com

To APAC:

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor New York, New York 10022

Attn: Benjamin Silbert, General Counsel

Email: Silbert@avistacap.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attn:                Jaclyn L. Cohen, Esq.

                         Raymond O. Gietz, Esq.

Email:             jackie.cohen@weil.com

                         raymond.gietz@weil.com

Section 9.7 Consents. Any consent required or permitted to be given by any Party or APAC to the other Party or APAC under this Agreement shall be in writing and signed by the Party or APAC, as the case may be, giving such consent and shall be effective only against such Party (and its Group) or APAC (and its Affiliates), as the case may be.

Section 9.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party or APAC without the prior written consent of the other Party and APAC, and any attempt to assign any rights or obligations arising under this Agreement without such consents shall be void. Notwithstanding the foregoing, and subject to any restrictions on assignment pursuant to Article IV of the Tax Matters Agreement, this Agreement shall be assignable to a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement; provided, however, that no assignment permitted by this Section 9.8 shall release the assigning Party or APAC, as the case may be, from liability for the full performance of its obligations under this Agreement.

Section 9.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties, APAC and their respective successors and permitted assigns.

Section 9.10 Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by each of Ligand, OmniAb and APAC; provided, however, that this Agreement shall terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution.

Section 9.11 Payment Terms.

(a) Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party or APAC (and/or a member of such Party’s Group or its Affiliates), on the one hand, to the other Party or APAC (and/or a member of such Party’s Group or its Affiliate), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party or APAC, as the case may be, receiving any payment under this Agreement specifying otherwise, all payments to be made by either Party or APAC under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 9.12 Subsidiaries. Each of the Parties and APAC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or APAC, as the case may be, or by any entity that becomes a Subsidiary of such Party or APAC, as the case may be, at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party or APAC, as the case may be.

Section 9.13 Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and APAC and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement. For the avoidance of doubt, no stockholder of Ligand, OmniAb or APAC shall be third-party beneficiaries for any purpose prior to the Distribution, and no stockholder (or Party or APAC on behalf of their respective stockholders) shall be entitled to bring any claim for damages prior to the Distribution based on a decrease in share value or lost premiums.

Section 9.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.15 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Ligand Group or the OmniAb Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Ligand Group or the OmniAb Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 9.16 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(b) Each of the Parties and APAC agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties and APAC irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 9.17; (ii) waives any objections which such Party or APAC, as the case may be, may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.16(b) and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.16(b) in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.6 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party or APAC in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties and APAC agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party and APAC further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

(c) EACH OF LIGAND, OMNIAB AND APAC HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENT, INSTRUMENTS OR DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS, INSTRUMENTS OR DOCUMENTS. NEITHER LIGAND, OMNIAB NOR APAC SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR DOCUMENTS. NEITHER LIGAND, OMNIAB NOR APAC WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH OF LIGAND, OMNIAB AND APAC CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, INSTRUMENT OR DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.16(c). NONE OF LIGAND, OMNIAB OR APAC HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OF THE OTHERS THAT THE PROVISIONS OF THIS SECTION 9.16(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.17 Specific Performance. From and after the Distribution Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties and APAC agree that APAC and the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties and APAC agree that, from and after the Distribution Time, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.18 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties and APAC shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.19 Interpretation. The Parties and APAC have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party or APAC, as the case may be, drafting or causing any instrument to be drafted.

Section 9.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party or APAC a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).

Section 9.21 Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties and APAC, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 9.11) by: (i) OmniAb to Ligand shall be treated for all Tax purposes as a distribution by OmniAb to Ligand with respect to stock of OmniAb occurring on or immediately before the Distribution Time; or (ii) Ligand to OmniAb shall be treated for all Tax purposes as a tax-free contribution by Ligand to OmniAb with respect to its stock occurring on or immediately before the Distribution Time; and in each case, no Party or APAC shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 9.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.23 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Ligand and OmniAb and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Ligand or OmniAb.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Ligand, OmniAb and APAC have caused this Agreement to be duly executed as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

OMNIAB, INC.

By:
Name:
Title:

AVISTA PUBLIC ACQUISITION CORP. II

By:
Name:
Title:

Exhibit B to the Merger Agreement

TAX MATTERS AGREEMENT

by and among

AVISTA PUBLIC ACQUISITION CORP. II1

LIGAND PHARMACEUTICALS INCORPORATED

and

OMNIAB, INC.

Dated as of March 23, 2022

[1]	Note to Draft: To update to Avista’s name post-domestication.

		Page
ARTICLE I
DEFINITIONS
1.1	General	2

ARTICLE II
PAYMENTS AND TAX REFUNDS
2.1	Allocation of Federal Taxes	10
2.2	Allocation of State Taxes	11
2.3	Allocation of Foreign Taxes	12
2.4	Certain Transaction Taxes	13
2.5	Determinations Regarding the Allocation and Attribution of Taxes	13
2.6	Allocation of Employment Taxes	13
2.7	Tax Refunds	13
2.8	Tax Benefits	14
2.9	Prior Agreements	14

ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
3.1	Remainco’s Responsibility	14
3.2	Spinco’s Responsibility	15
3.3	Right To Review Tax Returns	15
3.4	Cooperation	15
3.5	Tax Reporting Practices	15
3.6	Reporting of Reorganization	16
3.7	Payment of Taxes	17
3.8	Amended Returns and Carrybacks	17
3.9	Tax Attributes	18

ARTICLE IV
TAX-FREE STATUS OF THE DISTRIBUTION
4.1	Representations and Warranties	18
4.2	Restrictions Relating to the Distribution	19

ARTICLE V
INDEMNITY OBLIGATIONS
5.1	Indemnity Obligations	22
5.2	Indemnification Payments	23
5.3	Payment Mechanics	23
5.4	Treatment of Payments	24

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ARTICLE VI
TAX CONTESTS
6.1	Notice	24
6.2	Separate Returns	24
6.3	Joint Return	24
6.4	Obligation of Continued Notice	25
6.5	Settlement Rights	25
6.6	Tax Contest Participation	25

ARTICLE VII
COOPERATION
7.1	General	26
7.2	Consistent Treatment	26

ARTICLE VIII
RETENTION OF RECORDS; ACCESS
8.1	Retention of Records	26
8.2	Access to Tax Records	26

ARTICLE IX
DISPUTE RESOLUTION
9.1	Dispute Resolution	27

ARTICLE X
MISCELLANEOUS PROVISIONS
10.1	Entire Agreement; Construction	28
10.2	Interest on Late Payments	28
10.3	Successors and Assigns	28
10.4	Subsidiaries	28
10.5	Assignability	28
10.6	No Fiduciary Relationship	28
10.7	Further Assurances	29
10.8	Survival	29
10.9	Notices	29
10.10	Counterparts	30
10.11	Consents	30
10.12	Expenses	30
10.13	Termination and Amendment	30
10.14	Titles and Headings	30
10.15	Severability	30
10.16	Interpretation	30
10.17	No Duplication; No Double Recovery	30
10.18	No Waiver	30
10.19	Governing Law	30
10.20	Distribution Time	31

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of March 23, 2022 by and among Avista Public Acquisition Corp. II, a Delaware corporation2 (“Parent”), Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Remainco”), and OmniAb, Inc., a Delaware corporation (“Spinco” and, together with Parent and Remainco, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, the board of directors of Remainco has determined that it is in the best interests of Remainco to separate Remainco’s business from Spinco’s business pursuant to the Separation Agreement (the “Separation”) and, following the Separation, to undertake the Distribution;

WHEREAS, Remainco will effect certain restructuring transactions for the purpose of aggregating Spinco’s business in the Spinco Group (as defined below) prior to the Distribution (the “Reorganization”) and in connection therewith, undertake the Contribution to Spinco which, in exchange therefor, Spinco shall issue to Remainco shares of Spinco Common Stock;

WHEREAS, Remainco intends to effect the Distribution in a transaction that, together with the Contribution, is intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, pursuant to that Merger Agreement entered into as of March 23, 2022 by and among Remainco, Spinco, Parent, and Merger Sub (the “Merger Agreement”), following the completion of the Distribution, Merger Sub will be merged with and into Spinco, with Spinco continuing as the surviving corporation;

WHEREAS, the Parties intend that the Merger (as defined below) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, certain members of the Remainco Group (as defined below), on the one hand, and certain members of the Spinco Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Distribution combined with certain steps in the Reorganization.

[2]	Note to Draft: To update to Avista’s name post-domestication.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE X

DEFINITIONS

Section 10.1 General. As used in this Agreement, the following terms shall have the following meanings:

(136) “Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

(137) “Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. The term “Affiliate” shall refer to Affiliates of a Person as determined immediately after the Merger.

(138) “Agreement” shall have the meaning set forth in the preamble hereto.

(139) “Ancillary Agreements” shall have the meaning set forth in the Separation Agreement; provided, however, this Agreement shall not be considered an “Ancillary Agreement.”

(140) “Business Day” shall have the meaning set forth in the Separation Agreement.

(141) “Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

(142) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(143) “Contribution” shall have the meaning set forth in the Separation Agreement.

(144) “Distribution” shall have the meaning set forth in the Separation Agreement.

(145) “Distribution Date” shall mean the date on which the Distribution is completed.

(146) “Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Tax-Free Status of the Internal Transactions.

(147) “Distribution Time” shall have the meaning set forth in the Separation Agreement.

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(148) “Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

(149) “Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

(150) “Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Spinco Common Stock or Parent stock.

(151) “Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(152) “Federal Other Tax” any Tax imposed by the federal government of the United States other than any Federal Income Tax and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

(153) “Federal Tax” means any Federal Income Tax or Federal Other Tax.

(154) “Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

(155) “Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations § 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(156) “Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

(157) “Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

(158) “Governmental Entity” shall have the meaning set forth in the Separation Agreement.

(159) “Group” shall mean the Remainco Group, the Spinco Group or the Parent Group, as the context requires.

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(160) “Indemnifying Party” shall have the meaning set forth in Section 5.2.

(161) “Indemnitee” shall have the meaning set forth in Section 5.2.

(162) “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(163) “Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Remainco Group together with one or more members of the Spinco Group.

(164) “Law” shall have the meaning set forth in the Separation Agreement.

(165) “Merger” shall have the meaning set forth in the Merger Agreement.

(166) “Merger Sub” shall have the meaning set forth in the Merger Agreement.

(167) “Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

(168) “Parent” shall have the meaning set forth in the preamble hereto.

(169) “Parent Group” shall mean Parent and each of its direct and indirect Subsidiaries after the Merger.

(170) “Parties” shall mean the parties to this Agreement.

(171) “Past Practices” shall have the meaning set forth in Section 3.5.

(172) “Person” shall have the meaning set forth in the Separation Agreement.

(173) “Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

(174) “Post-Distribution Ruling” shall have the meaning set forth in Section 4.2(c).

(175) “Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

(176) “Prohibited Acts” shall have the meaning set forth in Section 4.2.

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(177) “Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco or Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco (or any successor thereto) or Parent would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, an amount of stock of Spinco or Parent that would, when combined with any other changes in ownership of Spinco stock or Parent stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise 45% or more of (a) the value of all outstanding shares of stock of Spinco or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Spinco or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco or Parent of a shareholder rights plan, (ii) issuances by Spinco or Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)) or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Spinco shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a proposed Acquisition Transaction.

(178) “Protective Section 336(e) Elections” shall have the meaning set forth in Section 3.6(b).

(179) “Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

(180) “Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

(181) “Remainco” shall have the meaning set forth in the preamble hereto.

(182) “Remainco Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Remainco Group is a member.

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(183) “Remainco Common Stock” shall mean the common stock of Remainco, par value $0.001 per share.

(184) “Remainco Disqualifying Action” means, with respect to any Distribution Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the Remainco Group that results in any Party (or any of its Affiliates) being liable for such Distribution Taxes pursuant to a Final Determination, (b) any event (or series of events) involving capital stock of Remainco or any assets of any member of the Remainco Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials; provided, however, a Remainco Disqualifying Action shall not include any failure to be true, inaccuracy in, or breach of any of the representations, warranties, statements or covenants contained in the Tax Materials that is a failure to be true, inaccuracy in, or breach of the representations, warranties, statements or covenants contained in Section 4.1(c) that Parent or Spinco is responsible for pursuant to Section 4.1(c).

(185) “Remainco Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for a Remainco Affiliated Group.

(186) “Remainco Group” shall mean Remainco and each Person that is a Subsidiary of Remainco; provided, however, that no member of the Spinco Group shall be a member of the Remainco Group.

(187) “Remainco Retained Business” shall have the meaning given to the term “Ligand Retained Business” in the Separation Agreement.

(188) “Remainco Separate Return” shall mean any Tax Return of or including any member of the Remainco Group (including any consolidated, combined, or unitary return) that does not include any member of the Spinco Group.

(189) “Reorganization” shall have the meaning set forth in the recitals.

(190) “Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

(191) “Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

(192) “Section 336(e) Allocation Statement” shall have the meaning set forth in Section 3.6(c).

(193) “Section 336(e) Tax Benefit Percentage” means, with respect to any Distribution Taxes and Tax-Related Losses attributable thereto, the percentage equal to one hundred percent (100%) minus the percentage of such Distribution Taxes and Tax-Related Losses for which Remainco is entitled to indemnification under this Agreement.

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(194) “Separate Return” shall mean a Remainco Separate Return or a Spinco Separate Return, as the case may be.

(195) “Separation” shall have the meaning set forth in the recitals.

(196) “Separation Agreement” shall have the meaning set forth in the preamble hereto.

(197) “Spinco” shall have the meaning set forth in the preamble hereto.

(198) “Spinco Business” shall have the meaning given to the term “OmniAb Business” in the Separation Agreement.

(199) “Spinco Common Stock” shall mean the Common Stock, par value $0.001 per share, of Spinco.

(200) “Spinco Disqualifying Action” means, with respect to any Distribution Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by Parent or any member of the Spinco Group that results in any Party (or any of its Affiliates) being liable for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) any event (or series of events) involving capital stock of Parent or Spinco or any assets of any member of the Parent Group or Spinco Group, or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained herein; provided however, that a Spinco Disqualifying Action shall not include a failure to be true, inaccuracy in, or breach of the representations, warranties, statements or covenants in Section 4.1(c) that is the responsibility of Remainco pursuant to Section 4.1(c).

(201) “Spinco Group” shall mean Spinco and each Person that will be a Subsidiary of Spinco as of immediately after the Distribution Time; provided, that, for the avoidance of doubt, no member of the Remainco Group shall be a member of the Spinco Group.

(202) “Spinco Separate Return” shall mean any Tax Return of or including any member of the Spinco Group (including any consolidated, combined, or unitary return) that does not include any member of the Remainco Group.

(203) “Straddle Period” shall mean any taxable year or other Tax Period that begins on or before the Distribution Date and ends after the Distribution Date.

(204) “State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State that is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

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(205) “State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing

(206) “State Taxes” means any State Income Tax or any State Other Tax.

(207) “Subsidiary” shall have the meaning set forth in the Separation Agreement.

(208) “Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-U.S. Governmental Entity or political subdivision thereof, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(209) “Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future Tax Period.

(210) “Tax Benefit” shall have the meaning set forth in Section 2.8.

(211) “Tax Certificates” shall mean any certificates of officers of Parent, Remainco and Spinco, provided to Latham & Watkins LLP, Weil, Gotshal & Manges LLP or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Reorganization, Distribution, or Merger.

(212) “Tax Contest” shall have the meaning set forth in Section 6.1.

(213) “Tax-Free Status of the Internal Transactions” shall mean the qualification of the Contribution and the Distribution, taken together, (A) as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (B) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (C) as a transaction in which Remainco, Spinco and the holders of Remainco Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of the holders of Remainco Common Stock for cash in lieu of fractional shares of Spinco Common Stock and in the case of Remainco and Spinco, amounts subject to Section 356 of the Code and intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

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(214) “Tax-Free Status of the Merger” shall mean the qualification of the Merger as a reorganization under 368(a) of the Code and as a transaction in which the shareholders of Spinco recognize no income or gain pursuant to Section 354(a) of the Code (except to the extent of any cash received in lieu of fractional shares of Parent stock).

(215) “Tax-Free Status of the Transactions” shall mean both the Tax-Free Status of the Internal Transactions and the Tax-Free Status of the Merger.

(216) “Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

(217) “Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

(218) “Tax Materials” shall have the meaning set forth in Section 4.1(a).

(219) “Tax Opinion” shall mean any written opinion of Latham & Watkins LLP, Weil, Gotshal & Manges LLP or any other Law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Separation, the Reorganization, the Contribution, the Distribution or the Merger, as applicable.

(220) “Tax Period” means, with respect to any Tax, the period for which such Tax is reported as provided under the Code or other applicable Tax Law.

(221) “Tax Records” shall have the meaning set forth in Section 8.1.

(222) “Tax-Related Losses” shall mean with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Remainco (or any of its Affiliates) or Spinco (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Tax-Free Status of the Transactions.

(223) “Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(224) “Taxing Authority” shall mean any Governmental Entity or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

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(225) “Transactions” shall mean the Contribution, Distribution and Merger.

(226) “Transaction Taxes” shall mean all Taxes imposed on the Remainco Group or the Spinco Group in connection with the Separation, the Reorganization, the Contribution or the Distribution other than Distribution Taxes.

(227) “Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

(228) “Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized law firm or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion may assume that the Tax-Free Status of the Transactions would apply if not for the occurrence of the transaction in question.

ARTICLE XI

PAYMENTS AND TAX REFUNDS

Section 11.1 Allocation of Federal Taxes. Except as otherwise provided in Section 2.4, Federal Taxes shall be allocated as follows:

(a) Federal Income Taxes.

(i) Remainco shall be responsible for any and all Federal Income Taxes (including any increase in such Taxes as a result of a Final Determination) due with respect to or required to be reported on (A) any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period, (B) any Remainco Separate Return, or (C) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Federal Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

(b) Federal Other Taxes Relating to Joint Returns. Remainco shall be responsible for any and all Federal Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(c) Federal Other Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all Federal Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

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(ii) Parent and Spinco shall be responsible for any and all Federal Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

Section 11.2 Allocation of State Taxes. Except as otherwise provided in Section 2.4, State Taxes shall be allocated as follows.

(a) State Income Taxes Relating to Joint Returns. Remainco shall be responsible for any and all State Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(b) State Income Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all State Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all State Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

(c) State Other Taxes Relating to Joint Returns. Remainco shall be responsible for any and all State Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(d) State Other Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all State Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all State Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return for any Post-Distribution Period.

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Section 11.3 Allocation of Foreign Taxes . Except as otherwise provided in Section 2.4, Foreign Taxes shall be allocated as follows:

(a) Foreign Income Taxes Relating to Joint Returns. Remainco shall be responsible for any and all Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(b) Foreign Income Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

(c) Foreign Other Tax Relating to Joint Returns. Remainco shall be responsible for any and all Foreign Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(d) Foreign Other Tax Relating to Separate Returns.

(i) Remainco shall be responsible for any and all Foreign Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Foreign Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

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Section 11.4 Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, 2.2, and 2.3:

(a) Parent and Spinco shall pay and be responsible for any Transaction Taxes in excess of the Transaction Taxes that would have been imposed on the Separation, the Reorganization, the Contribution, or the Distribution had such transactions been consummated but the Merger was not consummated; and

(b) Remainco shall pay and be responsible for any and all Transaction Taxes other than those Transaction Taxes described in Section 2.4(a).

Section 11.5 Determinations Regarding the Allocation and Attribution of Taxes. For purposes of Sections 2.1, 2.2, and 2.3, Taxes shall be allocated, to the extent relevant, in accordance with the following:

(a) With respect to the Remainco Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, Remainco shall use the closing of the books method under Treasury Regulations § 1.1502-76, unless otherwise agreed by Remainco and Parent.

(b) Remainco, Parent, and Spinco shall take all actions necessary or appropriate to close the taxable year of each member of the Spinco Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Law. With respect to Taxes for any Straddle Period, (a) if applicable Law does not permit a member of the Spinco Group to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such member as of the close of the Distribution Date; provided that exemptions, allowances, or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (b) any other Taxes, including property Taxes, that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Straddle Period ending on the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date in proportion to the number of days in each such portion.

Section 11.6 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

Section 11.7 Tax Refunds.

(a) Remainco shall be entitled to all Refunds related to Taxes the liability for which is allocated to Remainco pursuant to this Agreement. Spinco shall be entitled to all Refunds related to Taxes the liability for which is allocated to Spinco pursuant to this Agreement.

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(b) Parent or Spinco shall pay to Remainco any Refund received by Parent or Spinco or any member of the Spinco Group or Parent Group that is allocable to Remainco pursuant to this Section 2.7 no later than thirty (30) Business Days after the receipt of such Refund. Remainco shall pay to Spinco any Refund received by Remainco or any member of the Remainco Group that is allocable to Spinco pursuant to this Section 2.7 no later than thirty (30) Business Days after the receipt of such Refund. For purposes of this Section 2.7, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.7 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.7 and an appropriate adjusting payment shall be made.

Section 11.8 Tax Benefits. Except with respect to any Tax Benefit arising as a result of the Protective 336(e) Elections, if (a) one Party is responsible for a Tax pursuant to this Agreement and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax (a “Tax Benefit”), then the Party entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such Tax Benefit, net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Tax Benefit, including any Taxes imposed by way of withholding or offset, no later than thirty (30) Business Days after such cash Tax savings are realized. To the extent that the amount of any Tax Benefit in respect of which a payment was made under this Section 2.8 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

Section 11.9 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Remainco Group and any member of the Spinco Group shall be terminated with respect to the Spinco Group and the Remainco Group as of the Distribution Date. No member of either the Spinco Group or the Remainco Group shall have any continuing rights or obligations under any such agreement.

ARTICLE XII

PREPARATION AND FILING OF TAX RETURNS

Section 12.1 Remainco’s Responsibility. Remainco shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Joint Returns, and all Remainco Separate Returns, including any such amended Joint Returns or Separate Returns.

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Section 12.2 Spinco’s Responsibility. Parent or Spinco shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Spinco Separate Returns, including any such amended Spinco Separate Returns.

Section 12.3 Right To Review Tax Returns. To the extent that a Party (the “Reviewing Party”) would reasonably be expected to be adversely affected by the positions taken on any Tax Return or could reasonably be required by the terms of this Agreement to provide an indemnity or make a payment for any Taxes reported or required to be reported on any Tax Return is not the Responsible Party, the Responsible Party shall prepare the portions of such Tax Return that could affect or result in indemnification by the Reviewing Party, shall provide a draft of such portions of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return, and shall modify such portions of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

Section 12.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Remainco shall not be required to disclose to Parent or Spinco any consolidated, combined, unitary, or other similar Joint Return of which a member of the Remainco Group is the common parent or any information related to such a Joint Return other than information relating solely to the Spinco Group; provided, that Remainco shall provide such additional information that is reasonably required in order for Spinco to determine the Taxes attributable to the Spinco Business. If an amended Separate Return for which Parent or Spinco is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, then the Parties shall use their respective commercially reasonable efforts to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of confidentiality agreements or third party preparers.

Section 12.5 Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any Tax Period that begins on or before the second anniversary of the Distribution Date with respect to which Parent or Spinco is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Spinco; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Neither Parent nor Spinco shall take any action inconsistent with the assumptions (including with respect to any Tax Item) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, neither Parent nor Spinco shall be permitted, and shall not permit any member of the Spinco Group or Parent Group, without Remainco’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired.

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Section 12.6 Reporting of Reorganization.

(a) The Tax treatment of any step in or portion of the Separation, the Reorganization, the Contribution and the Distribution shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Separation, the Reorganization, the Contribution or the Distribution (as applicable) shall be reported.

(b) If Remainco determines, in its reasonable discretion, that protective elections under Section 336(e) of the Code (and any applicable state or local Tax Law) shall be made with respect to the Distribution for Spinco and each member of the Spinco Group that is a domestic corporation for Federal Income Tax purposes (the “Protective Section 336(e) Elections”), then Remainco and Spinco shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and Remainco and Spinco shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a “written, binding agreement” to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations § 1.336-2(h)(1)(i).

(c) Remainco, Parent and Spinco shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. Remainco shall determine the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such aggregate deemed asset disposition price and adjusted grossed-up basis among the assets of the applicable member or members of the Remainco Group or Spinco Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(d) In the event of a failure of the Tax-Free Status of the Transactions, if Remainco is not entitled to indemnification for one hundred percent (100%) of any Distribution Taxes and Tax-Related Losses attributable thereto arising from such failure, Remainco shall be entitled to quarterly payments from Parent or Spinco equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the Spinco Group arising from the increase in Tax basis (including, for the avoidance of doubt, any such increase in Tax basis

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attributable to payments made pursuant to this Section 3.6(d)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the increase in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such increase in Tax basis, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the Spinco Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not exceed the amount of any Distribution Taxes and Tax-Related Losses attributable thereto of the Remainco Group (not taking into account this Section 3.6(d)) arising from such failure of the Tax-Free Status of the Transactions and for which Remainco is not entitled to indemnification under this Agreement.

Section 12.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and thirty (30) Business Days after the receipt of such notice.

(c) For the avoidance of doubt, with respect to any Taxes that are estimated Taxes, (i) the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due, and (ii) in the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and thirty (30) Business Days after the receipt of such notice.

Section 12.8 Amended Returns and Carrybacks.

(a) Parent and Spinco shall not, and shall not permit any member of the Spinco Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Remainco, such consent not to be unreasonably withheld, conditioned or delayed.

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(b) Except as required by applicable Law, Remainco shall not, and shall not permit any member of the Remainco Group to, file or allow to be filed any amended Tax Return or request for an Adjustment for any Pre-Distribution Period or Straddle Period if the result would be to materially increase any liability of Spinco or any member of the Spinco Group (other than any such increase to the extent attributable to an adjustment to a Tax Attribute) either (i) under this Agreement or (ii) for a Post-Distribution Period, in each case without the prior written consent of Spinco, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Except as prohibited by applicable Law, Parent and Spinco shall, and shall cause each member of the Spinco Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(d) Parent and Spinco shall not, and shall cause each member of the Spinco Group not to, without the prior written consent of Remainco, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Remainco’s sole discretion.

(e) Receipt of consent by Parent, Spinco, or a member of the Spinco Group from Remainco pursuant to the provisions of this Section 3.8 shall not limit or modify Parent’s or Spinco’s continuing indemnification obligation pursuant to Article V.

Section 12.9 Tax Attributes. Remainco shall in good faith advise Spinco in writing of the amount, if any, of any Tax Attributes, which Remainco determines, in its good faith discretion, shall be allocated or apportioned to the Spinco Group under applicable Law. Parent, Spinco and all members of the Parent Group shall prepare all Tax Returns in accordance with such written notice. For the avoidance of doubt, Remainco may elect in its reasonable discretion, in order to comply with this Section 3.9, to create or cause to be created books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not typically maintain or prepare in the ordinary course of business.

ARTICLE XIII

TAX-FREE STATUS OF THE DISTRIBUTION

Section 13.1 Representations and Warranties.

(a) Remainco, on behalf of itself and all other members of the Remainco Group, hereby represents and warrants that (i) it has examined any and all Tax Opinions all materials delivered or deliverable in connection with the Tax Certificates or the rendering of any Tax Opinions (collectively, the “Tax Materials”), (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Remainco or any member of the Remainco Group or the Remainco Retained Business, were or will be at the time presented or represented and from such time until and including the Distribution Time true, correct and complete in all material respects, and (iii) it has delivered copies of the Tax Materials to Parent.

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(b) Remainco, on behalf of itself and all other members of the Remainco Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Remainco or any member of the Remainco Group or the Remainco Retained Business.

(c) Spinco, on behalf of itself and all other members of the Spinco Group, hereby represents and warrants or covenants and agrees, as appropriate, that it has examined the Tax Materials and the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to (i) the Spinco Group or Parent Group (including the business purposes for the Distribution) and the plans, proposals, intentions and policies of the Spinco Group or Parent Group after the Distribution Time, and (ii) the actions or non-actions of the Spinco Group or Parent Group to be taken (or not taken, as the case may be) after the Distribution Time, are, or will be from the time presented or made through and including the Distribution Time (and thereafter as relevant) true, correct and complete in all material respects, provided that, for the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Remainco rather than Spinco or Parent shall be responsible for the accuracy of, or compliance with, any such representation, warranty, statement, or covenant with respect to the Spinco Group or the Spinco Business at the time presented or made (and, if applicable, through and including the Distribution Time).

(d) Parent and Spinco, on behalf of themselves and all other members of their respective Groups, hereby confirm and agree to comply with any and all covenants and agreements in the Tax Materials applicable to Parent, Spinco or any member of their respective Groups or the Spinco Business.

(e) Each of Remainco, on behalf of itself and all other members of the Remainco Group, Spinco, on behalf of itself and all other members of the Spinco Group, and Parent, represents and warrants that it knows of no fact (after due inquiry) that may cause the failure of the Tax-Free Status of the Transactions.

(f) Each of Remainco, on behalf of itself and all other members of the Remainco Group, Spinco, on behalf of itself and all other members of the Spinco Group, and Parent represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 13.2 Restrictions Relating to the Distribution.

(a) Remainco, on behalf of itself and all other members of the Remainco Group, hereby covenants and agrees that no member of the Remainco Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the Tax-Free Status of the Transactions or (iii) any action which constitutes a Remainco Disqualifying Action.

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(b) Each of Spinco and Parent, on behalf of itself and all other members of their respective Groups, hereby covenants and agrees that no member of their Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act would reasonably be expected to adversely affect the Tax-Free Status of the Transactions or (iii) any action which constitutes a Spinco Disqualifying Action.

(c) During the Restricted Period, Parent and Spinco:

(i) shall continue and cause to be continued the active conduct of the Spinco Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,

(ii) shall not voluntarily dissolve or liquidate themselves or any member of the Spinco Group (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Spinco or Parent has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of Parent or Spinco, (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or (E) otherwise), (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of an Equity Award, or (C) through a net exercise of an Equity Award, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate, or agree to merge or consolidate, Parent or Spinco with any other Person (other than pursuant to the Merger) unless, in the case of a merger or consolidation, Parent or Spinco (as applicable) is the survivor of such merger or consolidation or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account the Merger) would, when combined with any other direct or indirect changes in ownership of Parent or Spinco capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in Parent or Spinco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and

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(iv) shall not and shall not permit any member of the Spinco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the consolidated gross assets of Spinco or the Spinco Group; provided, that this clause (iv) shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group; provided, further that the percentages of gross assets or consolidated gross assets of Spinco or the Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco and the members of the Spinco Group as of the Distribution Date. For purposes of this Section 4.2(c)(iv), a merger of Spinco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Spinco shall constitute a disposition of all of the assets of Spinco or such Subsidiary.

(d) Notwithstanding the restrictions imposed by Sections 4.2(b) and 4.2(c), Parent, Spinco or a member of the Spinco Group may take any of the actions or transactions described therein if Spinco either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco, (ii) obtains a ruling from the IRS to the effect that such actions or transactions will not affect the Tax-Free Status of the Transactions (a “Post-Distribution Ruling”) or (iii) obtains the prior written consent of Remainco waiving the requirement that Spinco obtain an Unqualified Tax Opinion or Post-Distribution Ruling, such waiver to be provided in Remainco’s sole and absolute discretion. Remainco shall cooperate in good faith with any reasonable requests of Spinco in connection with securing any Post-Distribution Ruling or Unqualified Tax Opinion. Remainco’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Spinco shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling and shall reimburse Remainco for all reasonable out-of-pocket expenses that Remainco or any of its Affiliates may incur in good faith in connection with obtaining or evaluating any such Unqualified Tax Opinion or Post-Distribution Ruling. Except as otherwise provided in Section 5.1(d), neither the delivery of an Unqualified Tax Opinion, receipt of a Post-Distribution Ruling nor Remainco’s waiver of Spinco’s obligation to deliver an Unqualified Tax Opinion or obtain a Post-Distribution Ruling shall limit or modify Parent’s or Spinco’s continuing indemnification obligation Pursuant to Article V.

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ARTICLE XIV

INDEMNITY OBLIGATIONS

Section 14.1 Indemnity Obligations.

(a) Remainco shall indemnify and hold harmless Spinco from and against, and will reimburse Spinco for, (i) all liability for Taxes allocated to Remainco pursuant to Article II, (ii) all Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Remainco Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Remainco Group that is allocated to Spinco pursuant to Section 2.7(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a Remainco Disqualifying Action.

(b) Except as otherwise provided in Section Error! Reference source not found., without regard to whether an Unqualified Tax Opinion may have been provided, any Post-Distribution Ruling obtained or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, in the Separation Agreement, the Merger Agreement or other Ancillary Agreement, Parent and Spinco shall indemnify and hold harmless Remainco from and against, and will reimburse Remainco for, (i) all liability for Taxes allocated to Spinco pursuant to Article II, (ii) all Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Spinco Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Spinco Group that is allocated to Remainco pursuant to Section 2.7(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a Spinco Disqualifying Action .

(c) Except as otherwise provided in Section Error! Reference source not found., if any Distribution Taxes are (i) not attributable to either a Remainco Disqualifying Action or a Spinco Disqualifying Action or (ii) attributable to both a Remainco Disqualifying Action and a Spinco Disqualifying Action, then Remainco shall bear fifty percent (50%) and Parent and Spinco shall bear fifty percent (50%) of such Distribution Taxes and corresponding Tax-Related Losses.

(d) If any Distribution Taxes or Tax-Related Losses attributable thereto are attributable to any action or transaction constituting a Spinco Disqualifying Action with respect to which Spinco obtains both (i) the prior written consent of Remainco in satisfaction of Section 4.2(d)(iii) and (ii) either an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco in satisfaction of Section 4.2(d)(i) or a Post-Distribution Ruling in satisfaction of Section 4.2(d)(ii), then Remainco shall bear fifty percent (50%) and Parent and Spinco shall bear fifty percent (50%) of such Distribution Taxes and corresponding Tax-Related Losses.

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Section 14.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) thirty (30) Business Days after the receipt of notice from the other Party. Any Tax indemnity payment required to be made pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Indemnifying Party by the Indemnitee pursuant to Section 2.8. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax item (or adjustment of such Tax item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than thirty (30) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c) If an Indemnitee receives a Refund with respect to a Tax Contest for which the Indemnifying Party made an indemnity payment to the Indemnitee pursuant to Section 5.2(a), the Indemnitee shall pay the amount of such Refund to the Indemnifying Party, such payment to the Indemnifying Party not to exceed such indemnity payment, no later than thirty (30) Business Days after the receipt of such Refund.

Section 14.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Remainco directly to Spinco and by Spinco directly to Remainco; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

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Section 14.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement (other than any payment of interest accruing after the Distribution Date) shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Remainco to Spinco or (ii) a distribution by Spinco to Remainco, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution.

ARTICLE XV

TAX CONTESTS

Section 15.1 Notice. Each Party shall notify the other Party in writing within ten (10) Business Days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

Section 15.2 Separate Returns.

(a) If, pursuant to Article II hereof, Spinco has sole liability for the Taxes that are the subject of a Tax Contest with respect to any Separate Return, then subject to Section 6.5 and Section 6.6, Spinco shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

(b) With respect to any Tax Contest other than those described in Section 6.2(a), subject to Section 6.5 or Section 6.6, Remainco shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

Section 15.3 Joint Return. In the case of any Tax Contest with respect to any Joint Return, Remainco shall, subject to Section 6.5 and Section 6.6, have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

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Section 15.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 15.5 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith; and (iv) the Controlling Party shall not settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed without the prior written consent of the Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed). The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, except to the extent the Non-Controlling Party is actually harmed thereby, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

Section 15.6 Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend and participate in, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (including any Tax Contest related to the Tax-Free Status of the Transactions) or may reasonably be expected to give rise to Tax liabilities of the Non-Controlling Party for any Post-Distribution Period. The failure of the Controlling Party to provide any notice specified in this Section 6.6 to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

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ARTICLE XVI

COOPERATION

Section 16.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities; and

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 16.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Remainco Group and the Spinco Group as set forth in Section 5.4, (b) the Tax Materials or (c) the Tax-Free Status of the Transactions.

ARTICLE XVII

RETENTION OF RECORDS; ACCESS

Section 17.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data)

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necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Remainco Group or the Spinco Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Remainco Group proposes to destroy any Tax Records, the Remainco Group shall first notify the Parent Group in writing, and the Parent Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the Spinco Group or Parent Group proposes to destroy any Tax Records, Spinco or Parent, as appropriate, shall first notify Remainco in writing and the Remainco Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 17.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE XVIII

DISPUTE RESOLUTION

Section 18.1 Dispute Resolution. In the event of any dispute between the Parties as to any financial matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Remainco, Spinco, Parent, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than ninety (90) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Remainco and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by Remainco, on the one hand, and Parent and Spinco, on the other hand.

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ARTICLE XIX

MISCELLANEOUS PROVISIONS

Section 19.1 Entire Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. Except as expressly set forth in this Agreement, the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement, on the one hand, and the Separation Agreement or any Ancillary Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between this Agreement and the Employee Matters Agreement with respect to the Ligand Equity Awards, the OmniAb Equity Awards (as such terms are defined in the Employee Matters Agreement), payroll Taxes, or Code Section 409A, the Employee Matters Agreement shall govern.

Section 19.2 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 19.3 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 19.4 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 19.5 Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 19.6 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

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Section 19.7 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 19.8 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 19.9 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by e-mail (provided confirmation of transmission is electronically generated and kept on file by the sending party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

If to Remainco, to:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

E-mail: tespinoza@ligand.com

If to Spinco, to:

OmniAb, Inc.

5980 Horton Street, Suite 405

Emeryville, CA 94608

Attn: Chief Legal Officer

E-mail: cberkman@omniab.com

If to Parent, to:

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor

New York, New York 10022

Attn: Benjamin Silbert, General Counsel

Email: Silbert@avistacap.com

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Section 19.10 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 19.11 Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 19.12 Expenses. Except as otherwise specified in this Agreement, or as otherwise agreed in writing between Remainco, Parent, and Spinco, Remainco, Parent, and Spinco shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement.

Section 19.13 Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Remainco, Parent, and Spinco.

Section 19.14 Titles and Headings. Titles and headings to articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 19.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 19.16 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 19.17 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 19.18 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 19.19 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

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Section 19.20 Distribution Time. This Agreement shall become effective only upon the Distribution Time on the Distribution Date.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

AVISTA PUBLIC ACQUISITION CORP. II3

By:

Name: [ ● ]
Title: [ ● ]

LIGAND PHARMACEUTICALS INCORPORATED

By:

Name: [ ● ]
Title: [ ● ]

OMNIAB, INC.

By:

Name: [ ● ]
Title: [ ● ]

[3]	Note to Draft: To update to Avista’s name post-domestication.

Exhibit C to the Merger Agreement

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of March 23, 2022, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), OmniAb, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SpinCo”), Avista Public Acquisition Corp. II, a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation) (“Parent”), and Orwell Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). “Party” or “Parties” means the Company, SpinCo, Parent or Merger Sub, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, the Separation Agreement or the Merger Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company, acting through its direct and indirect Subsidiaries, currently conducts the Company Retained Business and the SpinCo Business;

WHEREAS, the Company Board has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate the Company into two separate companies, one for each of (i) the Company Retained Business, which shall be owned and conducted, directly or indirectly, by the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and among the Parties, dated as of the date hereof (the “Separation Agreement”) and the other Transaction Documents;

WHEREAS, following the Domestication and the Separation and pursuant to the Merger Agreement, Merger Sub shall merge with and into SpinCo and SpinCo will be the surviving corporation and a wholly owned Subsidiary of Parent; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs among them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(a) “401(k) Plan Transition Date” shall mean (i) December 31 of the calendar year in which the Distribution Time occurs, or (ii) such earlier date as mutually agreed by the Parties.

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(b) “Adjusted Parent Equity Award” shall mean an Adjusted Parent Option, Adjusted Parent RSU Award or Adjusted Parent PSU Award.

(c) “Adjusted Parent Option” shall have the meaning set forth in Section 4.2(d).

(d) “Adjusted Parent PSU Award” shall have the meaning set forth in Section 4.4(f).

(e) “Adjusted Parent RSU Award” shall have the meaning set forth in Section 4.3(d).

(f) “Agreement” shall have the meaning set forth in the Preamble.

(g) “Benefit Plan” shall mean an “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each compensation plan, program, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other benefit plan, program, agreement, policy or other arrangement, in each case, that is or was maintained for the benefit of current and/or former directors, officers, consultants or employees.

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

(i) “Company” shall have the meaning set forth in the Preamble.

(j) “Company 2021 TSR PSU Award” shall mean a Company PSU Award granted in 2021 (or portion thereof) the vesting of which is tied to the Company’s total shareholder return for the three-year performance period ending December 31, 2023.

(k) “Company 401(k) Plan” shall mean the Company’s Section 401(k) Savings/Retirement Plan.

(l) “Company Allocation Factor” shall mean the quotient obtained by dividing (i) the Company Post-Adjustment Stock Value, by (ii) the sum of (A) the Company Post-Adjustment Stock Value, plus (B) the product of (x) the SpinCo Stock Value times (y) the Distribution Ratio.

(m) “Company Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group that (i) is or has been maintained, sponsored, contributed to or entered into by any member of the Company Group for the benefit of any SpinCo Employee or SpinCo Independent Contractor or for which any member of the SpinCo Group could have any Liability and (ii) that is not a SpinCo Benefit Plan.

(n) “Company Employee” shall mean each employee of the Company or any of its Subsidiaries or Affiliates who does not qualify as a SpinCo Employee.

(o) “Company Employee List” shall have the meaning set forth in Section 2.2(d).

(p) “Company Equity Award” shall mean a Company Option, Company RSU Award or a Company PSU Award.

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(q) “Company Equity Plan” shall mean the Company’s 2002 Stock Incentive Plan, as amended from time to time.

(r) “Company ESPP” shall mean the Company’s 2002 Employee Stock Purchase Plan, as amended from time to time.

(s) “Company Group” shall mean (i) the Company, the Company Retained Business and each Person that is a direct or indirect Subsidiary of the Company as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of the Company after the Distribution Time.

(t) “Company Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by the Company or any of its Subsidiaries or Affiliates who does not qualify as a SpinCo Independent Contractor.

(u) “Company Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by the Company under which no more than one service provider is eligible to receive compensation and/or benefits.

(v) “Company Option” shall mean an option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plan.

(w) “Company Post-Adjustment Stock Value” shall mean the average closing price per share of Company Common Stock trading on an ex-dividend basis on the Nasdaq Stock Market during regular trading hours for the five (5) trading days ending on the date on which the Distribution Time occurs (or, if the Distribution Time occurs prior to regular trading hours, for the five (5) trading days ending on the date prior to the date on which the Distribution Time occurs).

(x) “Company Pre-Adjustment Stock Value” shall mean the average closing price per share of Company Common Stock trading “regular way with due bills” (if applicable) on the Nasdaq Stock Market during regular trading hours for the five (5) trading days ending on the date on which the Distribution Time occurs (or, if the Distribution Time occurs prior to regular trading hours, for the five (5) trading days ending on the date prior to the date on which the Distribution Time occurs).

(y) “Company PSU Award” shall mean a performance stock unit award granted pursuant to the Company Equity Plan.

(z) “Company Ratio” shall mean the quotient obtained by dividing the Company Pre-Adjustment Stock Value by the Company Post-Adjustment Stock Value.

(aa) “Company RSU Award” shall mean a restricted stock unit award granted pursuant to the Company Equity Plan that vests solely based on the continued employment or service of the recipient.

(bb) “Company Service Provider” shall mean a Company Employee, a Company Independent Contractor or a member of the Company Board.

(cc) “Company Severance Plan” shall mean the Company’s Amended and Restated Severance Plan, as amended from time to time.

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(dd) “Distribution Ratio” shall mean the number of shares (and/or fraction of a share, expressed as a decimal) of SpinCo Common Stock to be distributed in respect of one share of Company Common Stock in the Distribution, as determined by the Company.

(ee) “Distribution Time” shall mean the effective time of the Distribution pursuant to the Separation Agreement.

(ff) “Effective Time” shall mean the “Effective Time” as defined in the Merger Agreement.

(gg) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(hh) “Former Company Service Provider” means (i) any individual (other than a SpinCo Employee or SpinCo Independent Contractor) who, as of the Distribution Time is a former employee or independent contractor of the Company or any of its Subsidiaries, or (ii) any individual who is a Company Employee or Company Independent Contractor as of the Distribution Time or thereafter who ceases to be an employee or independent contractor of the Company or any of its Subsidiaries following the Distribution Time.

(ii) “Former SpinCo Service Provider” shall mean any individual who is a SpinCo Employee or SpinCo Independent Contractor as of the Distribution Time and thereafter ceases to be an employee or independent contractor of the SpinCo Group following the Distribution Time.

(jj) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 23, 2022, by and among the Company, SpinCo, Parent, and Merger Sub.

(kk) “Parent” shall have the meaning set forth in the Preamble.

(ll) “Parent Equity Plan” shall have the meaning set forth in Section 4.6.

(mm) “Parent Equity Plan Share Reserve” shall have the meaning set forth in Section 4.6.

(nn) “Parent ESPP” shall have the meaning set forth in Section 4.6.

(oo) “Parent ESPP Share Reserve” shall have the meaning set forth in Section 4.6.

(pp) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(qq) “Plan Transition Date” shall mean the date that is the earlier to occur of (i) January 1, 2023 or (ii) such earlier date as agreed among the Parties.

(rr) “SpinCo” shall have the meaning set forth in the Preamble.

(ss) “SpinCo 401(k) Plan” shall have the meaning set forth in Section 3.3(b).

(tt) “SpinCo Allocation Factor” shall mean the quotient obtained by dividing (i) the product of (A) the SpinCo Stock Value times (B) the Distribution Ratio, by (ii) the sum of (A) the Company Post-Adjustment Stock Value, plus (B) the product of (x) the SpinCo Stock Value times (y) the Distribution Ratio.

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(uu) “SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to exclusively by any member of the SpinCo Group.

(vv) “SpinCo Common Stock” shall mean the common stock, par value $0.001 per share, of SpinCo.

(ww) “SpinCo Employee” shall mean each individual listed on the SpinCo Employee List.

(xx) “SpinCo Employee List” shall have the meaning set forth in Section 2.2(d).

(yy) “SpinCo Equity Award” shall mean a SpinCo Option, SpinCo RSU Award or SpinCo PSU Award.

(zz) “SpinCo Equity Plans” shall have the meaning set forth in Section 4.5.

(aaa) “SpinCo Group” shall mean SpinCo and each SpinCo Entity as of the Distribution Time (but after giving effect to the Separation), and, following the Effective Time, Parent and each Person that becomes a Subsidiary of Parent or SpinCo thereafter, provided, however, that for the avoidance of doubt, no member of the Company Group shall be treated as a member of the SpinCo Group.

(bbb) “SpinCo Independent Contractor” shall mean each individual engaged as an independent contractor or consultant by the SpinCo Group as of the Distribution Time.

(ccc) “SpinCo Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by SpinCo under which no more than one service provider is eligible to receive compensation and/or benefits.

(ddd) “SpinCo Option” shall mean an option to purchase shares of SpinCo Common Stock issued pursuant to the SpinCo Equity Plans as part of an equitable adjustment to a Company Option made in connection with the Distribution.

(eee) “SpinCo PSU Award” shall mean an award of restricted stock units covering SpinCo Common Stock issued pursuant to the SpinCo Equity Plans as part of an equitable adjustment to a Company PSU Award made in connection with the Distribution.

(fff) “SpinCo Ratio” shall mean the quotient obtained by dividing the Company Pre-Adjustment Stock Value by the SpinCo Stock Value.

(ggg) “SpinCo RSU Award” shall mean an award of restricted stock units covering SpinCo Common Stock that vests solely based on the continued employment or service of the recipient issued pursuant to the SpinCo Equity Plans as part of an equitable adjustment to a Company RSU Award made in connection with the Distribution.

(hhh) “SpinCo Service Provider” shall mean a SpinCo Employee, a SpinCo Independent Contractor or a member of the board of directors of SpinCo, or any individual independent contractor, consultant or director who is reasonably expected to become a SpinCo Service Provider prior to the Distribution Time.

(iii) “SpinCo Severance Plan” shall have the meaning set forth in Section 5.2(a).

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(jjj) “SpinCo Stock Value” shall mean (i) the Base Exchange Ratio, multiplied by (ii) $10 per share.

(kkk) “Separation Agreement” shall have the meaning set forth in the Recitals.

(lll) “Specified Service Provider” shall mean a Company Service Provider or SpinCo Service Provider who, in either case, is set forth on Schedule C attached hereto.

1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to the “Company” shall also be deemed to refer to the applicable member of the Company Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group (including, with respect to periods of time following the Effective Time, Parent), and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by the Company or SpinCo shall be deemed to require the Company, SpinCo or Parent, as the case may be, to cause the applicable members of the Company Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Company Group under this Agreement shall be “Ligand Retained Liabilities” for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the SpinCo Group under this Agreement shall be “OmniAb Liabilities” for purposes of the Separation Agreement.

2.2 Transfers of Employees and Independent Contractors Generally.

(a) Schedule A attached hereto sets forth a complete list of each Company Employee as of the date hereof (the “Company Employee List”), and Schedule B attached hereto sets forth a complete list of each employee of the Company Group whose employment will be transferred to SpinCo prior to the Distribution Time (the “SpinCo Employee List”). The Company and SpinCo shall mutually update the Company Employee List and the SpinCo Employee List from time to time between the date hereof and the Distribution Time to remove terminated employees and to add any new Company Employees or SpinCo Employees hired following the date hereof.

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(b) All SpinCo Employees who are employed by the SpinCo Group as of the Distribution Time shall continue to be employees of the SpinCo Group immediately after the Distribution Time. The Company and SpinCo will cooperate to cause each of the SpinCo Employees to be employed by a member of the SpinCo Group prior to the Distribution Time.

(c) The Company and SpinCo will cooperate to cause the contract of any individual who is engaged as an independent contractor or consultant and who provides services on behalf of the SpinCo Business to the extent of such service, to be transferred to a member of the SpinCo Group prior to the Distribution Time.

(d) The Company Group and SpinCo Group agree to execute, and to seek to have the applicable SpinCo Employees execute, such documentation, if any, as may be necessary to reflect the transfers described in this Section 2.2.

2.3 Assumption and Retention of Liabilities Generally.

(a) Except as pursuant to this Agreement, from and after the Distribution Time, the Company shall, or shall cause one or more members of the Company Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Company Benefit Plans with respect to Company Employees, Former Company Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred, unless this Agreement expressly provides for such Liabilities to be assumed by the SpinCo Group or subject to reimbursement by the SpinCo Group; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Company Employees, Former Company Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Company Group; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Company Group under this Agreement.

(b) Except as pursuant to this Agreement, from and after the Distribution Time, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all SpinCo Benefit Plans, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all SpinCo Employees, Former SpinCo Service Providers and SpinCo Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the SpinCo Group or the Company Group; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the SpinCo Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Parties or any of its Affiliates.

(d) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement.

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2.4 Treatment of Compensation and Benefit Plans; Terms of Employment. Except as otherwise (i) required by applicable Law, or (ii) expressly provided for in this Agreement, for a period of twelve (12) months following the Distribution Time (or if shorter, during the period of employment), SpinCo shall, or shall cause a member of the SpinCo Group to provide or cause to be provided to each SpinCo Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such SpinCo Employee immediately prior to the Distribution Time, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such SpinCo Employee, if any, immediately prior to the Distribution Time, (C) health, welfare and retirement benefits that are substantially similar in the aggregate to those provided to such SpinCo Employee immediately prior to the Distribution Time, and (D) severance benefits (including severance payments, transition payments and continued health coverage) that are substantially similar to those provided to such SpinCo Employee immediately prior to the Distribution Time.

2.5 Participation in Company Benefit Plans. Except as otherwise provided pursuant to this Agreement or as required by Applicable Law, effective no later than the Plan Transition Date, (i) SpinCo and each member of the SpinCo Group, to the extent applicable, shall cease to be a participating company in any Company Benefit Plan and (ii) each then active SpinCo Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Company Benefit Plan (except to the extent of previously accrued obligations that remain a Liability of any member of the Company Group pursuant to this Agreement).

2.6 Service Recognition.

(a) From and after the Distribution Time, and in addition to any applicable obligations under applicable Law, SpinCo shall, and shall cause each member of the SpinCo Group to, give each SpinCo Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any SpinCo Benefit Plan for such SpinCo Employee’s prior service with any member of the Company Group or SpinCo Group or any predecessor thereto, to the same extent such service was recognized by the applicable Company Benefit Plan; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits or accruals under any defined benefit pension plan.

(b) Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date with respect to any applicable SpinCo Benefit Plan that is a health or welfare benefit plan: (i) SpinCo shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each SpinCo Employee under any SpinCo Benefit Plan in which SpinCo Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Company Benefit Plan, and (ii) SpinCo shall use commercially reasonable efforts to provide or cause each SpinCo Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the SpinCo Employees become eligible to participate in the SpinCo Benefit Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

2.7 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

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2.8 No Termination; No Change in Control. No Company Employee or SpinCo Employee shall be deemed to (a) terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement, the Merger Agreement, or any other Transaction Document, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan, the Company Equity Plan, the SpinCo Equity Plans, the Company Severance Plan, any Company Individual Agreement or any other compensatory agreement or arrangement maintained by the Company or SpinCo or otherwise, in connection with any of the foregoing. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement, the Merger Agreement, or this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, the Company Equity Plan, the SpinCo Equity Plans, the Company Severance Plan, any Company Individual Agreement or any other compensatory agreement or arrangement maintained by the Company or SpinCo.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

3.1 Health and Welfare Benefit Plans.

(a) (i) Effective as of the Plan Transition Date, the participation of each then-active SpinCo Employee who is a participant in a Company Benefit Plan shall automatically cease and (ii) SpinCo shall or shall cause a member of the SpinCo Group to (A) have in effect, no later than the Business Day immediately prior to the Plan Transition Date, SpinCo Benefit Plans providing health and welfare benefits for the benefit of each such SpinCo Employee with terms that are substantially similar to those provided to the applicable SpinCo Employee immediately prior to the date on which such SpinCo Benefit Plans become effective; and (B) effective on and after the Plan Transition Date, fully perform, pay and discharge all claims of SpinCo Employees or Former SpinCo Service Providers, including but not limited to any claims incurred under any Company Benefit Plan (to the extent not fully covered by insurance) on or prior to the date on which such SpinCo Benefit Plans become effective, that remain unpaid as of the date on which such SpinCo Benefit Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.

(b) Without duplication of amounts otherwise already covered in this Agreement or the Transition Services Agreement, the applicable member of the SpinCo Group shall reimburse the Company or the applicable Company Benefit Plan in the ordinary course of business consistent with past practice for any premiums and its proportionate share of any administrative or services costs related to SpinCo Employees or Former SpinCo Service Providers paid by a Company Benefit Plan (whether prior to or after the Distribution Time) and not charged back to the appropriate and applicable member of the SpinCo Group prior to the Plan Transition Date.

(c) Notwithstanding anything to the contrary in this Section 3.1, SpinCo Employees will continue to be considered to be “participants” in any Company Benefit Plan that is either a health care flexible spending account program or a dependent-care flexible spending account program for the duration of any grace period and/or claims run-out period following the calendar year in which the Plan Transition Date occurs (in either case, solely as provided under the terms of such Company Benefit Plans), provided that such SpinCo Employees will be considered to be participants solely for purposes of utilizing such grace period and/or claims run-out period; will not be allowed to make any deferral or contribution elections under such Company Benefit Plans beyond the Plan Transition Date; and will cease to be participants in such Company Benefit Plans upon the expiration of any grace period and/or claims run-out period. Effective as of the Plan Transition Date, SpinCo shall establish a health care flexible spending account program or a dependent-care flexible spending account program for SpinCo Employees.

3.2 Disability.

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(a) To the extent any SpinCo Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a Company Benefit Plan, such SpinCo Employee’s rights to continued short-term disability benefits (a) will end under any Company Benefit Plan as of the Plan Transition Date; and (b) all remaining rights will be recognized under a SpinCo Benefit Plan as of the Plan Transition Date, and the remainder (if any) of such SpinCo Employee’s short-term disability benefits will be paid by a SpinCo Benefit Plan. In the event that any SpinCo Employee described above shall have any dispute with the short-term disability benefits they are receiving under a SpinCo Benefit Plan, any and all appeal rights of such employees shall be realized through the SpinCo Benefit Plan (and any appeal rights such SpinCo Employee may have under any Company Benefit Plan will be limited to benefits received and time periods occurring prior to the Plan Transition Date). Any SpinCo Employee or Former SpinCo Service Provider who is receiving short-term disability benefits under a Company Benefit Plan as of the Plan Transition Date and thereafter becomes entitled to long-term disability benefits upon the expiration of such short-term disability period (whether under a Company Benefit Plan or SpinCo Benefit Plan), shall be provided long-term disability benefits under the long-term disability plan which is a Company Benefit Plan.

(b) For any Former SpinCo Service Provider who is, as of the Distribution Time, receiving payments as part of any long-term disability program that is part of a Company Benefit Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Distribution Time, to the extent such Former SpinCo Service Provider may have any “return to work” rights under the terms of such Company Benefit Plan, such Former SpinCo Service Provider’s eligibility for re-employment shall be with SpinCo or a member of the SpinCo Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by SpinCo or the applicable member of the SpinCo Group), provided however that, notwithstanding the foregoing, no Former SpinCo Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Distribution Time.

3.3 401(k) Plans.

(a) From the Distribution Time and continuing until the 401(k) Plan Transition Date, SpinCo shall become an “adopting employer” (as defined in the Company 401(k) Plan) and the Company 401(k) Plan shall provide for the SpinCo Group to participate in the Company 401(k) Plan for the benefit of SpinCo Employees and Former SpinCo Service Providers, and the Company consents to such adoption and maintenance, in accordance with the terms of the Company 401(k) Plan.

(b) (i) Effective no later than the 401(k) Plan Transition Date, SpinCo shall establish a defined contribution savings plan and related trust that satisfies the requirements of Sections 401(a) and 401(k) of the Code in which each SpinCo Employee who participated in the Company 401(k) Plan immediately prior thereto shall be eligible to participate (the “SpinCo 401(k) Plan”), with terms that are substantially similar to those provided by the Company 401(k) Plan immediately prior to the date on which such SpinCo 401(k) Plan become effective, (ii) the active participation of each SpinCo Employee who is a participant in the Company 401(k) Plan shall automatically cease effective upon the date on which the SpinCo 401(k) Plan becomes effective, and (iii) as soon as practicable after the SpinCo 401(k) Plan becomes effective, subject to the consent of the SpinCo 401(k) Plan administrator and reasonable proof of qualification of the Company 401(k) Plan, the Company shall cause the accounts (including any outstanding participant loan balances) in the Company 401(k) Plan attributable to SpinCo Employees and all of the assets in the Company 401(k) Plan related thereto to be transferred in-kind to the SpinCo 401(k) Plan.

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(c) The Company shall retain all accounts and all assets and Liabilities relating to the Company 401(k) Plan in respect of each Former SpinCo Service Provider whose employment terminated prior to the 401(k) Plan Transition Date.

3.4 Chargeback of Certain Costs. Without duplication of amounts otherwise already covered in this Agreement or the Transition Services Agreement, nothing contained in this Agreement shall limit the Company’s ability to charge back any Liabilities that it incurs in respect of any SpinCo Service Provider under a Company Benefit Plan which is a retirement plan or health or welfare benefit plan to any of its operating companies in the ordinary course of business consistent with its past practices. Subject, and in addition, to the foregoing, the Company shall allocate and charge back to SpinCo or a member of the SpinCo Group (without duplication) its proportionate share of Liabilities (other than those arising from the Company’s or its agent’s gross misconduct or negligence) that the Company incurs by reason of the continued participation of SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Service Providers in such Company Benefit Plans following the Distribution Time (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement).

ARTICLE IV

EQUITY INCENTIVE AWARDS

4.1 Equity Awards. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Company Equity Award and SpinCo Equity Award held by any individual shall be adjusted as set forth in this Article IV and in accordance with applicable Law, the applicable equity plan and the applicable award agreement. The adjustments set forth below shall be the sole adjustments made with respect to Company Equity Awards in connection with the Distribution. The adjustments set forth below shall be the sole adjustments made with respect to SpinCo Equity Awards in connection with the Merger and are subject to the terms and conditions of the Merger Agreement.

4.2 Treatment of Company Options.

(a) Company Options Other than (i) Company Options Held by Former Company Service Providers or (ii) SpinCo Service Providers who are Specified Service Providers. As determined by the Compensation Committee of the Company Board (the “Company Compensation Committee”) pursuant to its authority under the Company Equity Plan, each Company Option outstanding as of immediately prior to the Distribution Time, other than (x) any Company Option held by a Former Company Service Provider and (y) any Company Option held by a Specified Service Provider, shall, immediately prior to the Distribution Time, be converted into both a SpinCo Option and a Company Option and shall otherwise be, subject to Section 4.2(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i) Shares Subject to Post-Distribution Company Option. The number of shares of Company Common Stock subject to such Company Option shall be equal to the product obtained by multiplying (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Distribution Time by (II) the Company Ratio by (III) the Company Allocation Factor, and rounding such result down to the nearest whole share.

(ii) Shares Subject to Post-Distribution SpinCo Option. The number of shares of SpinCo Common Stock subject to such SpinCo Option shall be equal to the product obtained by multiplying (I) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Distribution Time by (II) the SpinCo Ratio by (III) the SpinCo Allocation Factor, and rounding such result down to the nearest whole share. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

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(iii) Exercise Price of Post-Distribution Company Option. The per share exercise price of such Company Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of such Company Option immediately prior to the Distribution Time by (II) the Company Ratio, and rounding such quotient up to the nearest whole cent.

(iv) Exercise Price of Post-Distribution SpinCo Option. The per share exercise price of such SpinCo Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of the Company Option immediately prior to the Distribution Time by (II) the SpinCo Ratio, and rounding such quotient up to the nearest whole cent. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

(b) Company Options Held by (i) Former Company Service Providers and (ii) Specified Service Providers who are Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company Option outstanding as of immediately prior to the Distribution Time (x) that is held by a Former Company Service Provider or (y) that is held by a Specified Service Provider who is a Company Service Provider, shall be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i) Shares Subject to Post-Distribution Company Option. The number of shares of Company Common Stock subject to such Company Option shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Distribution Time by (B) the Company Ratio, and rounding such product down to the nearest whole share.

(ii) Exercise Price of Post-Distribution Company Option. The per share exercise price of such Company Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Company Option immediately prior to the Distribution Time by (B) the Company Ratio, and rounding such quotient up to the nearest whole cent.

(c) Company Options Held by Specified Service Providers who are SpinCo Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company Option outstanding as of immediately prior to the Distribution Time that is held by a Specified Service Provider who is an SpinCo Service Provider, shall, immediately prior to the Distribution Time, be converted solely into an SpinCo Option and shall otherwise be, subject to Section 4.2(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i) Shares Subject to Post-Distribution SpinCo Option. The number of shares of Company Common Stock subject to such SpinCo Option shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Distribution Time by (B) the SpinCo Ratio, and rounding such product down to the nearest whole share. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

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(ii) Exercise Price of Post-Distribution SpinCo Option. The per share exercise price of such Company Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Company Option immediately prior to the Distribution Time by (B) the SpinCo Ratio, and rounding such quotient up to the nearest whole cent. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

(d) SpinCo Options Outstanding as of Immediately Prior to the Effective Time. As of the Effective Time, each SpinCo Option that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of Domesticated Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (other than terms that have been rendered inoperative by the Transactions), including with respect to vesting and termination-related provisions (each, an “Adjusted Parent Option”), except that (A) such Adjusted Parent Option shall relate to that whole number of shares of Domesticated Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of SpinCo Common Stock subject to such SpinCo Option, multiplied by the Base Exchange Ratio, and (B) the exercise price per share for each such Adjusted Parent Option shall be equal to the exercise price per share of such SpinCo Option in effect immediately prior to the Effective Time, divided by the Base Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). In addition, at the Effective Time, Parent will issue to each holder of a SpinCo Option a number of Earnout Shares equal to the product of (A) the number of shares of SpinCo Common Stock subject to the SpinCo Option, multiplied by (B) the Earnout Exchange Ratio, which Earnout Shares will be subject to the restrictions set forth in the Merger Agreement.

4.3 Treatment of Company RSU Awards.

(a) Company RSU Awards Other than (i) Company RSU Awards Held by Former Company Service Providers and (ii) Company RSU Awards Held by Specified Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company RSU Award outstanding as of immediately prior to the Distribution Time, other than (x) any Company RSU Award held by a Specified Service Provider and (y) any Company RSU Award held by a Former Company Service Provider, shall, immediately prior to the Distribution Time, be converted into both a SpinCo RSU Award and a Company RSU Award and shall otherwise be, subject to Section 4.3(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company RSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i) Shares Subject to Post-Distribution Company RSU. The number of shares of Company Common Stock subject to such Company RSU Award shall be equal to the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Distribution Time, and

(ii) Shares Subject to Post-Distribution SpinCo RSU. The number of shares of SpinCo Common Stock subject to such SpinCo RSU Award shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Distribution Time by (B) the Distribution Ratio, and rounding such product down to the nearest whole share. Each SpinCo RSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.3(d) below.

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(b) Company RSU Awards Held by (i) Former Company Service Providers or Former SpinCo Service Providers and (ii) Specified Service Providers who are Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company RSU Award that is outstanding as of immediately prior to the Distribution Time (x) that is held by a Former Company Service Provider or a Former SpinCo Service Provider or (y) that is held by a Specified Service Provider who is a Company Service Provider, shall be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company RSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of Company Common Stock covered by such Company RSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock covered by such Company RSU Award immediately prior to the Distribution Time by (ii) the Company Ratio.

(c) Company RSU Awards Held by Specified Service Providers who are SpinCo Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company RSU Award that is outstanding as of immediately prior to the Distribution Time that is held by a Specified Service Provider who is a SpinCo Service Provider shall, immediately prior to the Distribution Time, be converted solely into a SpinCo RSU Award and shall otherwise be, subject to Section 4.3(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company RSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time the number of shares of SpinCo Common Stock subject to such SpinCo RSU Award shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Distribution Time by (y) the SpinCo Ratio, and rounding down to the nearest whole share. Each SpinCo RSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.3(d) below.

(d) SpinCo RSU Awards Outstanding as of the Effective Time. As of the Effective Time, each SpinCo RSU Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units relating to shares of Domesticated Parent Common Stock (each, an “Adjusted Parent RSU Award”) with substantially the same terms and conditions as were applicable to such SpinCo RSU Award immediately prior to the Effective Time (other than terms that have been rendered inoperative by the Transactions), including with respect to vesting and termination-related provisions, except that such Adjusted Parent RSU Award shall relate to that whole number of shares of Domesticated Parent Common Stock as is equal to the product of (B) the number of shares of SpinCo Common Stock subject to such SpinCo RSU Awards immediately prior to the Effective Time, multiplied by (B) the Base Exchange Ratio, with any fractional shares rounded down to the nearest whole share. In addition, at the Effective Time, Parent will issue to each holder of a SpinCo RSU Award a number of Earnout Shares equal to the product of (A) the number of shares of SpinCo Common Stock subject to the SpinCo RSU Award, multiplied by (B) the Earnout Exchange Ratio, which Earnout Shares will be subject to the restrictions set forth in the Merger Agreement.

4.4 Treatment of Company PSU Awards.

(a) Company PSU Awards (Other than Company 2021 TSR PSU Awards) Not Held by Former Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company PSU Award outstanding as of immediately prior to the Distribution Time, other than (x) any Company PSU Award held by a Former Company Service Provider and (y) any Company PSU Award that is a Company 2021 TSR PSU Award, shall, immediately prior to the Distribution Time, be converted into both a SpinCo PSU Award and a

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Company PSU Award and shall, subject to Sections 4.4(e) and (f) below, otherwise be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i) Shares Subject to Post-Distribution Company PSU. The number of shares of Company Common Stock subject to such Company PSU Award shall be equal to the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Distribution Time, and

(ii) Shares Subject to Post-Distribution SpinCo PSU. The number of shares of SpinCo Common Stock subject to such SpinCo PSU Award shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company PSU Award immediately prior to the Distribution Time by (B) the Distribution Ratio, and rounding such product down to the nearest whole share. Each SpinCo PSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.4(f) below.

(b) Company 2021 TSR PSU Awards Not Held by Former Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company 2021 TSR PSU Award outstanding as of immediately prior to the Distribution Time, other than any 2021 TSR PSU Award that is held by a Former Company Service Provider, shall, immediately prior to the Distribution Time, be converted into both an SpinCo PSU Award and a Company PSU Award and shall, subject to Sections 4.4(e) and (f) below, otherwise be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i) Shares Subject to Post-Distribution Company PSU. The number of shares of Company Common Stock subject to such Company PSU Award shall be equal to (x) the number of shares of Company Common Stock subject to such Company 2021 TSR PSU Award immediately prior to the Distribution Time, multiplied by (y) such percentage (not to exceed 200%) as is mutually determined by the Company and SpinCo prior to the Distribution Time, and rounding such product down to the nearest whole share, and

(ii) Shares Subject to Post-Distribution SpinCo PSU. The number of shares of SpinCo Common Stock subject to such SpinCo PSU Award shall be equal to the product obtained by multiplying (A) (x) the number of shares of Company Common Stock subject to the Company PSU Award immediately prior to the Distribution Time, multiplied by (y) such percentage (not to exceed 200%) as is mutually determined by the Company and SpinCo prior to the Distribution Time by (B) the Distribution Ratio, and rounding such product down to the nearest whole share;

provided, further, that from and after the Distribution Time, such Company 2021 TSR PSU Award shall no longer vest based on the performance objectives applicable to such Company 2021 TSR PSU Award immediately prior to the Distribution Time and shall instead be amended to vest solely based on continuous employment or service on December 31, 2023. Each SpinCo PSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.4(f) below.

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(c) Company PSU Awards (Other than Company 2021 TSR PSU Awards) Held by Former Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company PSU Award that is not a Company 2021 TSR PSU Award and is held by a Former Company Service Provider outstanding as of immediately prior to the Distribution Time shall be, subject to Sections 4.4(e) and (f) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of Company Common Stock covered by such Company PSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock covered by such Company PSU Award immediately prior to the Distribution Time by (ii) the Company Ratio.

(d) Company 2021 TSR PSU Awards Held by Former Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plan, each Company 2021 TSR PSU Award held by a Former Company Service Provider that is outstanding as of immediately prior to the Distribution Time shall be, subject to Sections 4.4(e) and (f) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company 2021 TSR PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of Company Common Stock covered by such Company 2021 TSR PSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock covered by such Company 2021 TSR PSU Award immediately prior to the Distribution Time by (ii) such percentage (not to exceed 200%) as is mutually determined by the Company and SpinCo prior to the Distribution Time by (iii) the Company Ratio; provided, further, that from and after the Distribution Time, such Company 2021 TSR PSU Award shall no longer vest based on the performance objectives applicable to such Company 2021 TSR PSU Award immediately prior to the Distribution Time and shall instead be amended to vest solely based on continuous employment or service on December 31, 2023.

(e) Amendment to Vesting Terms. Prior to the Distribution Time, the Company and SpinCo may mutually agree to amend the vesting terms of any or all outstanding Company PSU Awards.

(f) SpinCo PSU Awards Outstanding as of the Effective Time. As of the Effective Time, each SpinCo PSU Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) performance-vesting restricted stock units relating to shares of Domesticated Parent Common Stock (each, an “Adjusted Parent PSU Award”) with substantially the same terms and conditions as were applicable to such SpinCo PSU Award immediately prior to the Effective Time (other than terms that have been rendered inoperative by the Transactions), including with respect to vesting and termination-related provisions, except that such Adjusted Parent PSU Award shall relate to that whole number of shares of Domesticated Parent Common Stock as is equal to the product of (A) the number of shares of SpinCo Common Stock subject to such SpinCo PSU Awards immediately prior to the Effective Time, multiplied by (B) the Base Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Any performance targets to which an Adjusted Parent PSU Awards are subject will be adjusted to reflect the Transactions contemplated hereby. In addition, at the Effective Time, Parent will issue to each holder of a SpinCo PSU Award a number of Earnout Shares equal to the product of (A) the number of shares of SpinCo Common Stock subject to the SpinCo PSU Award, multiplied by (B) the Earnout Exchange Ratio, which Earnout Shares will be subject to the restrictions set forth in the Merger Agreement.

4.5 SpinCo Equity Plans. Effective as of immediately prior to the Distribution Time, SpinCo shall have adopted the SpinCo 2022 Incentive Award Plan (Company Service Provider Awards) and the SpinCo 2022 Incentive Award Plan (SpinCo Service Provider Awards) (the “SpinCo Equity Plans”), which shall permit the grant and issuance of equity incentive awards denominated in SpinCo Common Stock as described in this Article IV. In addition, prior to the Distribution Time, the Company shall approve the SpinCo Equity Plans as the sole stockholder of SpinCo. As of the Effective Time, Parent will assume the SpinCo Equity Plans and all outstanding equity awards thereunder in accordance with the terms of this Article IV.

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4.6 Parent Equity Plan and Parent ESPP. Prior to the Effective Time, Parent shall approve and adopt, subject to receipt of Parent Shareholder Approval: (i) an incentive equity plan (the “Parent Equity Plan”); and (ii) an employee stock purchase plan (the “Parent ESPP”), in each case, in form and substance reasonably acceptable to the Company and SpinCo in consultation with Parent, and effective as of the Effective Time. The Parent Equity Plan will provide for the grant of awards of Domesticated Parent Common Stock with a total pool of shares equal to (i) 14% of the aggregate number of Fully Diluted SpinCo Shares as of the Effective Time, plus (ii) any shares which, as of the effective date of the Parent Equity Plan, are subject to Adjusted Parent Equity Awards under the SpinCo Equity Plans which, on or following such effective date, become available for issuance under the Parent Equity Plan pursuant to its terms, plus (iii) an annual “evergreen” increase of 5% of the shares of Parent Common Stock outstanding as of the day prior to such increase (the “Parent Equity Plan Share Reserve”). The ESPP will provide for the grant of purchase rights with respect to Domesticated Parent Common Stock with a total pool of shares equal to 1.5% of the aggregate number of Fully Diluted SpinCo Shares as of the Effective Time, plus an annual “evergreen” increase of 1% of the shares of Parent Common Stock outstanding as of the day prior to such increase (the “Parent ESPP Share Reserve”). As soon as reasonably practicable following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) with respect to the Domesticated Parent Common Stock issuable under the Parent Equity Plan and the Parent ESPP, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Equity Plan and the Parent ESPP remain outstanding.

4.7 Vesting; Accelerated Vesting.

(a) The Distribution Time shall not constitute a termination of employment or service for any SpinCo Service Providers for purposes of any Company Equity Award and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Article IV, continued employment with the SpinCo Group shall be treated as continued employment with the Company Group with respect to Company Equity Awards held by SpinCo Service Providers and continued employment with the Company Group shall be treated as continued employment with the SpinCo Group with respect to SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) held by Company Service Providers.

(b) Notwithstanding the foregoing, with respect to any unvested SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) granted to a Company Service Provider in accordance with this Agreement, if the original Company Equity Award (that was partially adjusted into the SpinCo Equity Award (or, following the Effective Time, Adjusted Parent Equity Award)) was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (i) by reference to a termination of employment or service with the Company and/or (ii) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company, then the SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) also shall be subject to such same acceleration provisions upon the Company Service Provider’s termination of employment or service with the Company Group and/or in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company.

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(c) Further notwithstanding the foregoing, with respect to any unvested Company Equity Awards or unvested SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) granted to an SpinCo Service Provider in accordance with this Agreement, if the original Company Equity Award (including any Company Equity Award that was solely or partially adjusted into the SpinCo Equity Award (or, following the Effective Time, Adjusted Parent Equity Award)), was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (i) by reference to a termination of employment or service with the Company and/or (ii) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company, then the Company Equity Award or SpinCo Equity Award (or, following the Effective Time, Adjusted Parent Equity Award), as applicable, also shall be subject to such same acceleration provisions upon the SpinCo Service Provider’s termination of employment or service with the relevant member of the SpinCo Group and/or in connection with a “Change in Control” (as defined in the applicable award agreement and/or SpinCo Equity Plan) of SpinCo.

(d) In addition, with respect to any unvested SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) held by a Company Service Provider following the Distribution Time, notwithstanding anything herein or in the applicable award agreement to the contrary, such SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) will vest in full upon a “Change in Control” (as defined in the applicable award agreement and/or SpinCo Equity Plans) of SpinCo (or, following the Effective Time, Parent). Further, with respect to any unvested Company Equity Awards which are adjusted as of immediately prior to the Distribution Time and continue to be held by a SpinCo Service Provider following the Distribution, in each case, in accordance with this Agreement, notwithstanding anything herein or in the applicable award agreement to the contrary, such Company Equity Awards will vest in full upon a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company.

(e) Additionally, notwithstanding anything herein or in the applicable award agreement to the contrary, if, following the Distribution Time, the Company Board determines, in its discretion, to accelerate in full the vesting of all Company Equity Awards then held by Company Service Providers and Former Company Service Providers (other than in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan)), the Company Board shall also accelerate in full the vesting of all outstanding Company Equity Awards which are then held by SpinCo Service Providers and Former SpinCo Service Providers. Further notwithstanding anything herein or in the applicable award agreement to the contrary, if, following the Distribution Time, the SpinCo Board or Parent Board determines, in its discretion, to accelerate in full the vesting of all SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) then held by SpinCo Service Providers and Former SpinCo Service Providers (other than in connection with a “Change in Control” (as defined in the applicable award agreement and/or SpinCo Equity Plans)), the SpinCo Board or Parent Board shall also accelerate in full the vesting of all outstanding SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) which are then held by Company Service Providers and Former Company Service Providers.

(f) The Parties hereto acknowledge and agree that in no event shall the vesting of any Company Equity Awards or SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), in any case, accelerate solely by reason of the transactions or events contemplated by the Separation Agreement, this Agreement, the Merger Agreement or any other Transaction Document.

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4.8 General Terms.

(a) The adjustments contemplated by this Article IV are all intended to comply in all respects with the requirements of Sections 409A and 424 of the Code, in each case, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.

(b) The Parties shall use their commercially reasonable efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law. For the avoidance of doubt, Parent shall use commercially reasonable efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) with respect to the Domesticated Parent Common Stock issuable under the Adjusted Parent Equity Awards issuable under the SpinCo Equity Plans, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(c) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

(d) After the Distribution Time, Company Equity Awards adjusted pursuant to this Article IV, regardless of by whom held, shall be settled by the Company pursuant to the terms of the Company Equity Plan, and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), regardless of by whom held, shall be settled by SpinCo or Parent (as applicable) pursuant to the terms of the SpinCo Equity Plan. Accordingly, it is intended that, to the extent of the issuance of such SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) and in connection with the adjustment provisions of this Article IV, the SpinCo Equity Plan shall be considered a successor to the Company Equity Plan and to have assumed the obligations of the Company Equity Plan to make the adjustments of the Company Equity Awards as set forth in this Article IV.

(e) The Parties acknowledge and agree that each of the applicable tax deductions for which they may be eligible for federal income tax purposes with regard to the Company Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), in any case, shall be determined in accordance with Revenue Ruling 2002-1.

(f) By approving the form, terms and conditions of, and the entrance by the Parties into, this Agreement, the Company Board, the SpinCo Board and the Parent Board intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b—3 thereunder, all acquisitions and dispositions of Company Equity Awards, SpinCo Equity Awards and/or Adjusted Parent Equity Awards by directors and executive officers of each of the Parties contemplated herein, and the Company Board, the SpinCo Board and the Parent Board also intend to expressly approve, in respect of any Company Equity Awards, SpinCo Equity Awards and/or Adjusted Parent Equity Awards, the use of any method for the payment of an exercise price and the satisfaction of any applicable tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of shares from delivery in satisfaction of applicable tax withholding requirements) to the extent such method is permitted under the Company Equity Plan or SpinCo Equity Plan (as applicable) and the applicable award agreement.

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(g) Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner that complies with applicable Laws, (i) exercises of Ligand Options and SpinCo Options (or, following the Effective Time, Adjusted Parent Options), (ii) the settlement of other Ligand Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), (iii) the vesting of Ligand Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) and (iv) the satisfaction of applicable withholding taxes with respect to Ligand Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards). The Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance and reporting, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

ARTICLE V

ADDITIONAL MATTERS

5.1 Cash Incentive Programs. SpinCo shall assume all Liabilities with respect to all cash incentive compensation, commissions or similar cash payments earned by or payable to SpinCo Employees for the year in which the Distribution Time occurs and thereafter. The Company shall retain all Liabilities with respect to any cash incentive compensation, commissions or similar cash payments earned by or payable to Company Employees for the year in which the Distribution Time occurs and thereafter.

5.2 Severance.

(a) Effective as of the Distribution Time, SpinCo shall have adopted a severance plan (the “SpinCo Severance Plan”) for the benefit of eligible SpinCo Employees containing terms substantially similar to those set forth in the Company Severance Plan. Following the Distribution Time, the Company shall be responsible for any and all Liabilities and other obligations with respect to the Company Severance Plan, and SpinCo shall be responsible for any and all Liabilities and other obligations with respect to the SpinCo Severance Plan.

(b) A SpinCo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Separation Agreement or Merger Agreement. SpinCo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any SpinCo Employee’s employment that occurs on or after the Distribution Time, including as a result of, in connection with or following the consummation of the transactions contemplated by the Separation Agreement or Merger Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.3 Time-Off Benefits. Unless otherwise required under applicable Law (or as would result in duplication of benefits), SpinCo shall (i) credit each SpinCo Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such SpinCo Employee had with the Company Group as of immediately before the date on which the employment of the SpinCo Employee transfers to SpinCo and (ii) permit each such SpinCo Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the SpinCo Employee would have been so permitted under the terms and conditions of the applicable Company policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Company policies in effect for that year in which the transfer of employment occurs).

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5.4 Workers’ Compensation Liabilities. Effective no later than the Distribution Time, SpinCo shall assume all Liabilities for SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Distribution Time but not reported until after the Distribution Time), and SpinCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if SpinCo is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, the Company shall retain such Liabilities and SpinCo shall reimburse and otherwise fully indemnify the Company for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

5.5 COBRA Compliance. The Company shall retain responsibility for compliance with the health care continuation requirements of COBRA with respect to SpinCo Employees or Former SpinCo Service Providers who, as of the Plan Transition Date, were covered under a Company Benefit Plan or who had incurred a COBRA qualifying event and were eligible to elect COBRA under a Company Benefit Plan. SpinCo shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Benefit Plans with respect to SpinCo Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage at any time after the Plan Transition Date.

5.6 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

5.7 Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat SpinCo or a member of the SpinCo Group as a “successor employer” and the Company (or the appropriate member of the Company Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent reasonably practicable, the filing of more than one IRS Form W-2 with respect to each SpinCo Employee for the calendar year in which the Distribution Time occurs.

5.8 Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, the Company shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Distribution Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which the Company shall provide data and information (to the extent permitted by applicable Laws) to SpinCo, which shall be responsible for making such filings in respect of SpinCo Employees.

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5.9 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if applicable Law requires that any assets or Liabilities be retained by the Company Group or transferred to or assumed by the SpinCo Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such applicable Law and shall not be made as otherwise set forth in this Agreement and the Parties shall reasonably cooperate to adjust for any related economic consequences.

ARTICLE VI

OBLIGATIONS OF PARENT AND MERGER SUB

6.1 Obligations of Parent. Following the Merger Effective Time, Parent agrees to cause, and to take all actions to enable, SpinCo and the members of the SpinCo Group to adhere to each provision of this Agreement which requires an act on the part of SpinCo or any member of the SpinCo Group or any of its or their Affiliates, and to cause or enable SpinCo and the SpinCo Group to comply with their obligations to provide or establish compensation or benefits to SpinCo Service Providers in accordance with this Agreement pursuant to a Benefit Plan sponsored or maintained by Parent or any of its Subsidiaries.

ARTICLE VII

GENERAL AND ADMINISTRATIVE

7.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Company Benefit Plan or SpinCo Benefit Plan or to prohibit any member of the Company Group or SpinCo Group, as the case may be, from amending, modifying or terminating any Company Benefit Plan or SpinCo Benefit Plan at any time within its sole discretion.

7.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of the Company, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

7.3 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

7.4 Access to Employees. On and after the Distribution Time, the Parties shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action among the Parties) to which any employee or director of the Company Group or the SpinCo Group or any Company Benefit Plan or SpinCo Benefit Plan is a party and which relates to a Company Benefit Plan or SpinCo Benefit Plan. The Party to whom an employee is made available in accordance with this Section 7.4 shall pay or reimburse the other Parties for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

7.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to SpinCo Employees under Company Benefit Plan shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Plan until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant SpinCo Employee.

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7.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any SpinCo Employee or other current or former employee, officer, director or contractor of the Company Group or SpinCo Group, other than the Parties and their respective successors and assigns.

7.7 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Employees, Former SpinCo Service Providers and employees and other service providers of the Company, as applicable, including with respect to the provision of employee level information necessary for the other Parties to manage, administer, finance and file required reports with respect to such administration.

7.8 Audit Rights With Respect to Information Provided.

(a) Each Party, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Parties under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.8. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b) The Auditing Party’s audit rights under this Section 7.8 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Parties to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.9 Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to share information and promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

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ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement. This Agreement, the Separation Agreement, the Merger Agreement, and the other Transaction Documents, including the Exhibits and Schedules thereto, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

8.2 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

8.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Time and Merger Effective Time and remain in full force and effect in accordance with their applicable terms.

8.4 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

To the Company:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Boulevard, Suite 110

San Diego, California 92121

Attn: Chief Financial Officer

Email: tespinoza@ligand.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, California 92130

Attention: Matthew Bush

Scott Shean

Email:       matt.bush@lw.com

scott.shean@lw.com

To SpinCo:

OmniAb, Inc.

5980 Horton Street, Suite 405

Emeryville, California 94608

Attn: Chief Legal Officer

Email: cberkman@omniab.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, California 92130

Attention: Matthew Bush

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Scott Shean

Email:       matt.bush@lw.com

scott.shean@lw.com

To Parent or Merger Sub:

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor

New York, New York 10022

Attn: General Counsel

Email: Silbert@avistacap.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention: Jaclyn L. Cohen, Esq.

Raymond O. Gietz, Esq.

Email:       jackie.cohen@weil.com

Raymond.gietz@weil.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

8.5 Consents. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

8.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, and subject to any restrictions on assignment by SpinCo pursuant to Article IV of the Tax Matters Agreement, this Agreement shall be assignable to (i) with respect to the Company, an Affiliate of the Company, and with respect to SpinCo, and Affiliate of SpinCo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

8.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

8.8 Termination and Amendment. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement. This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties hereunder.

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8.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

8.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.11 Governing Law. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Chosen Courts. By executing and delivering this Agreement, each of the Parties irrevocably: (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement; (b) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 8.11 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 8.11 in any court other than the Chosen Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.4 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

8.12 WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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8.13 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

8.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

8.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

8.16 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.17 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities among the Parties and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of any Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:	Matthew Korenberg
Title:	Executive Vice President, Finance and Chief Financial Officer

OMNIAB, INC.

By:
Name:	Matthew W. Foehr
Title:	President and Chief Executive Officer

AVISTA PUBLIC ACQUISITION CORP. II

By:
Name:	Benjamin Silbert
Title:	General Counsel

ORWELL MERGER SUB INC.

By:
Name:	David Burgstahler
Title:	President

[Signature Page to Employee Matters Agreement]

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Schedule A

Company Employee List

[see attached]

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Schedule B

SpinCo Employee List

[see attached]

32

Schedule C

Specified Service Providers

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Exhibit D-1 to the Merger Agreement

Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of the Distribution Time of the Separation and Distribution Agreement (as defined below) (the “Effective Date”), by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand” or “Provider”), and OmniAb, Inc., a Delaware Corporation (“OmniAb”). Each of Provider and OmniAb may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Ligand and OmniAb are parties to a certain Separation and Distribution Agreement dated as of March 23, 2022 (the “Separation and Distribution Agreement”), pursuant to which Ligand has agreed to perform, and OmniAb has agreed to receive, certain Transition Services (as defined below) with respect to OmniAb’s operation of the OmniAb Business (as defined in the Separation and Distribution Agreement), subject to, and in accordance with, the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Separation and Distribution Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as set forth herein.

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Separation and Distribution Agreement. As used herein, the following terms have the following meanings.

(a) “Affiliate(s)” means, with respect to a particular entity or Person, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will mean, direct or indirect ownership of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For purposes of this Agreement, Ligand and OmniAb shall not be considered Affiliates of each other.

(b) “Governmental Authority” means (a) any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision; (b) any public international organization; or (c) any department, agency or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.

(c) “Intellectual Property” means any and all intellectual property and other proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals and extensions (“Patents”), (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how (including formulations, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all copyrights, copyrightable works, copyright registrations and applications therefor, including all rights of authorship, use, publication, reproduction, distribution, performance and transformation (“Copyrights”), (d) all industrial designs and any registrations and applications therefor, (e) all domain names, uniform resource locators and other names and locators associated with the internet (“Domain Names”), and all social media accounts and handles and app registrations, (f) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”), (g) all rights in databases and data collections, (h) all moral and economic rights of authors and inventors, however denominated, (i) rights in computer software (including source code, object code, firmware, algorithms, operating systems and specifications) and related technology, (j) all rights in content (including text, graphics, images, audio, video and data) and computer software included on or used to operate and maintain any websites, including all rights in documentation, files, cgi and other scripts and programming code, (k) all rights of publicity or privacy, including with respect to name, likeness or persona, and (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

(d) “Law” means any law (including common law), statute, code, ordinance, rule, regulation, order or charge of any Governmental Authority.

(e) “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

(f) “Personal Information” means any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household (including any information related to the health of a person) and any information derived from the foregoing.

(g) “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, owners, controlling Persons, directors, officers, employees, agents, representatives, subcontractors, or other third party acting for or on its behalf, including, as to Provider, any Vendor providing any Transition Services as permitted in this Agreement.

(h) “Recipient” means, with respect to a particular Transition Service, either OmniAb or the applicable member of the OmniAb Group (as defined in the Separation and Distribution Agreement) receiving such Transition Service.

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ARTICLE II

TRANSITION SERVICES PROVIDED

2.1 Transition Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Provider shall provide, or cause one or more of its Representatives to provide, to Recipient each of the services set forth on Schedule A attached hereto (hereinafter referred to individually as a “Transition Service”, and collectively as the “Transition Services”), at the corresponding costs set forth on Schedule A, and Recipient agrees to receive the Transition Services and pay the costs therefor during the time period specified for each such Transition Service in such Schedule or for such other time period as permitted pursuant to this Agreement (hereinafter referred to collectively as the “Service Periods” for all of the Transition Services, and individually a “Service Period” for each Transition Service). The Parties may amend the scale and scope of the Transition Services from time to time upon mutual agreement by executing a signed amendment to Schedule A.

(b) If, within three (3) months following the Effective Date, Recipient identifies in good faith any service that was provided by Provider or one of its Affiliates (excluding the OmniAb Group) to the OmniAb Business during the six (6) month period (or twelve (12) month period solely with respect to activities that are customarily performed on an annual basis) prior to the Effective Date that is not listed on Schedule A and is necessary to effectuate the Separation (an “Omitted Service”), then Recipient shall notify Provider thereof and Schedule A will be deemed amended to include such Omitted Service.

2.2 Personnel; Affiliates; Vendors. In providing the Transition Services, Provider may, as it deems necessary or appropriate, (i) use the qualified personnel of Provider or its Affiliates, and (ii) employ the services of qualified third parties (“Vendors”) to the extent that, and subject to the condition that, such Vendor’s services (A) were utilized by or for the benefit of the OmniAb Business prior to the Effective Date, (B) are routinely utilized to provide similar services to other businesses of Provider or (C) are reasonably necessary for the efficient performance of such Transition Services. Furthermore, each Party shall, and shall cause its Representatives to, comply, in all material respects, with all Laws which may be applicable to the Transition Services. Each Party shall be responsible for its Representatives, including for such Representatives adhering to any health, safety, and security regulations and other published policies of the other Party while on the other Party’s premises or when given access to any equipment, computer, databases, systems, software, network or other files (collectively, “Systems”) owned or controlled by the other Party. If a Party or one or more of its Representatives needs access to the premises or Systems of the other Party or one or more of its Representatives to provide or receive the Transition Services (as applicable), then (x) the accessing Party shall advise the other Party in writing in advance of such access of the name of each of the accessing Party’s Representatives who shall require such access, (y) the accessing Party and its Representatives shall not attempt to obtain access to, use or interfere with any of the premises or Systems of the other Party or such other Party’s Representatives, except to the extent permitted by the other Party or required to do so to provide or receive the Transition Services (as applicable), and (z) the accessing Party and its Representatives shall not intentionally damage, disrupt or impair the normal operation of any of the premises or Systems of the other Party or such other Party’s Representatives.

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2.3 Coordinators. Each of Provider and Recipient shall nominate a representative to act as its primary contact person to coordinate the provision of all Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”). Each Party may treat an act of a Primary Coordinator or Service Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act, provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Provider and Recipient shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such Party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Provider and Recipient each agrees that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators. Provider’s initial Primary Coordinator shall be Matthew Korenberg. Recipient’s initial Primary Coordinator shall be Matt Foehr.

2.4 Level of Transition Services.

(a) Recipient acknowledges and agrees that Provider is not in the business of providing services to third parties and is entering into this Agreement only in connection with the Separation and Distribution Agreement. Provider shall, and shall cause each of its Representatives to, provide the Transition Services with substantially the same degree of skill, quality and standard of care as that utilized by Provider (or its Affiliates) to perform similar activities in the six (6) month period (or twelve (12) month period solely with respect to activities that are customarily performed on an annual basis) prior to the Effective Date, and, in any event, no less than with commercially reasonable care and diligence (collectively, the “Services Standard”). Under no circumstances shall Provider or any of its Representatives be held accountable to a greater standard of care, efforts or skill than the Services Standard in the performance of the Transition Services. Recipient acknowledges and agrees that (i) the Transition Services do not include the exercise of business judgment or general management for Provider and (ii) NEITHER PROVIDER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES.

(b) If the Transition Services to be provided to Recipient materially increase in scale or in scope as compared to the level of the similar services provided in connection with the operation of the OmniAb Business as of the Effective Date, Provider may, at its election, choose to not provide such increased scale or scope of Transition Services, and if Provider elects to perform such increased scale or scope of Transition Services, all costs incurred in connection therewith shall be mutually agreed upon by Provider and Recipient prior to the time such additional Transition Services are performed, shall be set forth in an amended Schedule A, and shall be borne by Recipient.

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(c) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, Provider and Recipient each agree that the Transition Services provided by any Vendor shall be subject to the terms and conditions of any agreements between Provider and such Vendor, which agreements shall be on substantially the same conditions as Provider would enter into with such Vendor for its own account, and no such agreements shall be binding on Recipient after the Term hereof without Recipient’s express written consent. Provider shall consult with Recipient concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, or amended, with any Vendors after the Effective Date.

(d) Without relieving Provider of its obligation to perform the Transition Services in accordance with the Services Standard, Provider shall not be (i) obligated to perform the Transition Services to the extent that such performance would be unlawful or that would require Provider to violate applicable Law; (ii) obligated to perform the Transition Services to the extent that such performance, in Provider’s reasonable determination, could create deficiencies in Provider’s controls over financial information or adversely affect the maintenance of Provider’s financial books and records or the preparation of its financial statements; (iii) obligated to hire any additional employees to perform the Transition Services or maintain the employment of any specific employee; (iv) obligated to hire replacements for employees that resign, retire or are terminated; (v) obligated to enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits; (vi) prevented from transferring after the Effective Date any employees who were supporting the business operations as of the Effective Date to support other business operations for Provider or its Affiliates or to assume other roles with Provider or its Affiliates to the extent such employees are not required to provide Transition Services; (vii) prevented from determining, in its sole discretion, the individual employees who will provide Transition Services; or (viii) obligated to purchase, lease or license any additional equipment or software.

2.5 Transitional Nature of Services. Recipient acknowledges and agrees that the Transition Services are intended only to be transitional in nature, and shall be furnished by Provider only during the Service Periods. Recipient shall use commercially reasonable efforts to have sufficient resources available to it at the end of the Service Periods to perform the Transition Services (or have the Transition Services performed) without the involvement of Provider, its Affiliates or any of its or their respective employees or agents upon the termination or expiration of a Service Period for an applicable Transition Service.

2.6 Location of Services Provided; Travel Expenses. Provider shall provide the Transition Services to Recipient from locations of Provider’s choice in its sole discretion except to the extent the nature of the Transition Services necessitates performance at a specific location, as mutually agreed upon by the Parties. Subject to Section 3.1, should the provision of the Transition Services require any directors, officers, employees, agents, representatives, or subcontractors of Provider or its Affiliates to travel beyond fifty (50) miles from his or her employment location, Recipient shall reimburse Provider for all reasonable travel-related out-of-pocket costs, consistent with Provider’s travel policy as provided to Recipient in advance in writing.

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2.7 Limitation of Liability.

The Parties hereto acknowledge and agree that the Transition Services are provided by Provider: (a) at the request of Recipient in order to accommodate it following the closing under the Separation and Distribution Agreement; (b) at the costs set forth on Schedule A hereto and with no expectation of profit being made by Provider thereon; and (c) with the expectation that Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, each Party agrees that, absent gross negligence or willful misconduct, and except for breaches of Article V (Confidentiality) and except for a Party’s obligations under Section 2.8 (Indemnification), the other Party, its Affiliates and their directors, officers, employees, representatives, consultants and agents shall not be liable for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Transition Services or each Party’s performance under this Agreement. Notwithstanding anything to the contrary contained herein, in the event Provider commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at Recipient’s request, Provider shall use commercially reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Transition Service at no additional cost to Recipient; provided that, absent gross negligence or willful misconduct, and assuming that Provider uses commercially reasonable data backup processes, Provider shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Transition Service in question.

2.8 Indemnification.

(a) Recipient shall indemnify, defend and hold harmless Provider and its Affiliates and its and their respective officers, directors, employees, representatives, subcontractors and agents from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) incurred by any of them in connection with any Third Party Claim (as defined below) (each, a “Loss” and, collectively, the “Losses”) relating to, arising out of or resulting from or based on (i) Recipient’s material breach of this Agreement or (ii) any gross negligence or willful misconduct of Recipient, (iii) Provider’s provision of the Transition Services as directed or requested by Recipient, or (iv) Recipient’s use or exploitation of any work product provided by Provider in the performance of the Transition Services, except in each case (i), (ii), (iii), and (iv) to the extent such Losses are subject to indemnification pursuant to Section 2.8(b).

(b) Provider hereby agrees to indemnify, defend and hold harmless Recipient and its Affiliates and its and their respective officers, directors, employees, representatives, subcontractors and agents from and against any and all Losses relating to, arising out of or resulting from (i) Provider’s material breach of this Agreement or (ii) any gross negligence or willful misconduct in the performance of its obligations under this Agreement, except in each case of (i) and (ii) to the extent such Losses are subject to indemnification pursuant to Section 2.8(a).

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(c) To the maximum extent permitted by applicable Law, each Party’s and its Affiliates’ and each of its and their respective subcontractors’ officers’, directors’, employees’ and agents’ sole and exclusive remedy with respect to any and all claims relating to the Transition Services shall be pursuant to the indemnification provisions set forth in this Section 2.8.

2.9 Indemnification Procedures.

(a) If any claim or demand is made by a third party (including any action or proceeding commenced or threatened to be commenced) with respect to which a Party seeking indemnification (the “Indemnified Party”) intends to seek indemnity under Section 2.8 (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the other Party (the “Indemnifying Party”) indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, and a copy of any documentation received from such third party. A failure by the Indemnified Party to give notice and to tender the defense of any action or proceeding in a timely manner pursuant to this Section 2.9(a) shall not limit the obligation of the Indemnifying Party under Section 2.8, except to the extent such Indemnifying Party is actually and materially prejudiced thereby.

(b) Upon receipt of a notice for indemnity from the Indemnified Party pursuant to Section 2.9(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right to assume the defense of, at its own expense and by its own counsel, any such Third Party Claim. If the Indemnifying Party shall, in accordance with the immediately preceding sentence, undertake to compromise or defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided that the Indemnifying Party shall not settle or compromise any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement or compromise fully and irrevocably releases the Indemnified Party in connection with such Third Party Claim and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate legal counsel, its own cost and expense, and to participate in the defense thereof.

2.10 Modification of Transition Services Procedures.

(a) Subject to the procedure set forth in this Section 2.10 to the extent applicable, Provider may make changes from time to time in its standards and procedures for performing the Transition Services, provided that any such change shall not interfere in any material respect with the continued provision or cost of the Transition Services. Notwithstanding the foregoing sentence, unless required by Law, Provider shall not implement any substantial or material changes to such standards and procedures in a manner affecting the operation of the OmniAb Business unless Recipient agrees in writing to such changes and Provider gives Recipient ten (10) business days to adapt its operations to accommodate such changes to the extent commercially reasonable.

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(b) During the term of this Agreement, if Recipient intends to make any changes that may affect the provision of any of the Transition Services, Recipient shall provide Provider with a plan identifying any changes as soon as reasonably practicable, but in any case no less than ten (10) business days before implementing such changes; provided, however, that Provider shall not be required to alter the method in which it provides any of the Transition Services or increase the level of any such Transition Services in any material manner except as expressly provided herein; provided, further, however, that the failure of Recipient to provide such notice shall not alter or diminish Provider’s obligations to provide the Transition Services on the terms set forth herein except where the failure to provide notice has materially increased Provider’s cost or burden to provide such Transition Service.

2.11 Cooperation. The Parties will use commercially reasonable efforts to reasonably cooperate and cause each of their respective Representatives to reasonably cooperate in a professional and workmanlike manner with each other to the extent necessary to assist the other Party in performance of its obligations under this Agreement, including with respect to the provision and receipt of the Transition Services. Such cooperation shall include exchanging information relevant to and reasonably necessary for the provision or receipt of the Transition Services hereunder and the performance of such other duties and tasks as may be reasonably required for the provision or receipt of the Transition Services. Without limiting the foregoing:

(a) Recipient shall permit Provider and its Representatives reasonable access during regular business hours (or otherwise upon reasonable prior notice) to any data, records and personnel involved in receiving or overseeing the Transition Services as reasonably requested by Provider to facilitate Provider’s performance of this Agreement. Any such data and records shall be subject to Article V. Before the Parties exchange any Personal Information in connection with the Transition Services, the Parties will enter into a data processing agreement in accordance with applicable Laws.

(b) Provider shall use commercially reasonable efforts to obtain any consents, licenses, waivers or approvals necessary to permit Provider to perform its obligations hereunder; provided, however, that under no circumstances shall Provider be obligated to provide the relevant part of any Transition Services to the extent that (i) Provider is unable to obtain necessary third party consents, licenses, waivers or approvals relating to such part of the Transition Services on commercially reasonable terms, (ii) in order to provide such part of the Transition Services, Provider will have an obligation to make any payments to any Third Party or incur any obligations in respect of any such consents, licenses, waivers or approvals, which payments are not subject to reimbursement by Recipient or which other obligations are not assumed by Recipient hereunder, (iii) Provider would be obligated to make any alternative arrangements in the event that any such consents, licenses, waivers or approvals are not obtained (but only to the extent such arrangements would not be commercially reasonable) or (iv) Provider would be required to seek broader rights or more favorable terms with respect to any consents, licenses, waivers or approvals than those applicable immediately prior to the date hereof where the costs of obtaining the same are not subject to reimbursement by Recipient.

(c) Recipient shall obtain all necessary consents, licenses, waivers and approvals necessary for it to receive the Transition Services and perform its obligations under this Agreement.

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ARTICLE III

COMPENSATION

3.1 Consideration. As consideration for the Transition Services, Recipient shall pay to Provider the amount specified for each such Transition Service as set forth in Schedule A, including any “pass-through costs” expressly identified as such in Schedule A. The fees set forth on Schedule A will be equitably reduced if any Transition Service is suspended, terminated or removed from the scope of this Agreement and will be equitably prorated for partial months. In addition, Recipient shall reimburse Provider (upon receipt of applicable receipts and other reasonable supporting documentation if requested by Provider) for all reasonable documented out of pocket costs of Provider in connection with performance of the Transition Services by Provider, including: (a) shipping and transportation costs (including the cost of any insurance related thereto), duties and other taxes (excluding taxes on Provider’s income); (b) travel-related costs, (c) out of pocket costs or expenses incurred with third parties by Provider, its Affiliates or subcontractors, including for the extraction, conversion and transfer of data and (d) any other out of pocket costs and expenses incurred with third parties described herein as reimbursable by Provider (the “Reimbursable Expenses”); provided that if any particular Reimbursable Expense exceeds Ten Thousand Dollars ($10,000), Provider must obtain Recipient’s consent prior to any obligation of Recipient to reimburse Provider for such Reimbursable Expense; provided, further that until Recipient consents to such Reimbursable Expenses exceeding Ten Thousand Dollars ($10,000), Provider shall not be required to provide the relevant part of the Transition Services for which such Reimbursable Expenses exceeding Ten Thousand Dollars ($10,000) is necessary.

3.2 Invoices. Provider shall, on a monthly basis on the last day of each calendar month, submit a single itemized invoice to Recipient for all Transition Services provided to Recipient during such month. All invoices shall be sent to the attention of the Primary Coordinators at the address set forth in Section 7.5 hereof or to such other address as Recipient shall have specified by notice in writing to Provider.

3.3 Payment of Invoices.

(a) Recipient shall pay any undisputed invoice for Transition Services promptly but in no event later than thirty (30) days after the date of receipt of such invoice and such payment shall be made by wire transfer of immediately available funds to such bank account as shall have been notified in writing to Recipient by Provider. Payment of all invoices in respect of the Transition Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever (except that offset or deduction may be made in regard to other invoiced amounts due under this Agreement or to the extent of a dispute in good faith concerning amounts due under this Agreement). All payments shall be made to the account designated by Provider to Recipient.

(b) If any payment is not paid when due (except to the extent disputed in good faith) and Recipient does not make such payment within thirty (30) days of receiving a past-due notice from Provider, Provider shall have the right, without any liability to Recipient, or anyone claiming by or through Recipient, to, upon written notice to Recipient, immediately cease providing any or all of the Transition Services provided by Provider to Recipient and/or to

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terminate this Agreement in its entirety, which right may be exercised by Provider in its sole and absolute discretion. Notwithstanding the above, Provider shall not cease providing any Transition Service or terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which Recipient has indicated to Provider in writing.

ARTICLE IV

OWNERSHIP OF INTELLECTUAL PROPERTY

4.1 Ownership; Delivery. Except as expressly set forth herein, neither Party will obtain, by virtue of this Agreement or the Transition Services, by implication or otherwise, any rights of ownership or use of any property or Intellectual Property owned by the other. All Intellectual Property conceived, created or made by Provider or any of its Representatives (whether alone or jointly with Recipient) in the course of Provider’s performance of the Transition Services and other activities under this Agreement that are (a) exclusively related to the OmniAb Business and/or (b) based on, derived from, or improvements of any of Recipient’s background Intellectual Property (altogether, (a) and (b), the “Assigned IP”) shall be solely owned by Recipient, and Provider hereby assigns to Recipient all of Provider’s right, title, and interest in and to such Assigned IP. All other Intellectual Property conceived, created or made by Provider or any of its Representatives in the course of Provider’s or such Representative’s performance of any Transition Services or other activities under this Agreement shall be solely owned by Provider.

4.2 Limited Licenses.

(a) Recipient (on behalf of itself and its controlled Affiliates) hereby grants to Provider a limited, non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses to its Affiliates and its and their subcontractors during the Service Periods, under the Intellectual Property owned or controlled by Recipient, solely to the extent necessary for Provider and its Affiliates and its and their subcontractors to perform the Transition Services hereunder for the benefit of Recipient during the applicable Services Period.

(b) Provider (on behalf of itself and its controlled Affiliates) hereby grants to Recipient and its Affiliates a limited, non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses to its and their Affiliates and subcontractors, under the Intellectual Property owned or controlled by Provider, solely to the extent necessary for Recipient and its Affiliates and its and their subcontractors to (i) receive the Transition Services during the applicable Service Period and/or (ii) use or exploit any deliverables provided by Provider to Recipient as part of the Transition Services in the operation of the OmniAb Business.

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ARTICLE V

CONFIDENTIALITY

5.1 Confidential Information.

(a) Each Party recognizes that in the performance of this Agreement, or as a result of the Parties’ ongoing relationship, non-public, Confidential Information (as defined in the Separation and Distribution Agreement) belonging to the other Party regarding the Transition Services may be disclosed or become known to the Party or its Affiliates. Unless otherwise expressed in writing to the other Party, confidential information and confidential materials concerning a Party’s business and products (including information and materials contained in technical data, information concerning the OmniAb Business, financial information and data, strategies and marketing and customer information), including that expressed orally, that is exchanged between the Parties in connection with the performance of this Agreement shall be considered to be Confidential Information.

(b) Notwithstanding any termination of this Agreement, Provider and Recipient shall hold and shall cause their respective Representatives to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or the Separation and Distribution Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information: (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information (as defined in the Separation and Distribution Agreement) for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or its Affiliates or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or tax returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or the Separation and Distribution Agreement, (vi) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information at least as protective of such Confidential Information as this Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

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(c) Each Party acknowledges that it and its Affiliates may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or its Affiliates were part of the Ligand Group. Each Party shall comply, shall cause its Affiliates to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Date, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(d) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Ligand’s confidential and proprietary information pursuant to policies in effect as of the Effective Date and (ii) confidentiality obligations provided for in any Contract between each Party or its Affiliates or Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of a Party in the possession of and used by the other Party as of the Effective Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the OmniAb Business; provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the Effective Date, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 5.1.

(e) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Upon expiration of the Service Periods or termination of this Agreement for any reason whatsoever, except for such retention and use as expressly provided for in the Separation and Distribution Agreement, each Party shall not disclose and shall make no further use of the other Party’s Confidential Information and upon written request shall immediately destroy or, with respect to Confidential Information in written or other tangible form (including all copies thereof), return to the other Party, all such Confidential Information; provided that (i) each Party shall be entitled to retain one record copy in its legal department solely to determine the extent of its continuing obligations or as otherwise required to comply with applicable Law, and (ii) neither Party nor its Representatives shall be required to expunge Confidential Information from computer archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use of any Confidential Information).

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ARTICLE VI

TERM

6.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earliest of (a) the date on which this Agreement is terminated in accordance with this Article VI or (b) the expiration of the last Service Period, such that Provider is no longer obligated to provide any Transition Services pursuant to this Agreement (the “Term”). If no expiration date is provided for any Transition Service, then such Transition Service will terminate twelve (12) months after the Effective Date, provided that Recipient shall have the right to an extension of each or any Transition Service for up to six (6) months by providing written notice to Provider in advance of the original termination date for such Transition Service if, prior to such request for extension, Recipient has used commercially reasonable efforts to establish analogous capabilities of its own. The Parties will discuss in good faith any subsequent requests to further extend the Transition Services.

6.2 Termination of Services.

(a) Recipient may, at any time prior to the end of the Service Period for any Transition Service(s) and upon thirty (30) days’ prior written notice to Provider, terminate any Transition Service(s) or this Agreement in its entirety, whereupon, from and after the date of termination specified in such written notice, Provider’s obligation to provide such Transition Service(s) to Recipient shall cease and Recipient shall have no obligation to pay Provider for such Transition Service(s) (other than with respect to those Transition Services for which costs will be incurred by Provider as a result of non-cancellable commitments that Provider incurred in good faith in order to provide such Transition Services); provided that if termination of any Transition Service materially inhibits Provider’s ability to provide or prevents Provider from providing any other Transition Services (as determined in Provider’s sole discretion), Provider shall promptly notify Recipient of such determination and such other Transition Services shall also shall be deemed terminated, subject to Recipient’s prior written consent of such termination; and provided further that partial reduction of any specific Transition Service may only be made with the prior written consent of Provider, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Except as set forth in Section 3.3(b), in the event that either Party breaches any of its material obligations under this Agreement (the “Breaching Party”), the other Party may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice (such thirty (30) day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period or (ii) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional thirty (30) day period to cure such breach before such termination shall become effective.

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(c) Either Party may terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party (i) files in any court or with any other Governmental Authority, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (iii) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such other Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (iv) admits in writing its inability to pay its debts generally as they become due; or (v) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

(d) Any Transition Service, or this Agreement in its entirety, may be terminated upon the mutual written agreement of Provider and Recipient at any time.

6.3 Termination of Obligations. Recipient specifically agrees and acknowledges that all obligations of Provider to provide each Transition Service shall immediately cease upon the expiration of the Service Period (as may be extended as set forth in this Agreement) for such Transition Service, and Provider’s obligations to provide all of the Transition Services shall immediately cease upon termination of this Agreement. Recipient shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Transition Service terminated in accordance with the provisions hereof, and, except to the extent provided in the Schedules, Provider shall bear no liability for Recipient’s failure to implement or obtain such service or for any difficulties in transitioning from the Transition Service to such permanent or replacement service.

6.4 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

6.5 Surviving Obligations. Without limiting the foregoing, Article I, Article V and Article VII and Sections 2.7, 2.8, 2.9, 3.2 (solely with respect to accrued, unpaid fees as of such termination or expiration), 3.3 (solely with respect to accrued, unpaid fees as of such termination or expiration), 4.1, 4.2(b)(ii), 6.3 and 6.5 shall survive the termination or expiration of this Agreement for any reason.

ARTICLE VII

MISCELLANEOUS

7.1 Non-Solicitation. During the Term of this Agreement and for a period of one (1) month after the Term, neither Party shall, directly or indirectly, in any manner solicit or induce for employment, or hire or engage the services of, any employee of the other Party without the other Party’s prior written consent. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability of employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this provision.

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7.2 Force Majeure. Provider shall not be liable for any failure to perform or any delays in performance (other than the payment of money owed and the providing of indemnity and defense), and Provider shall not be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and not to its fault or negligence, including, such causes as acts of God, epidemic, pandemic, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, strike, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes. For clarity, in the event of any such delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

7.3 Complete Agreement: Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, this Agreement shall prevail. No rule of construction that disfavors the drafting party will apply to this Agreement. As used in this Agreement, “including” and words of similar import mean “including but not limited to.” The use of “or” will not be deemed to be exclusive.

7.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

7.5 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by read receipt, voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Ligand:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

Email: tespinoza@ligand.com

    To OmniAb:

OmniAb Incorporated

5980 Horton St., Suite 405

Emeryville, California 94608

Attn: Chief Legal Officer

Email: cberkman@omniab.com

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7.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

7.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

7.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (a) either Party may assign this Agreement without the other’s consent to any of its controlled Affiliates and (b) either Party may assign this Agreement in its entirety to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

7.9 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

7.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.12 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

7.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflicts of Law doctrines).

7.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.15 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of Provider and Recipient of the Transition Services nor be deemed to vest any rights, interests or claims in any third parties.

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7.16 Insurance. During the Term, Provider shall carry commercially appropriate and customary levels of insurance with a reputable insurance provider covering business interruptions and general liability insurance (including errors & omissions and contractual liability) to protect its own business and property interests.

7.17 Audit. During the term of this Agreement and for one (1) year thereafter (or such longer period as may be required by applicable Law), Provider and Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to any Transition Service provided, fees invoiced and payments made hereunder (the “Service Records”). Recipient may request a certified audit of Provider’s Service Records from the date of commencement of the Transition Services to be performed by an independent certified public accountant which (a) is reasonably acceptable to Provider and (b) may not be compensated on a contingency basis or otherwise have any financial interest in the outcome of such audit. Any such audit shall be at the expense of Recipient. Recipient may not request such an audit more than one (1) time within any twelve (12) month period with respect to any particular Transition Service. The accountant shall be required to execute a confidentiality and non-disclosure agreement if requested by Provider and shall hold all information confidential. The accountant may reveal to Recipient only the amounts of any underpayment or under reimbursement, or overbilling, as applicable. The accountant shall provide to Provider a final report of its work, including both overbilling and underpayment information. The audit shall take place during normal business hours and upon reasonable notice and such accountant shall use commercially reasonable efforts to minimize interference with the normal business activities of Provider. If any audit reveals an overpayment by Recipient, Provider shall promptly refund to Recipient any such overpayment. In addition, if any audit reveals an overpayment by Recipient exceeding five percent (5%) during the audited period, Provider shall reimburse Recipient for the costs of conducting such audit. If any audit reveals an underpayment by Recipient, Recipient shall promptly pay Provider such underpayment amount.

(Signature Page Follows)

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Execution Copy

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

OMNIAB, INC.

By:
Name:
Title:

SCHEDULE 1

PROVIDER TRANSITION SERVICES

Exhibit D-2 to the Merger Agreement

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of the Distribution Time of the Separation and Distribution Agreement (as defined below) (the “Effective Date”), by and between OmniAb, Inc., a Delaware corporation (“OmniAb” or “Provider”), and Ligand Pharmaceuticals Incorporated, a Delaware Corporation (“Ligand”). Each of Provider and Ligand may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, OmniAb and Ligand are parties to a certain Separation and Distribution Agreement dated as of March 23, 2022 (the “Separation and Distribution Agreement”), pursuant to which OmniAb has agreed to perform, and Ligand has agreed to receive, certain Transition Services (as defined below) with respect to Ligand’s operation of the Ligand Retained Business (as defined in the Separation and Distribution Agreement), subject to, and in accordance with, the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Separation and Distribution Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as set forth herein.

ARTICLE VIII

DEFINITIONS

8.1 Certain Defined Terms. Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Separation and Distribution Agreement. As used herein, the following terms have the following meanings.

(a) “Affiliate(s)” means, with respect to a particular entity or Person, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will mean, direct or indirect ownership of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For purposes of this Agreement, OmniAb and Ligand shall not be considered Affiliates of each other.

(b) “Governmental Authority” means (a) any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision; (b) any public international organization; or (c) any department, agency or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.

(c) “Intellectual Property” means any and all intellectual property and other proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals and extensions (“Patents”), (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how (including formulations, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all copyrights, copyrightable works, copyright registrations and applications therefor, including all rights of authorship, use, publication, reproduction, distribution, performance and transformation (“Copyrights”), (d) all industrial designs and any registrations and applications therefor, (e) all domain names, uniform resource locators and other names and locators associated with the internet (“Domain Names”), and all social media accounts and handles and app registrations, (f) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”), (g) all rights in databases and data collections, (h) all moral and economic rights of authors and inventors, however denominated, (i) rights in computer software (including source code, object code, firmware, algorithms, operating systems and specifications) and related technology, (j) all rights in content (including text, graphics, images, audio, video and data) and computer software included on or used to operate and maintain any websites, including all rights in documentation, files, cgi and other scripts and programming code, (k) all rights of publicity or privacy, including with respect to name, likeness or persona, and (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

(d) “Law” means any law (including common law), statute, code, ordinance, rule, regulation, order or charge of any Governmental Authority.

(e) “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

(f) “Personal Information” means any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household (including any information related to the health of a person) and any information derived from the foregoing.

(g) “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, owners, controlling Persons, directors, officers, employees, agents, representatives, subcontractors, or other third party acting for or on its behalf, including, as to Provider, any Vendor providing any Transition Services as permitted in this Agreement.

(h) “Recipient” means, with respect to a particular Transition Service, either Ligand or the applicable member of the Ligand Group (as defined in the Separation and Distribution Agreement) receiving such Transition Service.

ARTICLE IX

TRANSITION SERVICES PROVIDED

9.1 Transition Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Provider shall provide, or cause one or more of its Representatives to provide, to Recipient each of the services set forth on Schedule A attached hereto (hereinafter referred to individually as a “Transition Service”, and collectively as the “Transition Services”), at the corresponding costs set forth on Schedule A, and Recipient agrees to receive the Transition Services and pay the costs therefor during the time period specified for each such Transition Service in such Schedule or for such other time period as permitted pursuant to this Agreement (hereinafter referred to collectively as the “Service Periods” for all of the Transition Services, and individually a “Service Period” for each Transition Service). The Parties may amend the scale and scope of the Transition Services from time to time upon mutual agreement by executing a signed amendment to Schedule A.

(b) If, within three (3) months following the Effective Date, Recipient identifies in good faith any service that was provided by Provider or one of its Affiliates (excluding the Ligand Group) to the Ligand Retained Business during the six (6) month period (or twelve (12) month period solely with respect to activities that are customarily performed on an annual basis) prior to the Effective Date that is not listed on Schedule A and is necessary to effectuate the Separation (an “Omitted Service”), then Recipient shall notify Provider thereof and Schedule A will be deemed amended to include such Omitted Service.

9.2 Personnel; Affiliates; Vendors. In providing the Transition Services, Provider may, as it deems necessary or appropriate, (i) use the qualified personnel of Provider or its Affiliates, and (ii) employ the services of qualified third parties (“Vendors”) to the extent that, and subject to the condition that, such Vendor’s services (A) were utilized by or for the benefit of the Ligand Retained Business prior to the Effective Date, (B) are routinely utilized to provide similar services to other businesses of Provider or (C) are reasonably necessary for the efficient performance of such Transition Services. Furthermore, each Party shall, and shall cause its Representatives to, comply, in all material respects, with all Laws which may be applicable to the Transition Services. Each Party shall be responsible for its Representatives, including for such Representatives adhering to any health, safety, and security regulations and other published policies of the other Party while on the other Party’s premises or when given access to any equipment, computer, databases, systems, software, network or other files (collectively, “Systems”) owned or controlled by the other Party. If a Party or one or more of its Representatives needs access to the premises or Systems of the other Party or one or more of its Representatives to provide or receive the Transition Services (as applicable), then (x) the accessing Party shall advise the other Party in writing in advance of such access of the name of each of the accessing Party’s Representatives who shall require such access, (y) the accessing Party and its Representatives shall not attempt to obtain access to, use or interfere with any of the premises or Systems of the other Party or such other Party’s Representatives, except to the extent permitted by the other Party or required to do so to provide or receive the Transition Services (as applicable), and (z) the accessing Party and its Representatives shall not intentionally damage, disrupt or impair the normal operation of any of the premises or Systems of the other Party or such other Party’s Representatives.

9.3 Coordinators. Each of Provider and Recipient shall nominate a representative to act as its primary contact person to coordinate the provision of all Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”). Each Party may treat an act of a Primary Coordinator or Service Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act, provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Provider and Recipient shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such Party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Provider and Recipient each agrees that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators. Provider’s initial Primary Coordinator shall be Matt Foehr. Recipient’s initial Primary Coordinator shall be Matthew Korenberg.

9.4 Level of Transition Services.

(a) Recipient acknowledges and agrees that Provider is not in the business of providing services to third parties and is entering into this Agreement only in connection with the Separation and Distribution Agreement. Provider shall, and shall cause each of its Representatives to, provide the Transition Services with substantially the same degree of skill, quality and standard of care as that utilized by Provider (or its Affiliates) to perform similar activities in the six (6) month period (or twelve (12) month period solely with respect to activities that are customarily performed on an annual basis) prior to the Effective Date, and, in any event, no less than with commercially reasonable care and diligence (collectively, the “Services Standard”). Under no circumstances shall Provider or any of its Representatives be held accountable to a greater standard of care, efforts or skill than the Services Standard in the performance of the Transition Services. Recipient acknowledges and agrees that (i) the Transition Services do not include the exercise of business judgment or general management for Provider and (ii) NEITHER PROVIDER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES.

(b) If the Transition Services to be provided to Recipient materially increase in scale or in scope as compared to the level of the similar services provided in connection with the operation of the Ligand Retained Business as of the Effective Date, Provider may, at its election, choose to not provide such increased scale or scope of Transition Services, and if Provider elects to perform such increased scale or scope of Transition Services, all costs incurred in connection therewith shall be mutually agreed upon by Provider and Recipient prior to the time such additional Transition Services are performed, shall be set forth in an amended Schedule A, and shall be borne by Recipient.

(c) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, Provider and Recipient each agree that the Transition Services provided by any Vendor shall be subject to the terms and conditions of any agreements between Provider and such Vendor, which agreements shall be on substantially the same conditions as Provider would enter into with such Vendor for its own account, and no such agreements shall be binding on Recipient after the Term hereof without Recipient’s express written consent. Provider shall consult with Recipient concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, or amended, with any Vendors after the Effective Date.

(d) Without relieving Provider of its obligation to perform the Transition Services in accordance with the Services Standard, Provider shall not be (i) obligated to perform the Transition Services to the extent that such performance would be unlawful or that would require Provider to violate applicable Law; (ii) obligated to perform the Transition Services to the extent that such performance, in Provider’s reasonable determination, could create deficiencies in Provider’s controls over financial information or adversely affect the maintenance of Provider’s financial books and records or the preparation of its financial statements; (iii) obligated to hire any additional employees to perform the Transition Services or maintain the employment of any specific employee; (iv) obligated to hire replacements for employees that resign, retire or are terminated; (v) obligated to enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits; (vi) prevented from transferring after the Effective Date any employees who were supporting the business operations as of the Effective Date to support other business operations for Provider or its Affiliates or to assume other roles with Provider or its Affiliates to the extent such employees are not required to provide Transition Services; (vii) prevented from determining, in its sole discretion, the individual employees who will provide Transition Services; or (viii) obligated to purchase, lease or license any additional equipment or software.

9.5 Transitional Nature of Services. Recipient acknowledges and agrees that the Transition Services are intended only to be transitional in nature, and shall be furnished by Provider only during the Service Periods. Recipient shall use commercially reasonable efforts to have sufficient resources available to it at the end of the Service Periods to perform the Transition Services (or have the Transition Services performed) without the involvement of Provider, its Affiliates or any of its or their respective employees or agents upon the termination or expiration of a Service Period for an applicable Transition Service.

9.6 Location of Services Provided; Travel Expenses. Provider shall provide the Transition Services to Recipient from locations of Provider’s choice in its sole discretion except to the extent the nature of the Transition Services necessitates performance at a specific location, as mutually agreed upon by the Parties. Subject to Section 3.1, should the provision of the Transition Services require any directors, officers, employees, agents, representatives, or subcontractors of Provider or its Affiliates to travel beyond fifty (50) miles from his or her employment location, Recipient shall reimburse Provider for all reasonable travel-related out-of-pocket costs, consistent with Provider’s travel policy as provided to Recipient in advance in writing.

9.7 Limitation of Liability.

The Parties hereto acknowledge and agree that the Transition Services are provided by Provider: (a) at the request of Recipient in order to accommodate it following the closing under the Separation and Distribution Agreement; (b) at the costs set forth on Schedule A hereto and with no expectation of profit being made by Provider thereon; and (c) with the expectation that Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, each Party agrees that, absent gross negligence or willful misconduct, and except for breaches of Article V (Confidentiality) and except for a Party’s obligations under Section 2.8 (Indemnification), the other Party, its Affiliates and their directors, officers, employees, representatives, consultants and agents shall not be liable for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Transition Services or each Party’s performance under this Agreement. Notwithstanding anything to the contrary contained herein, in the event Provider commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at Recipient’s request, Provider shall use commercially reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Transition Service at no additional cost to Recipient; provided that, absent gross negligence or willful misconduct, and assuming that Provider uses commercially reasonable data backup processes, Provider shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Transition Service in question.

9.8 Indemnification.

(a) Recipient shall indemnify, defend and hold harmless Provider and its Affiliates and its and their respective officers, directors, employees, representatives, subcontractors and agents from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) incurred by any of them in connection with any Third Party Claim (as defined below) (each, a “Loss” and, collectively, the “Losses”) relating to, arising out of or resulting from or based on (i) Recipient’s material breach of this Agreement or (ii) any gross negligence or willful misconduct of Recipient, (iii) Provider’s provision of the Transition Services as directed or requested by Recipient, or (iv) Recipient’s use or exploitation of any work product provided by Provider in the performance of the Transition Services, except in each case (i), (ii), (iii), and (iv) to the extent such Losses are subject to indemnification pursuant to Section 2.8(b).

(b) Provider hereby agrees to indemnify, defend and hold harmless Recipient and its Affiliates and its and their respective officers, directors, employees, representatives, subcontractors and agents from and against any and all Losses relating to, arising out of or resulting from (i) Provider’s material breach of this Agreement or (ii) any gross negligence or willful misconduct in the performance of its obligations under this Agreement, except in each case of (i) and (ii) to the extent such Losses are subject to indemnification pursuant to Section 2.8(a).

(c) To the maximum extent permitted by applicable Law, each Party’s and its Affiliates’ and each of its and their respective subcontractors’ officers’, directors’, employees’ and agents’ sole and exclusive remedy with respect to any and all claims relating to the Transition Services shall be pursuant to the indemnification provisions set forth in this Section 2.8.

9.9 Indemnification Procedures.

(a) If any claim or demand is made by a third party (including any action or proceeding commenced or threatened to be commenced) with respect to which a Party seeking indemnification (the “Indemnified Party”) intends to seek indemnity under Section 2.8 (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the other Party (the “Indemnifying Party”) indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, and a copy of any documentation received from such third party. A failure by the Indemnified Party to give notice and to tender the defense of any action or proceeding in a timely manner pursuant to this Section 2.9(a) shall not limit the obligation of the Indemnifying Party under Section 2.8, except to the extent such Indemnifying Party is actually and materially prejudiced thereby.

(b) Upon receipt of a notice for indemnity from the Indemnified Party pursuant to Section 2.9(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right to assume the defense of, at its own expense and by its own counsel, any such Third Party Claim. If the Indemnifying Party shall, in accordance with the immediately preceding sentence, undertake to compromise or defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided that the Indemnifying Party shall not settle or compromise any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement or compromise fully and irrevocably releases the Indemnified Party in connection with such Third Party Claim and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate legal counsel, its own cost and expense, and to participate in the defense thereof.

9.10 Modification of Transition Services Procedures.

(a) Subject to the procedure set forth in this Section 2.10 to the extent applicable, Provider may make changes from time to time in its standards and procedures for performing the Transition Services, provided that any such change shall not interfere in any material respect with the continued provision or cost of the Transition Services. Notwithstanding the foregoing sentence, unless required by Law, Provider shall not implement any substantial or material changes to such standards and procedures in a manner affecting the operation of the Ligand Retained Business unless Recipient agrees in writing to such changes and Provider gives Recipient ten (10) business days to adapt its operations to accommodate such changes to the extent commercially reasonable.

(b) During the term of this Agreement, if Recipient intends to make any changes that may affect the provision of any of the Transition Services, Recipient shall provide Provider with a plan identifying any changes as soon as reasonably practicable, but in any case no less than ten (10) business days before implementing such changes; provided, however, that Provider shall not be required to alter the method in which it provides any of the Transition Services or increase the level of any such Transition Services in any material manner except as expressly provided herein; provided, further, however, that the failure of Recipient to provide such notice shall not alter or diminish Provider’s obligations to provide the Transition Services on the terms set forth herein except where the failure to provide notice has materially increased Provider’s cost or burden to provide such Transition Service.

9.11 Cooperation. The Parties will use commercially reasonable efforts to reasonably cooperate and cause each of their respective Representatives to reasonably cooperate in a professional and workmanlike manner with each other to the extent necessary to assist the other Party in performance of its obligations under this Agreement, including with respect to the provision and receipt of the Transition Services. Such cooperation shall include exchanging information relevant to and reasonably necessary for the provision or receipt of the Transition Services hereunder and the performance of such other duties and tasks as may be reasonably required for the provision or receipt of the Transition Services. Without limiting the foregoing:

(a) Recipient shall permit Provider and its Representatives reasonable access during regular business hours (or otherwise upon reasonable prior notice) to any data, records and personnel involved in receiving or overseeing the Transition Services as reasonably requested by Provider to facilitate Provider’s performance of this Agreement. Any such data and records shall be subject to Article V. Before the Parties exchange any Personal Information in connection with the Transition Services, the Parties will enter into a data processing agreement in accordance with applicable Laws.

(b) Provider shall use commercially reasonable efforts to obtain any consents, licenses, waivers or approvals necessary to permit Provider to perform its obligations hereunder; provided, however, that under no circumstances shall Provider be obligated to provide the relevant part of any Transition Services to the extent that (i) Provider is unable to obtain necessary third party consents, licenses, waivers or approvals relating to such part of the Transition Services on commercially reasonable terms, (ii) in order to provide such part of the Transition Services, Provider will have an obligation to make any payments to any Third Party or incur any obligations in respect of any such consents, licenses, waivers or approvals, which payments are not subject to reimbursement by Recipient or which other obligations are not assumed by Recipient hereunder, (iii) Provider would be obligated to make any alternative arrangements in the event that any such consents, licenses, waivers or approvals are not obtained (but only to the extent such arrangements would not be commercially reasonable) or (iv) Provider would be required to seek broader rights or more favorable terms with respect to any consents, licenses, waivers or approvals than those applicable immediately prior to the date hereof where the costs of obtaining the same are not subject to reimbursement by Recipient.

(c) Recipient shall obtain all necessary consents, licenses, waivers and approvals necessary for it to receive the Transition Services and perform its obligations under this Agreement.

ARTICLE X

COMPENSATION

10.1 Consideration. As consideration for the Transition Services, Recipient shall pay to Provider the amount specified for each such Transition Service as set forth in Schedule A, including any “pass-through costs” expressly identified as such in Schedule A. The fees set forth on Schedule A will be equitably reduced if any Transition Service is suspended, terminated or removed from the scope of this Agreement and will be equitably prorated for partial months. In addition, Recipient shall reimburse Provider (upon receipt of applicable receipts and other reasonable supporting documentation if requested by Provider) for all reasonable documented out of pocket costs of Provider in connection with performance of the Transition Services by Provider, including: (a) shipping and transportation costs (including the cost of any insurance related thereto), duties and other taxes (excluding taxes on Provider’s income); (b) travel-related costs, (c) out of pocket costs or expenses incurred with third parties by Provider, its Affiliates or subcontractors, including for the extraction, conversion and transfer of data and (d) any other out of pocket costs and expenses incurred with third parties described herein as reimbursable by Provider (the “Reimbursable Expenses”); provided that if any particular Reimbursable Expense exceeds Ten Thousand Dollars ($10,000), Provider must obtain Recipient’s consent prior to any obligation of Recipient to reimburse Provider for such Reimbursable Expense; provided, further that until Recipient consents to such Reimbursable Expenses exceeding Ten Thousand Dollars ($10,000), Provider shall not be required to provide the relevant part of the Transition Services for which such Reimbursable Expenses exceeding Ten Thousand Dollars ($10,000) is necessary.

10.2 Invoices. Provider shall, on a monthly basis on the last day of each calendar month, submit a single itemized invoice to Recipient for all Transition Services provided to Recipient during such month. All invoices shall be sent to the attention of the Primary Coordinators at the address set forth in Section 7.5 hereof or to such other address as Recipient shall have specified by notice in writing to Provider.

10.3 Payment of Invoices.

(a) Recipient shall pay any undisputed invoice for Transition Services promptly but in no event later than thirty (30) days after the date of receipt of such invoice and such payment shall be made by wire transfer of immediately available funds to such bank account as shall have been notified in writing to Recipient by Provider. Payment of all invoices in respect of the Transition Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever (except that offset or deduction may be made in regard to other invoiced amounts due under this Agreement or to the extent of a dispute in good faith concerning amounts due under this Agreement). All payments shall be made to the account designated by Provider to Recipient.

(b) If any payment is not paid when due (except to the extent disputed in good faith) and Recipient does not make such payment within thirty (30) days of receiving a past-due notice from Provider, Provider shall have the right, without any liability to Recipient, or anyone claiming by or through Recipient, to, upon written notice to Recipient, immediately cease providing any or all of the Transition Services provided by Provider to Recipient and/or to terminate this Agreement in its entirety, which right may be exercised by Provider in its sole and absolute discretion. Notwithstanding the above, Provider shall not cease providing any Transition Service or terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which Recipient has indicated to Provider in writing.

ARTICLE XI

OWNERSHIP OF INTELLECTUAL PROPERTY

11.1 Ownership; Delivery. Except as expressly set forth herein, neither Party will obtain, by virtue of this Agreement or the Transition Services, by implication or otherwise, any rights of ownership or use of any property or Intellectual Property owned by the other. All Intellectual Property conceived, created or made by Provider or any of its Representatives (whether alone or jointly with Recipient) in the course of Provider’s performance of the Transition Services and other activities under this Agreement that are (a) exclusively related to the Ligand Retained Business and/or (b) based on, derived from, or improvements of any of Recipient’s background Intellectual Property (altogether, (a) and (b), the “Assigned IP”) shall be solely owned by Recipient, and Provider hereby assigns to Recipient all of Provider’s right, title, and interest in and to such Assigned IP. All other Intellectual Property conceived, created or made by Provider or any of its Representatives in the course of Provider’s or such Representative’s performance of any Transition Services or other activities under this Agreement shall be solely owned by Provider.

11.2 Limited Licenses.

(a) Recipient (on behalf of itself and its controlled Affiliates) hereby grants to Provider a limited, non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses to its Affiliates and its and their subcontractors during the Service Periods, under the Intellectual Property owned or controlled by Recipient, solely to the extent necessary for Provider and its Affiliates and its and their subcontractors to perform the Transition Services hereunder for the benefit of Recipient during the applicable Services Period.

(b) Provider (on behalf of itself and its controlled Affiliates) hereby grants to Recipient and its Affiliates a limited, non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses to its and their Affiliates and subcontractors, under the Intellectual Property owned or controlled by Provider, solely to the extent necessary for Recipient and its Affiliates and its and their subcontractors to (i) receive the Transition Services during the applicable Service Period and/or (ii) use or exploit any deliverables provided by Provider to Recipient as part of the Transition Services in the operation of the Ligand Retained Business.

ARTICLE XII

CONFIDENTIALITY

12.1 Confidential Information.

(a) Each Party recognizes that in the performance of this Agreement, or as a result of the Parties’ ongoing relationship, non-public, Confidential Information (as defined in the Separation and Distribution Agreement) belonging to the other Party regarding the Transition Services may be disclosed or become known to the Party or its Affiliates. Unless otherwise expressed in writing to the other Party, confidential information and confidential materials concerning a Party’s business and products (including information and materials contained in technical data, information concerning the Ligand Retained Business, financial information and data, strategies and marketing and customer information), including that expressed orally, that is exchanged between the Parties in connection with the performance of this Agreement shall be considered to be Confidential Information.

(b) Notwithstanding any termination of this Agreement, Provider and Recipient shall hold and shall cause their respective Representatives to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or the Separation and Distribution Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information: (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information (as defined in the Separation and Distribution Agreement) for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or its Affiliates or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or tax returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or the Separation and Distribution Agreement, (vi) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information at least as protective of such Confidential Information as this Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(c) Each Party acknowledges that it and its Affiliates may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or its Affiliates were part of the Ligand Group. Each Party shall comply, shall cause its Affiliates to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Date, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(d) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Ligand’s confidential and proprietary information pursuant to policies in effect as of the Effective Date and (ii) confidentiality obligations provided for in any Contract between each Party or its Affiliates or Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of a Party in the possession of and used by the other Party as of the Effective Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Ligand Retained Business; provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the Effective Date, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 5.1.

(e) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Upon expiration of the Service Periods or termination of this Agreement for any reason whatsoever, except for such retention and use as expressly provided for in the Separation and Distribution Agreement, each Party shall not disclose and shall make no further use of the other Party’s Confidential Information and upon written request shall immediately destroy or, with respect to Confidential Information in written or other tangible form (including all copies thereof), return to the other Party, all such Confidential Information; provided that (i) each Party shall be entitled to retain one record copy in its legal department solely to determine the extent of its continuing obligations or as otherwise required to comply with applicable Law, and (ii) neither Party nor its Representatives shall be required to expunge Confidential Information from computer archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use of any Confidential Information).

ARTICLE XIII

TERM

13.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earliest of (a) the date on which this Agreement is terminated in accordance with this Article VI or (b) the expiration of the last Service Period, such that Provider is no longer obligated to provide any Transition Services pursuant to this Agreement (the “Term”). If no expiration date is provided for any Transition Service, then such Transition Service will terminate twelve (12) months after the Effective Date, provided that Recipient shall have the right to an extension of each or any Transition Service for up to six (6) months by providing written notice to Provider in advance of the original termination date for such Transition Service if, prior to such request for extension, Recipient has used commercially reasonable efforts to establish analogous capabilities of its own. The Parties will discuss in good faith any subsequent requests to further extend the Transition Services.

13.2 Termination of Services.

(a) Recipient may, at any time prior to the end of the Service Period for any Transition Service(s) and upon thirty (30) days’ prior written notice to Provider, terminate any Transition Service(s) or this Agreement in its entirety, whereupon, from and after the date of termination specified in such written notice, Provider’s obligation to provide such Transition Service(s) to Recipient shall cease and Recipient shall have no obligation to pay Provider for such Transition Service(s) (other than with respect to those Transition Services for which costs will be incurred by Provider as a result of non-cancellable commitments that Provider incurred in good faith in order to provide such Transition Services); provided that if termination of any Transition Service materially inhibits Provider’s ability to provide or prevents Provider from providing any other Transition Services (as determined in Provider’s sole discretion), Provider shall promptly notify Recipient of such determination and such other Transition Services shall also shall be deemed terminated, subject to Recipient’s prior written consent of such termination; and provided further that partial reduction of any specific Transition Service may only be made with the prior written consent of Provider, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Except as set forth in Section 3.3(b), in the event that either Party breaches any of its material obligations under this Agreement (the “Breaching Party”), the other Party may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice (such thirty (30) day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period or (ii) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional thirty (30) day period to cure such breach before such termination shall become effective.

(c) Either Party may terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party (i) files in any court or with any other Governmental Authority, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (iii) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such other Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (iv) admits in writing its inability to pay its debts generally as they become due; or (v) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

(d) Any Transition Service, or this Agreement in its entirety, may be terminated upon the mutual written agreement of Provider and Recipient at any time.

13.3 Termination of Obligations. Recipient specifically agrees and acknowledges that all obligations of Provider to provide each Transition Service shall immediately cease upon the expiration of the Service Period (as may be extended as set forth in this Agreement) for such Transition Service, and Provider’s obligations to provide all of the Transition Services shall immediately cease upon termination of this Agreement. Recipient shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Transition Service terminated in accordance with the provisions hereof, and, except to the extent provided in the Schedules, Provider shall bear no liability for Recipient’s failure to implement or obtain such service or for any difficulties in transitioning from the Transition Service to such permanent or replacement service.

13.4 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.5 Surviving Obligations. Without limiting the foregoing, Article I, Article V and Article VII and Sections 2.7, 2.8, 2.9, 3.2 (solely with respect to accrued, unpaid fees as of such termination or expiration), 3.3 (solely with respect to accrued, unpaid fees as of such termination or expiration), 4.1, 4.2(b)(ii), 6.3 and 6.5 shall survive the termination or expiration of this Agreement for any reason.

ARTICLE XIV

MISCELLANEOUS

14.1 Non-Solicitation. During the Term of this Agreement and for a period of one (1) month after the Term, neither Party shall, directly or indirectly, in any manner solicit or induce for employment, or hire or engage the services of, any employee of the other Party without the other Party’s prior written consent. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability of employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this provision.

14.2 Force Majeure. Provider shall not be liable for any failure to perform or any delays in performance (other than the payment of money owed and the providing of indemnity and defense), and Provider shall not be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and not to its fault or negligence, including, such causes as acts of God, epidemic, pandemic, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, strike, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes. For clarity, in the event of any such delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

14.3 Complete Agreement: Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, this Agreement shall prevail. No rule of construction that disfavors the drafting party will apply to this Agreement. As used in this Agreement, “including” and words of similar import mean “including but not limited to.” The use of “or” will not be deemed to be exclusive.

14.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

14.5 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by read receipt, voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To OmniAb:

OmniAb Incorporated

5980 Horton St., Suite 405

Emeryville, California 94608

Attn: Chief Legal Officer

Email: cberkman@omniab.com

        To Ligand:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

Email: tespinoza@ligand.com

14.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

14.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

14.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (a) either Party may assign this Agreement without the other’s consent to any of its controlled Affiliates and (b) either Party may assign this Agreement in its entirety to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

14.9 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

14.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.12 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflicts of Law doctrines).

14.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.15 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of Provider and Recipient of the Transition Services nor be deemed to vest any rights, interests or claims in any third parties.

14.16 Insurance. During the Term, Provider shall carry commercially appropriate and customary levels of insurance with a reputable insurance provider covering business interruptions and general liability insurance (including errors & omissions and contractual liability) to protect its own business and property interests.

14.17 Audit. During the term of this Agreement and for one (1) year thereafter (or such longer period as may be required by applicable Law), Provider and Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to any Transition Service provided, fees invoiced and payments made hereunder (the “Service Records”). Recipient may request a certified audit of Provider’s Service Records from the date of commencement of the Transition Services to be performed by an independent certified public accountant which (a) is reasonably acceptable to Provider and (b) may not be compensated on a contingency basis or otherwise have any financial interest in the outcome of such audit. Any such audit shall be at the expense of Recipient. Recipient may not request such an audit more than one (1) time within any twelve (12) month period with respect to any particular Transition Service. The accountant shall be required to execute a confidentiality and non-disclosure agreement if requested by Provider and shall hold all information confidential. The accountant may reveal to Recipient only the amounts of any underpayment or under reimbursement, or overbilling, as applicable. The accountant shall provide to Provider a final report of its work, including both overbilling and underpayment information. The audit shall take place during normal business hours and upon reasonable notice and such accountant shall use commercially reasonable efforts to minimize interference with the normal business activities of Provider. If any audit reveals an overpayment by Recipient, Provider shall promptly refund to Recipient any such overpayment. In addition, if any audit reveals an overpayment by Recipient exceeding five percent (5%) during the audited period, Provider shall reimburse Recipient for the costs of conducting such audit. If any audit reveals an underpayment by Recipient, Recipient shall promptly pay Provider such underpayment amount.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OMNIAB, INC.

By:

Name:

Title:

LIGAND PHARMACEUTICALS INCORPORATED

By:

Name:

Title:

Exhibit E to the Merger Agreement

FORM OF AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS

AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2022, is made and entered into by and among OmniAb, Inc., a Delaware corporation, formerly known as Avista Public Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), Avista Acquisition LP II, a Cayman Islands exempted limited partnership (the “Sponsor”), the undersigned parties listed under Existing Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, an “Existing Holder” and, collectively, the “Existing Holders”), the undersigned directors and officers of Ligand (as defined below) and/or OmniAb, as applicable, who are listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “New Holder” and collectively the “New Holders”) and solely with respect to Section 2.2.1, Article 4 and Section 6.14, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on August 9, 2021, the Company, the Sponsor and certain other parties thereto entered into that certain Registration Rights and Shareholder Rights Agreement (the “Existing Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 23, 2022, by and among the Company, Orwell Merger Sub, Inc., a Delaware corporation, Ligand, and [ 🌑 ] (formerly known as OmniAb, Inc.), a Delaware corporation;

WHEREAS, in connection with the closing of the Transactions and subject to the terms and conditions set forth in the Merger Agreement and the other Transaction Documents, the Existing Holders and New Holders were issued shares of common stock, par value $0.0001 per share, of the Company (the “Domesticated Parent Common Stock”), in each case, in such amounts and subject to such terms and conditions set forth in the Merger Agreement;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended Business Combination (as defined below), the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $2,000,000 of such loans may be convertible into an additional 1,333,333 Private Placement Warrants (as defined below) (the “Working Capital Warrants”); and

WHEREAS, pursuant to Section 6.8 of the Existing Agreement, any of the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined therein) of at least a majority-in-interest of the Registrable Securities (as defined therein) at the time in question; and

WHEREAS, the Company, Sponsor and the other parties to the Existing Agreement desire to amend and restate the Existing Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Backstop Shares” shall have the meaning set forth in the A&R Forward Purchase Agreement.

“Backstop Warrants” shall have the meaning set forth in the A&R Forward Purchase Agreement.

“Board” shall mean the Board of Directors of the Company.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“D&O Lock-Up Period” shall mean with respect to the shares of Domesticated Parent Common Stock issued to the New Holders in connection with the consummation of the Merger and held by the New Holders or their Permitted Transferees, the period ending on the earliest of (A) three months after the date hereof and (B) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Domesticated Parent Common Stock for cash, securities or other property.

“Domesticated Parent Common Stock” shall have the meaning given in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Agreement” shall have the meaning given in the Recitals.

“Existing Holders” shall have the meaning given in the Preamble.

“Form S-1” shall mean Form S-1 or any similar long-form registration statement that may be available at such time.

“Form S-3” shall have the meaning given in subsection 2.2.1.

“Forward Purchase Shares” shall have the meaning set forth in the A&R Forward Purchase Agreement.

“Forward Purchase Warrants” shall have the meaning set forth in the A&R Forward Purchase Agreement.

“Founder Shares” shall mean all shares of Domesticated Parent Common Stock issued to the Existing Holders in respect of the shares of Parent Class B Common Stock held by the Existing Holders pursuant to the Domestication.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, the period ending on the earliest of (A) one year after the date hereof and (B) the first date on which, (x) the last reported sales price of a share of Domesticated Parent Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the date hereof or (y) the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Domesticated Parent Common Stock for cash, securities or other property.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall mean the Existing Holders, the New Holders, and, solely with respect to Section 2.2.1 and Article 4, the [L] Equity Award Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean any of those certain letter agreements, dated as of August 9, 2021 (as amended by the Sponsor Insider Agreement entered into on the Closing Date), by and between the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Ligand Equity Award Holders” shall mean any Company Service Provider (as defined in the Employee Matters Agreement, dated as of March 23, 2022) who hold Registrable Securities.

“Lock-Up Period” shall mean the Founder Shares Lock-Up Period, the D&O Lock-Up Period or the Private Warrant Lock-Up Period, as applicable.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.2.

“Merger Agreement” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to Transfer such securities prior to the expiration of the applicable Lock-Up Period as set forth in subsection 3.6.2.

“Piggyback Registration” shall have the meaning given in subsection 2.1.1.

“Private Placement Warrants” shall mean the 8,233,333 Domesticated Parent Warrants to be issued to holders of Parent Private Placement Warrants pursuant to the Domestication.

“Private Warrant Lock-Up Period” shall mean, with respect to Private Placement Warrants, Backstop Warrants and Forward Purchase Warrants that are held by the initial purchasers of such warrants or their Permitted Transferees, and any of the shares of Domesticated Parent Common Stock issued or issuable upon the exercise or conversion of such warrants and that are held by the initial purchasers of the applicable warrants being converted or their Permitted Transferees, the period ending thirty (30) days after the date hereof.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including any shares of Domesticated Parent Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for shares of Domesticated Parent Common Stock), (b) the Backstop Shares, (c) the Forward Purchase Shares, (d) the Private Placement Warrants (including any shares of Domesticated Parent Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (e) the Working Capital Warrants (including any

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shares of Domesticated Parent Common Stock issued or issuable upon the exercise of any such Working Capital Warrants), (f) the Backstop Warrants (including any shares of Domesticated Parent Common Stock issued or issuable upon the conversion of any such Backstop Warrants), (g) the Forward Purchase Warrants (including any shares of Domesticated Parent Common Stock issued or issuable upon the conversion of any such Forward Purchase Warrants), (h) shares of Domesticated Parent Common Stock issued to a New Holder as consideration pursuant to the Merger, (i) shares of Domesticated Parent Common Stock issuable upon vesting, settlement, or exercise of restricted stock units, performance stock units, options, warrants, or other rights held by a New Holder; (j) shares of Domesticated Parent Common Stock held by, or issuable upon vesting, settlement, or exercise of restricted stock units, performance stock units, options, warrants, or other rights held by, a Ligand Equity Award Holder) and (k) any other equity security of the Company issued or issuable with respect to any such Domesticated Parent Common Stock by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations, including as to manner or timing of sale); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Domesticated Parent Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or other offering involving an Underwriter, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Takedown Requesting Holders initiating an Underwritten Shelf Takedown, not to exceed $50,000 without the consent of the Company (not to be unreasonably withheld, conditioned or delayed).

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Restricted Shares” shall have the meaning given in subsection 3.6.1.

“Rule 415” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean a registration statement filed pursuant to subsection 2.2.1.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Director” means an individual elected to the Board that has been nominated by the Sponsor pursuant to this Agreement.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.2.2.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.2.3.

“Transfer” shall mean a registration statement filed pursuant to subsection 3.6.1.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.2.3.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

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ARTICLE 2

REGISTRATIONS

2.1 Piggyback Registration.

2.1.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.1.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.1.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.2.3.

2.1.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than Underwritten Shelf Takedown), in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Domesticated Parent Common Stock that the Company desires to sell, taken together with (i) the shares of Domesticated Parent Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.1 hereof, and (iii) the shares of Domesticated Parent Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Domesticated Parent Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.1.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”) exercising its rights to register its Registrable Securities pursuant to subsection 2.1.1 hereof, which can be sold without exceeding the

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Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Domesticated Parent Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Domesticated Parent Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.1.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Domesticated Parent Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Domesticated Parent Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.1.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.1.3.

2.2 Shelf Registrations.

2.2.1 Initial Registration. The Company shall use commercially reasonable efforts to, within thirty (30) days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this Section 2.2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Statement filed with the Commission pursuant to this Section 2.2.1 shall be a shelf registration statement on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.2.1, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.3.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or

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necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made). In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a shelf registration statement on Form S-3 (“Form S-3”) as soon as practicable after the Company is eligible to use Form S-3.

2.2.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding or if the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf) and correct any such Misstatement, and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and available for use to permit the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holder. The Company’s obligation under this Section 2.2.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.2.3 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, following the expiration of the applicable Lock-Up Period, the Sponsor may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggy-back securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $15,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggy-back registration rights of such holder (including to those set forth herein). The Sponsor shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor may demand not more than one (1) Underwritten Shelf Takedowns pursuant to this Section 2.2.3 in any six (6)-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering, subject to the provisions of Section 2.1.

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2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Sponsor and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Sponsor and the Takedown Requesting Holders (if any) desire to sell, taken together with all other shares of Domesticated Parent Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Sponsor that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Domesticated Parent Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Domesticated Parent Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown.

2.2.5 Withdrawal. The Sponsor shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. If so withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the Sponsor for purposes of subsection 2.2.3, unless either (i) the Sponsor has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Sponsor reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Takedown Requesting Holders, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Takedown Requesting Holder has requested be included in such Underwritten Shelf Takedown). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to and including a withdrawal under this subsection 2.2.5, unless the Sponsor elect to pay such Registration Expenses pursuant to clause (ii) of this subsection 2.2.5.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock agrees that it shall not Transfer any equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, in a timely manner:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of (a) all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or (b) the termination of this Agreement;

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3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus other than by way of a document incorporated by reference (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4) furnish a copy thereof to each seller of such Registrable Securities or its counsel, excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering or a sale by a placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders, Underwriter, placement agent or sales agent to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, placement agent, sales agent attorney or accountant in connection with the Registration; provided, however, that such representatives, Underwriters, placement agents, sales agents, attorneys or accountant enter into a confidentiality agreement, in form

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and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, that the Company will not include the name of any Holder or any information regarding any Holder not participating in such sale pursuant to such Registration unless required by the Commission or any applicable law, rules or regulations;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering or a sale by a placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 otherwise use its commercially reasonable efforts to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.2.3, if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a Registration and an Underwriter.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration. No person may participate in any Underwritten Offering or other offering involving a Registration and an Underwriter for equity securities of the Company pursuant to a Registration initiated by the Company hereunder

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unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such arrangements.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this subsection 3.4.2.

3.4.3 Subject to subsection 3.4.4, if (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective or maintain the effectiveness of the applicable Registration Statement, or (ii) pursuant to subsection 2.2.3, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.2.3.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company, in either case, for not more than sixty (60) consecutive calendar days or more than one hundred twenty (120) total calendar days during any twelve (12)-month period.

3.4.5 Notwithstanding anything to the contrary set forth herein, the Company shall not be required provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from

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time to time to enable such Holder to sell shares of Domesticated Parent Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Transfer Restrictions.

3.6.1 Except with respect to a Transfer to a Permitted Transferee, during the applicable Lock-Up Periods, no Existing Holder or New Holder shall, directly or indirectly, (a) offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase, make any short sale or otherwise dispose of or distribute, establish or increase a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (each, a “Transfer”) any (i) shares of Domesticated Parent Common Stock or any other shares of the Company’s capital stock, (ii) options or warrants to purchase any shares of Domesticated Parent Common Stock or any other shares of the Company’s capital stock or (iii) securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Domesticated Parent Common Stock or any other shares of the Company’s capital stock, in each case, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder or New Holder (including securities held as a custodian) or with respect to which such Existing Holder or New Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the “Restricted Shares”). The foregoing restriction is expressly agreed to preclude each Existing Holder and New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Existing Holder or each New Holder, as applicable. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Existing Holder or New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares; provided, however, that the foregoing restrictions are not intended to cover liens established in the ordinary course in favor of a broker-dealer over property held in an account with such broker-dealer generally.

3.6.2 Notwithstanding the provisions set forth in subsection 3.6.1:

(a) with respect to any Existing Holder, Transfers of Registrable Securities are permitted during the applicable Lock-Up Period:

(i) to the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors,

(ii) to any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(v) in the case of an individual, pursuant to a qualified domestic relations order;

(vi) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

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(vii) to the Company for no value for cancellation; and

(viii) in connection with a liquidation, merger, amalgamation, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transactions which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

provided that in the case of any Transfer pursuant to clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) such Transfer shall not involve a disposition for value; provided, further that in the case of any Transfer pursuant to clauses (a)(i), (ii), (iii), (iv) and (vi), each donee, devisee, transferee or distributee enters into a written agreement with the Company agreeing to be bound to the restrictions set forth herein; and provided, further, that in the case of any permitted Transfer no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Domesticated Parent Common Stock in connection with such Transfer shall be legally required during the applicable Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.

(b) with respect to any New Holder, Transfers of Domesticated Parent Common Stock are permitted during the applicable Lock-Up Period:

(i) to any New Holder’s Affiliate;

(ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, pursuant to a qualified domestic relations order;

(v) to the Company for no value for cancellation;

(vi) in connection with a liquidation, merger, amalgamation, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transactions which results in all of the Company’s stockholders having the right to exchange their shares of Domesticated Parent Common Stock for cash, securities or other property;

(vii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee;

(viii) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, performance stock units, options, warrants or other rights to purchase shares of Domesticated Parent Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, performance stock units, options, warrants or rights; provided that any such restricted stock units, performance stock units, options, warrants or other rights are held by a New Holder pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan;

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(ix) as part of a sale of Domesticated Parent Common Stock to cover the payment of any exercise price and tax and remittance payment due as the result of the vesting, settlement, or exercise of restricted stock units, performance stock units, options, warrants or other rights to purchase shares of Domesticated Parent Common Stock; provided that any such restricted stock units, performance stock units, options, warrants or other rights are held by a New Holder pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan;

(x) to the Company in connection with the vesting or settlement of the Earnout Shares received for the payment of tax and remittance payments due as a result of the vesting of such Earnout Shares;

(xi) as part of a sale of Domesticated Parent Common Stock to cover the payment of any tax and remittance payment due as the result of the vesting of Earnout Shares; and

(xii) as part of a sale of Domesticated Parent Common Stock acquired in open market transactions after the date hereof;

provided that in the case of any Transfer pursuant to clauses (b)(i), (ii), (iii), (iv), (v) and (vii) such Transfer shall not involve a disposition for value; provided, further that in the case of any Transfer pursuant to clauses (b)(i), (ii) and (iii), each donee, devisee, transferee or distributee enters into a written agreement with the Company agreeing to be bound to the restrictions set forth herein; and provided, further, that in the case of any permitted Transfer no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Domesticated Parent Common Stock in connection with such Transfer shall be legally required during the applicable Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.

(c) the Board may, in its sole discretion, determine to waive, amend, or repeal the lock-up obligations set forth in subsection 3.6.1; provided that any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the Sponsor Director.

3.6.3 Each Existing Holder and each New Holder hereby represents and warrants that it now has and, except as contemplated by Section 3.6.2 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder or New Holder, as applicable, to comply with the foregoing restrictions. Each Existing Holder and each New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the Transfer of any Restricted Shares during the applicable Lock-Up Period, except in compliance with the foregoing restrictions.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact

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required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement, which (a) cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), (b) includes a statement or admission of fault and culpability on the part of such indemnified party or (c) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question,

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including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

STOCKHOLDER RIGHTS

5.1 Stockholder Rights. At any time and from time to time on or after the date hereof and until the later of (i) such time as the Sponsor ceases to beneficially own at least ten percent (10%) of the Company’s outstanding voting stock and (ii) subject to compliance with the rules of The Nasdaq Stock Market, the third anniversary of the date of this Merger Agreement:

5.1.1 The Sponsor shall have the right, but not the obligation, to designate one individual to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) as a Class III director by giving written notice to the Company on or before the time such information is reasonably requested by the Board or the Nominating Committee of the Board, as applicable, for inclusion in a proxy statement for a meeting of stockholders provided to the Sponsor. Any Nominee shall be subject to the consent of the Board (not to be unreasonably withheld, conditioned or delayed); provided, that the Board’s consent shall not be required if such Nominee is Josh Tamaroff, Garrett Lustig, or any individual who is a director of the Company as of the date of the Merger Agreement.

5.1.2 The Company will, as promptly as practicable, use its commercially reasonable efforts to ensure that there is one Sponsor Director serving on the Board at all times that the Sponsor shall be entitled to nominate a Director.

5.1.3 The Company shall, to the fullest extent permitted by applicable law, use its commercially reasonable efforts to ensure that: (i) the Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each election of the applicable class of Directors; and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for such meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

5.1.4 If a vacancy occurs because of the death, disability, disqualification, resignation, or removal (or for any other reason) of a Sponsor Director, the Sponsor shall be entitled to designate such person’s successor, and the Company will promptly following such designation use its commercially reasonable efforts to ensure that such vacancy shall be filled with such successor Nominee.

5.1.5 If a Nominee is not elected for any reason, the Sponsor shall be entitled to designate promptly another Nominee and the Company will use its commercially reasonable efforts to ensure that the director position for which such Nominee was nominated shall not be filled pending such designation or that the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee as promptly as practicable following such designation.

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5.1.6 Promptly following the request of any Sponsor Director, the Company shall enter into an indemnification agreement with such Sponsor Director, in the form entered into with the other members of the Board. The Company shall pay the reasonable, documented out-of-pocket expenses incurred by the Sponsor Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request.

5.1.7 Any Nominee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may object to any Nominee provided (a) it does so in good faith, and (b) such objection is based upon any of the following: (i) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (ii) such Nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws, (iii) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting the right of such person to engage in any activity described in clause (ii)(B), or to be associated with persons engaged in such activity, (iv) such proposed director was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated, or (v) such proposed director was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (i) through (v) and reasonably objects to the identified director, the Sponsor shall be entitled to propose a different nominee to the Board within thirty (30) calendar days of the Company’s notice to the Sponsor of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: OmniAb, Inc. 5980 Horton Street, Suite 405, Emeryville, CA 94608, Attention: Charles Berkman, with copy to: Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130, Attention: Matthew T. Bush, Esq., and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the applicable Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

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6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements (including the Existing Agreement), representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; and provided, further, that the Company may waive the lockup restrictions as set forth in Section 3.6.2. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

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6.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.12 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.13 Additional Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder, to the extent necessary for the Company to make determinations hereunder.

6.14 No Third-Party Beneficiaries. In Ligand’s sole discretion, Ligand may enforce the provisions of Section 1.1 (definition of Holder), subsection 2.2.1 and Article IV, to the extent applicable, on behalf of the Ligand Equity Award Holders. For the avoidance of doubt, none of the Ligand Equity Award Holders is or is intended to be a third-party beneficiary of this Agreement.

6.15 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

OMNIAB, INC.

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

HOLDERS:

AVISTA ACQUISITION LP II
By: Avista Acquisition GP LLC II, its general partner

By:
Name:	David Burgstahler
Title:	Manager

[Signature Page to A&R Registration Rights Agreement]

WILLIAM KLITGAARD

By:
Address:

[Signature Page to A&R Registration Rights Agreement]

LÂLE WHITE

By:
Address:

[Signature Page to A&R Registration Rights Agreement]

WENDEL BARR

By:
Address:

NEW HOLDERS:

[__]
By: [__]

[__]
[__]

Solely with respect to Section 2.2.1, Article 4 and Section 6.14

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

Exhibit F to the Merger Agreement

Execution Version

March 23, 2022

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor

New York, NY 10022

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of March 23, 2022 (the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated (“Ligand”), a Delaware corporation, OmniAb, Inc., a Delaware corporation (“SpinCo”, and together with Ligand, the “Companies”), Avista Public Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), and Orwell Merger Sub Inc., a Delaware corporation. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent, Avista Acquisition LP II (the “Sponsor”), SpinCo and each of the undersigned, each of whom is a member of Parent’s management team and/or Parent’s Board of Directors (the “Board”) (each, an “Insider”), in connection with the transactions contemplated by the Merger Agreement (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Companies to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with Parent as follows:

1. Definitions. As used herein, (i) “Earnout Period” shall mean the period from the Closing Date to and including the fifth (5th) anniversary of the Closing Date; (ii) “Founder Shares” shall mean the 5,750,000 shares of Domesticated Parent Common Stock into which the 5,750,000 Class B ordinary shares of Parent are to be converted in the Domestication, equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to such Founder Shares; (iii) “Post-Transaction VWAP” shall mean the daily volume-weighted average share price for any 20 Trading Days over any consecutive 30-day period; (iv) “Trading Day” shall mean any day on which Domesticated Parent Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Parent Common Stock are then traded; and (v) “Triggering Event” shall mean, (a) with respect to fifty percent (50%) of the Earnout Founder Shares (as hereinafter defined), the first date during the Earnout Period on which the Post-Transaction VWAP is $12.50 per share or higher, and (b) with respect any Earnout Founder Shares for which a Triggering Event has not occurred with respect to clause (a), the first date during the Earnout Period on which the Post-Transaction VWAP is $15.00 per share or higher; provided, that in the event of a Change of Control during the Earnout Period pursuant to which Parent or any of its stockholders have the right to receive, directly or indirectly, cash, securities or other property attributing a value of at least $12.50 (with respect to fifty percent (50%) of the Earnout Founder Shares) or $15.00 (with respect to all Earnout Founder Shares) per share of Domesticated Parent Common Stock, as agreed in good faith by the Sponsor and the Board), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control.

2. Representations and Warranties. Each Insider hereby severally represents and warrants to Parent that as of the date hereof such Insider holds the number of issued and outstanding Founder Shares set forth next to such Insider’s name on the signature pages hereto.

3. Business Combination Vote. The Sponsor and each Insider agrees that if Parent seeks shareholder approval of the Merger, then in connection with the Merger, the Sponsor or such Insider shall vote all of the (a) Parent Class A Common Stock and Founder Shares, in each case owned by such Person (beneficially or of record) as of the date hereof and (b) any additional Parent Class A Common Stock or

Founder Shares (or any securities convertible into or exercisable or exchangeable for Parent Class A Common Stock or Founder Shares) of which the Sponsor or such Insider acquires record or beneficial ownership on or after the date hereof (including by purchase, as a result of stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions) (clauses (a) and (b), the “Covered Shares”) held by the Sponsor or such Insider in favor of the Merger (including the Transaction Proposals and any other proposals recommended by the Board in connection with the Merger) and not elect to redeem any Covered Shares held by the Sponsor and each Insider in connection with such shareholder approval or the Merger (including, without limitation, the Transactions).

4. Founder Shares Earnout.

(a) Upon and subject to the Closing, a number of Founder Shares beneficially owned by Sponsor as of the date hereof equal to (i) 1,916,667 minus (ii) (A) 718,750 multiplied by (B) a number, the numerator of which is the number of shares of Domesticated Parent Common Stock actually purchased pursuant to the Redemption Backstop in connection with the Closing and the denominator of which is 10,000,000 (the “Earnout Founder Shares”), all or fifty percent (50%) of which shall be automatically forfeited for no consideration if an applicable Triggering Event has not occurred with respect to such Earnout Founder Shares during the Earnout Period, with such Earnout Founder Shares vesting (and therefore no longer subject to forfeiture), if at all, in accordance with the terms of this Letter Agreement.

(b) The holders of the Earnout Founder Shares shall not (i) sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, (ii) enter into, establish or increase a put or equivalent position or liquidation with respect to, or increase a call equivalent position with respect to, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, whether any such transaction is to be settled by delivery of securities, in cash or otherwise, or (iv) announce the intent to take any of the actions set forth in clauses (i)-(iii) with respect to, any Earnout Founder Shares until the date on which a Triggering Event has occurred; provided, that the Sponsor may distribute the Earnout Founder Shares held by it to its members in accordance with its Governing Documents and the A&R Registration Rights Agreement, in each case, provided that the recipient of such distribution enters into a joinder to this Letter Agreement substantially in the form attached hereto as Exhibit A.

(c) Any certificates or book entries representing the Earnout Founder Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the shares of Domesticated Parent Common Stock will be given appropriate stop transfer orders that will be applicable until the Earnout Founder Shares are vested; provided, however, that upon the vesting of any Earnout Founder Shares in accordance with the terms herein, Parent shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. Holders of the Earnout Founder Shares shall be entitled to vote such Earnout Founder Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Earnout Founder Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Earnout Founder Shares that are subject to vesting pursuant to the terms herein shall be set aside by Parent and shall only be paid to the holder of such Earnout Founder Shares upon the vesting thereof.

(d) The Earnout Founder Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of the applicable Triggering Event during the Earnout Period.

(e) If Parent at any time combines or subdivides the Domesticated Parent Common Stock (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), the number of Earnout Founder Shares and the share prices set forth in the definition of “Triggering Events” shall be equitably adjusted by Parent in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

5. Amendment to Original Letter Agreements; Effects of Termination.

(a) The first sentence of paragraph 4(b) of each of the Letter Agreements (collectively, as amended and restated pursuant to this paragraph 5(a), the “Existing Letter Agreements”), dated August 9, 2021, entered into between Parent, on the one hand, and each of the Sponsor and each Insider, on the other hand, is hereby amended and restated in its entirety as follows:

“The Insider acknowledges that the Insider has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares held by the Insider, if any.”

(b) The last sentence of paragraph 12(a) of each of the Existing Letter Agreements, is hereby amended and restated as follows:

“This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument (i) executed by all parties hereto and (ii) solely with respect to paragraph 5 and prior to the Closing or valid termination of the OmniAb Merger Agreement (as defined below), in accordance with its terms, with the consent of OmniAb. “OmniAb Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 23, 2022 (the “OmniAb Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), OmniAb, Inc., a Delaware corporation and wholly-owned subsidiary of Ligand, the Company, and Orwell Merger Sub Inc., a Delaware corporation.”

(c) Except as expressly modified by paragraph 5(a), the terms, representations, warranties, covenants and other provisions of the Existing Letter Agreements shall remain unchanged and are and shall continue to be in full force and effect in accordance with their respective terms.

(d) This Letter Agreement shall terminate on the earlier of (i) termination of the Merger Agreement or (ii) the vesting in full of all Earnout Founder Shares; provided, that terms and conditions set forth in this paragraph 5 shall survive any such termination.

6. Entire Agreement. This Letter Agreement and each of the Existing Letter Agreements constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior understandings, agreements or representations by or among the parties hereto and thereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof or the transactions contemplated hereby or thereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

8. Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

10. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

12. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission to the address set forth for such person on the signature page hereto.

[Signature Page Follows]

Sincerely,
AVISTA ACQUISITION LP II
By:
Name:
Title: email: Address:

Thompson Dean email: Address:

Number of issued and outstanding Founder Shares:

David Burgstahler email: Address:

Number of issued and outstanding Founder Shares:

Sriram Venkataraman email: Address:

Number of issued and outstanding Founder Shares:

Robert Girardi email: Address:

Number of issued and outstanding Founder Shares:

Amanda Heravi email: Address:

Number of issued and outstanding Founder Shares:

John Cafasso email: Address:

Number of issued and outstanding Founder Shares:

Benjamin Silbert email: Address:

Number of issued and outstanding Founder Shares:

William E. Klitgaard email: Address:

Number of issued and outstanding Founder Shares:

Lâle White email: Address:

Number of issued and outstanding Founder Shares:

Wendel Barr email: Address:

Number of issued and outstanding Founder Shares:

Acknowledged and Agreed:
AVISTA PUBLIC ACQUISITION CORP. II
By:
Name: Benjamin Silbert
Title: General Counsel email: Address:

OMNIAB, INC.
By:
Name: Matthew W. Foehr
Title: President and Chief Executive Officer email: Address: 5980 Horton Street Suite 405 Emeryville, CA 94608

Exhibit A

FORM OF JOINDER TO LETTER AGREEMENT

[______], 20__

Reference is made to the Letter Agreement, dated as of March 23, 2022, by and among Avista Public Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Avista Acquisition LP II (the “Sponsor”) and the other signatories thereto (the “Insiders”), each of whom is a member of Parent’s management team and/or the Board (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Each of the Parent, Sponsor, the Insiders and each of the undersigned holder of Domesticated Parent Common Stock (each, a “New Stockholder Party”) agrees that this Joinder to the Letter Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Letter Agreement and to be subject to the same rights, remedies or obligations as the Sponsor thereunder. This Joinder shall serve as a counterpart signature page to the Letter Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Letter Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Exhibit G to the Merger Agreement

CERTIFICATE OF INCORPORATION

OF

[OMNIAB, INC.]

ARTICLE I

NAME

The name of the corporation is [OmniAb, Inc.] (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808], and the name of its registered agent at such address is [Corporation Service Company.]

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

Upon the filing and effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each Class A ordinary fully paid share, par value $0.0001 per share, and each Class B ordinary fully paid share, par value $0.0001 per share, of Avista Public Acquisition Corp. II, a Cayman Islands exempted company and the Corporation’s predecessor prior to its domestication as a Delaware corporation, issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) and without any action on the part of the holder thereof, shall be reclassified as and converted into one share of Common Stock, with a par value of $0.0001 per share. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

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A. COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation (as defined below)) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding), in each case by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and after payment or provision for payment of the debts and other liabilities of the Corporation, if any, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors hereinafter provided.

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Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Other than those directors, if any, elected by the holders of any series of Preferred Stock, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, each director shall serve for a term ending on the date of the third (3rd) annual meeting of stockholders following the annual meeting at which the director was elected. The initial Class I directors shall serve for a term expiring at the first (1st) annual meeting of the stockholders following the date of this Certificate; the initial Class II directors shall serve for a term expiring at the second (2nd) annual meeting of the stockholders following the date of this Certificate; and the initial Class III directors shall serve for a term expiring at the third (3rd) annual meeting of the stockholders following the date of this Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Certificate, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, resignation, retirement, disqualification, removal of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class. In no event, will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

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B. Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to Part E of this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

D. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

ARTICLE XVE. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Part B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

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F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). The stockholders of the Corporation shall also have power to adopt, amend or repeal the Bylaws; provided, however, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders in lieu of such meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board of Directors, (ii) the Chairperson of the Board of Directors, (iii) the Chief Executive Officer, or (iv) the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

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ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the time of such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL, this Certificate or the Bylaws (in each case, as may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of clause (b) of this Article IX is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

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For the avoidance of doubt, clause (b) of this Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to any Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX.

Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X

AMENDMENTS

A. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer of the Corporation, on [ ● ], 2022.

[OMNIAB, INC.]

By:
Name: [ • ]
Title: [ • ]

[Signature Page to Certificate of Incorporation]

Exhibit H to the Merger Agreement

[Signature Page to Certificate of Incorporation]

Confidential

Bylaws of

[OmniAb, Inc.]

(a Delaware corporation)

i

(continued)

ii

(continued)

		Page
9.3	Prepayment of Expenses	27
9.4	Determination; Claim	27
9.5	Non-Exclusivity of Rights	27
9.6	Insurance	27
9.7	Other Indemnification	27
9.8	Continuation of Indemnification	28
9.9	Amendment or Repeal; Interpretation	28

Article X - AMENDMENTS	29

Article XI - DEFINITIONS	29

iii

Bylaws of

[OmniAb, Inc.]

ARTICLE XX- CORPORATE OFFICES

Section 20.1 Registered Office. The address of the registered office of [OmniAb, Inc.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 20.2 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

ARTICLE XXI- MEETINGS OF STOCKHOLDERS

Section 21.1 Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 21.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 21.3 Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 21.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting in person, or by remote communication, if applicable. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

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(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other

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material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

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(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

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Section 21.5 Notice of Nominations for Election to the Board.

(a) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting in person, or by remote communication, if applicable. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting other than in accordance with the provisions of the Certificate of Incorporation.

(b) (i) For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) If the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at

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a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i) of these bylaws), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or

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his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background,

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qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any materials delivered pursuant to this Section 2.5 by a candidate for director, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to amend or update any nomination or to submit any new nomination.

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(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

Section 21.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Section 21.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(a) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(b) if electronically transmitted as provided in the DGCL.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Section 21.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 21.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

Section 21.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chairperson of the Board, or in his or her absence or inability to act, the Chief Executive Officer, or in his or her absence or inability to act, the officer or director whom the Board shall appoint, shall act as chairperson of, and preside at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate

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for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 21.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

Section 21.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the

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Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 21.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 21.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the

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address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

Section 21.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b) count all votes or ballots;

(c) count and tabulate all votes;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(e) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

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Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

Section 21.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Section 21.17 Stockholder Action by Written Consent Without a Meeting.

Subject to the rights of the holders of any series of Preferred Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders in lieu of such meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of preferred stock of the Corporation, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock of the Corporation, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of preferred stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

ARTICLE XXII- DIRECTORS

Section 22.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 22.2 Number of Directors.

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Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 22.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

Section 22.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, retirement, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Section 22.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee or subcommittee designated by the Board, in each case, may participate in a meeting of the Board, or any committee or subcommittee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

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Section 22.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

Section 22.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile or electronic mail; or

(d) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

Section 22.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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Section 22.9 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee or subcommittee thereof, may be taken without a meeting if all members of the Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken by written consent without a meeting, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the applicable committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

Section 22.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 22.11 Removal of Directors.

Subject to any special rights of the holders of one or more outstanding series of preferred stock of the Corporation to elect directors, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE XXIII- COMMITTEES

Section 23.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee or subcommittee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

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Section 23.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 23.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (Place of Meetings; Meetings by Telephone);

(b) Section 3.6 (Regular Meetings);

(c) Section 3.7 (Special Meetings; Notice);

(d) Section 3.9 (Board Action Without a Meeting); and

(e) Section 7.13 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Section 23.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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ARTICLE XXIV- OFFICERS

Section 24.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer and a President. The Corporation may also have, at the discretion of the Board, a Secretary, a Chairperson of the Board, a Vice Chairperson of the Board (each of such Chairperson or Vice Chairperson shall be a director but need not be elected as an officer), a Chief Legal Officer, a Chief Financial Officer or principal financial officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

Section 24.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

Section 24.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 24.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 24.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

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Section 24.6 Representation of Shares of Other Corporations.

The Chairperson of the Board (if an officer), the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 24.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 24.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

ARTICLE XXV- RECORDS

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE XXVI- GENERAL MATTERS

Section 26.1 Execution of Corporate Contracts and Instruments.

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The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 26.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board (in each case, if an officer), the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 26.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Section 26.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 26.5 Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 26.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 26.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 26.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 26.9 Seal.

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The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 26.10 Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 26.11 Stock Transfer Restrictions; Stock Forfeitures.

(a) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

(b) The Corporation’s Earnout Shares (as defined in the Merger Agreement referenced below in this sentence) are subject to the restrictive transfer and forfeiture provisions set forth in that certain Agreement and Plan of Merger, dated March 23, 2022, by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation, OmniAb, Inc., a Delaware corporation, the Corporation and Orwell Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Corporation.

Section 26.12 Registered Stockholders.

The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 26.13 Waiver of Notice.

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Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

ARTICLE XXVII- NOTICE

Section 27.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

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(b) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(c) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE XXVIII- INDEMNIFICATION

Section 28.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

Section 28.2 Indemnification of Others.

The Corporation shall also have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or

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is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 28.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by any covered person, and may also pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 28.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 28.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 28.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 28.7 Other Indemnification.

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The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 28.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 28.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been

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given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

ARTICLE XXIX- AMENDMENTS

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the adoption, amendment or repeal of the bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

ARTICLE XXX- DEFINITIONS

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Exhibit I to the Merger Agreement

Execution Version

AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT

This Amended and Restated Forward Purchase Agreement (this “Agreement”) is entered into as of March 23, 2022, by and among Avista Public Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), Avista Acquisition LP II, a Cayman Islands exempted limited partnership (the “Purchaser”), and OmniAb, Inc., a Delaware corporation (“SpinCo”), and amends and restates in its entirety that certain Forward Purchase Agreement (the “Original Agreement”), dated as of August 9, 2021, by and between the Company and the Purchaser. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in that certain Merger Agreement, dated as of the date of this Agreement, by and among the Company, Orwell Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of the Company, Ligand Pharmaceuticals Incorporated, a Delaware corporation, and SpinCo (the “Merger Agreement”).

WHEREAS, the parties wish to amend and restate the Original Agreement as set forth in this Agreement, pursuant to which at the Closing under the Merger Agreement (the “Merger Closing”), the Company shall issue and sell, and the Purchaser shall purchase, on a private placement basis, 1,500,000 shares of Domesticated Parent Common Stock (the “Forward Purchase Shares”) and 1,666,667 Domesticated Parent Warrants (the “Forward Purchase Warrants” and together with the Forward Purchase Shares, the “Forward Purchase Securities”) on the terms and conditions set forth herein; and

WHEREAS, in connection with the entry into the Merger Agreement, an allocation of up to $100,000,000.00 of committed capital of the Purchaser has been made to subscribe for up to 10,000,000 shares of Domesticated Parent Common Stock and up to 1,666,667 Domesticated Parent Warrants to the extent that the number of shares of Domesticated Parent Common Stock that are redeemed in connection with the consummation of the Transactions would result in the Trust Amount being less than $100,000,000.00, on the terms and conditions set forth herein (the “Backstop Commitment”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Backstop Subscription; Funding Notice.

(a) Backstop Subscription.

To the extent that the Trust Amount is less than $100,000,000 immediately prior to the Effective Time, the Purchaser agrees to purchase (i) a number of shares of Domesticated Parent Common Stock equal to (A) (x) $100,000,000 minus (y) the Trust Amount (such amount, the “Backstop Subscription Amount”), divided by (B) $10.00, rounded down to the nearest whole number (the “Backstop Shares”) and (ii) a number of Domesticated Parent Warrants equal to (I) 1,666,667 multiplied by (II) a number, the numerator of which is the Backstop Subscription Amount and the denominator of which is $100,000,000 (the “Backstop Warrants” and, together with the Backstop Shares, the “Backstop Securities”).

(b) Funding Notice.

On the date by which Avista Shareholder Redemptions are required to be made in accordance with the Company’s memorandum and articles of association, as they may be amended from time to time (the “Memorandum and Articles”) (which date is two (2) Business Days prior to the date of the Parent Shareholders Meeting), the Company shall deliver a written notice (the “Funding Notice”) to the Purchaser setting forth:

(i) the Parent Share Redemption Amount;

(ii) the Backstop Subscription Amount (as calculated in accordance with Section 1(a) of this Agreement);

(iii) the number of Backstop Shares;

(iv) the number of Backstop Warrants;

(v) the anticipated Closing Date; and

(vi) the Company’s wire instructions.

Notwithstanding the foregoing, for the avoidance of doubt, the “Backstop Subscription Amount” shall be finally calculated without including any shares of Domesticated Parent Common Stock subject to the Parent Shareholder Redemption that have been offered for redemption but subsequently and validly withdrawn by the applicable holder in accordance with the Company’s Memorandum and Articles and applicable Law.

2. Sale and Purchase.

(a) Forward Purchase Securities; Backstop Securities.

(i) The Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, 1,500,000 Forward Purchase Shares and 1,666,667 Forward Purchase Warrants for an aggregate purchase price of $15,000,000 (the “FPS Purchase Price”).

(ii) Subject to the terms and conditions hereof, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, the Backstop Shares and the Backstop Warrants for an aggregate purchase price equal to the Backstop Subscription Amount.

(iii) Each Forward Purchase Warrant and Backstop Warrant will have the same terms as the Parent Private Placement Warrants, and will be subject to the terms and conditions of the Warrant Agreement. Each Forward Purchase Warrant and Backstop Warrant will entitle the holder thereof to purchase one share of Domesticated Parent Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement. The Forward Purchase Warrants and Backstop Warrants will become exercisable thirty (30) days after the Merger Closing and will expire five (5) years after the Merger Closing or upon redemption or the liquidation of the Company, if earlier, as described in the Warrant Agreement.

(iv) The delivery of the Funding Notice hereunder shall serve as notice to the Purchaser that the Purchaser will be required to pay the FPS Purchase Price and the Backstop Subscription Amount, and acquire the Forward Purchase Securities and the Backstop Securities, at the FPS/BPS Closing (as defined below).

(v) The closing of the sale of the Forward Purchase Securities and the Backstop Securities (the “FPS/BPS Closing”) shall be held on the Closing Date and immediately prior to the Merger Closing. At the FPS/BPS Closing, the Company will issue to the Purchaser the Forward Purchase Securities and the Backstop Securities, if any, each registered in the name of the Purchaser, against (and concurrently with) the payment of the FPS Purchase Price and the Backstop Subscription Amount to the Company by wire transfer of immediately available funds to the account notified to the Purchaser by the Company in the Funding Notice.

(b) Delivery of Securities.

(i) The Company shall register the Purchaser as the owner of the Forward Purchase Securities and the Backstop Securities purchased by the Purchaser hereunder (together, the “Securities”) on the Company’s share register and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the FPS/BPS Closing.

(ii) Each register and book entry for the Securities shall contain a notation, and each certificate (if any) evidencing the Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(c) Legend Removal. If the Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Purchaser’s request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 2(b)(ii). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Securities without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of the Securities in violation of applicable Law.

(d) Registration Rights. The Purchaser shall have registration rights with respect to the Securities as referenced in the Amended and Restated Registration Rights Agreement that will be entered into by and among the Company, the Purchaser, SpinCo and certain other parties thereto in connection with the consummation of the Transactions and the form of which is attached to the Merger Agreement as Exhibit E (the “Registration Rights Agreement”).

(e) Adjustments to Notional Amounts. In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend, share split, or any other similar transaction however described, the number of Forward Purchase Securities and Backstop Securities, and/or the FPS Purchase Price and Backstop Subscription Amount, as applicable, will be adjusted as necessary to account for such changes.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Company and SpinCo as follows, as of the date hereof:

(a) Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of Law. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

(f) Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s existing and planned or expected business, management, financial affairs and the terms and conditions of the purchase and sale of the Securities, as well as the terms of the Transactions, with the Company’s management.

(g) Restricted Securities. The Purchaser understands that the offer and sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities, or any securities into which the Securities may be converted into or exercised for, for resale, except pursuant to the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(h) High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk, which could cause the Purchaser to lose all or part of its investment.

(i) Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j) No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the purchase and sale of the Securities.

(k) Non-Public Information. The Purchaser acknowledges its obligations under applicable securities Laws with respect to the treatment of material non-public information relating to the Company.

(l) Adequacy of Financing. The Purchaser will have at the FPS/BPS Closing available to it sufficient funds to satisfy its obligations under this Agreement.

(m) Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with any underwriter of the IPO or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO.

(n) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser or the purchase and sale of the Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).

4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) Incorporation and Corporate Power.

(i) Until the occurrence of the Domestication, the Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(ii) Upon the occurrence of the Domestication, the Company will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(iii) The Company has no subsidiaries other than Merger Sub.

(b) Capitalization. The authorized share capital of the Company consists, as of the date hereof, of:

(i) 500,000,000 shares of Parent Class A Common Stock, 23,000,000 of which are issued and outstanding. All of the issued and outstanding shares of Parent Class A Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(ii) 50,000,000 shares of Parent Class B Common Stock, 5,750,000 of which are issued and outstanding. All of the issued and outstanding shares of Parent Class B Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(iii) 5,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding.

(c) Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Securities at the FPS/BPS Closing, and the securities issuable upon conversion or exercise of the Securities, has been taken or will be taken prior to the FPS/BPS Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the FPS/BPS Closing, and the issuance and delivery of the Securities and the securities issuable upon conversion or exercise of the Securities has been taken or will be taken prior to the FPS/BPS Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(d) Valid Issuance of Securities.

(i) The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, and the securities issuable upon conversion or exercise of the Securities, when issued in accordance with the terms of the Securities and this Agreement, and registered on the Company’s share register, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities Laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 4(e) below, the Securities and the securities issuable upon conversion of the Securities will be issued in compliance with all applicable federal and state securities Laws.

(ii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities Laws and pursuant to the Registration Rights Agreement.

(f) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Company’s Governing Documents, as they may be amended from time to time, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g) Operations. As of the date hereof, the Company has not conducted any operations other than organizational activities and activities in connection with its initial public offering (the “IPO”), its search for a potential business combination and financing in connection therewith.

(h) Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(i) Compliance with Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(j) Absence of Litigation. There is no Action before or by any Governmental Authority or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(k) No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.

(l) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the transactions contemplated by the Merger Agreement or the offer and sale of the Securities, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

5. Additional Agreements, Acknowledgements and Waivers of the Purchaser.

(a) Trust Account. The Purchaser acknowledges that the Company is a blank check company with the powers and privileges to effect a Business Combination. The Purchaser further acknowledges that, as described in the prospectus included in the registration statement of the Company (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the IPO and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account for the benefit of the Company, certain of its public shareholders and the underwriters of the IPO (the “Trust Account”). The Purchaser acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Company completes one or more transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if the Company fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to the Company’s public shareholders; and (iii) if the Company holds a shareholder vote to amend the Company’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of the shares of Parent Common Stock if the Company fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Parent Common Stock properly tendered in connection with such vote. For and in consideration of the Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Company; provided, however, that nothing herein shall serve to limit or prohibit the Purchaser’s right to pursue a claim against the Company for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate the Parent Share Redemptions. The Purchaser agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and the Purchaser further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, the Purchaser hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Purchaser (or any party claiming on the Purchaser’s behalf or in lieu of the Purchaser) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Parent Common Stock, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from the Purchaser the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

(b) No Short Sales. The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Merger Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(c) Voting. The Purchaser hereby agrees that if the Company seeks shareholder approval of the Transaction Proposals, then the Purchaser shall vote any shares of Parent Class A Common Stock owned by it in favor of such Transaction Proposals. If the Purchaser fails to vote any shares of Parent Class A Common Stock it is required to vote hereunder in favor of the Transaction Proposals, the Purchaser hereby grants hereunder to the Company and any representative designated by the Company, without further action by the Purchaser or any other Person, a limited irrevocable power of attorney to effect such vote on behalf of the Purchaser, which power of attorney shall be deemed to be coupled with an interest.

6. QEF Election Information. The Company shall use commercially reasonable efforts to determine whether, in any year, the Company or any subsidiary of the Company is deemed to be a “passive foreign investment company” (a “PFIC”) within the meaning of U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”). If the Company determines that the Company or any subsidiary of the Company is a PFIC in any year, for the year of determination and for each year thereafter during which the Purchaser holds an equity interest in the Company, including any Parent Warrants, the Company or such subsidiary shall use commercially reasonable efforts to (a) make available to the Purchaser the information that may be required to make or maintain a “qualified electing fund” election under the Code with respect to the Company and (b) furnish the information required to be reported under Section 1298(f) of the Code.

7. Listing. The Company will use commercially reasonable efforts to maintain the listing of the Parent Class A Common Stock and Domesticated Class A Common Stock (as applicable) on the NASDAQ (or another national securities exchange).

8. FPS/BPS Closing Conditions.

(a) The obligation of the Purchaser to purchase the Securities at the FPS/BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS/BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by the Purchaser:

(i) The Transactions shall be completed substantially concurrently with, and (except in the case of the Domestication) immediately following, the purchase and sale of the Securities hereunder;

(ii) The Company shall not have delivered to the Purchaser a revocation of the Funding Notice;

(iii) The representations and warranties of the Company set forth in Section 4 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS/BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company, or its ability to consummate the transactions contemplated by this Agreement;

(iv) The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company, at or prior to the FPS/BPS Closing; and

(v) No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

(b) The obligation of the Company to sell the Securities at the FPS/BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS/BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by the Company:

(i) The Transactions shall be completed substantially concurrently with, and (except in the case of the Domestication) immediately following, the purchase and sale of the Securities hereunder;

(ii) The representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS/BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iii) The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the FPS/BPS Closing; and

(iv) No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

9. Termination. This Agreement may be terminated at any time prior to the FPS/BPS Closing:

(a) by mutual written consent of the Company, the Purchaser and SpinCo; or

(b) automatically:

(i) if a Business Combination is not completed within eighteen (18) months from the closing of the IPO, or such later date as may be approved by the Company’s shareholders in accordance with its Governing Documents; or

(ii) upon the termination of the Merger Agreement in accordance with the terms and conditions thereof.

In the event of any termination of this Agreement pursuant to this Section 9, the FPS Purchase Price and the Backstop Subscription Amount (and interest thereon, if any), if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 9 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything herein to the contrary, from and after any termination of this Agreement pursuant to Section 9(b), the Original Agreement shall automatically resume and continue in full force and effect in accordance with its terms as though it were never amended and restated by this Agreement.

10. Termination Fee.

(a) In the event that this Agreement is terminated by reason of a termination of the Merger Agreement pursuant to Section 9.1(i) thereof, then, concurrently with and as a condition to such termination, the Company shall pay the Purchaser or its designee(s) a termination fee of $12,500,000.00 (the “FPA Termination Fee”) by wire transfer of immediately available funds to an account designated by the Purchaser in writing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of Actual Fraud or Willful Breach, if the FPA Termination Fee is paid pursuant to Section 10(a), such payment shall constitute the sole and exclusive remedy of the Purchaser, any of its Subsidiaries or any of its or their respective former, current or future general or limited partners, shareholders, Representatives or assignees against the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation to Purchaser and such other Persons relating to or arising out of this Agreement or the Transactions.

(c) If the Company fails to pay promptly the FPA Termination Fee when due under this Section 10, and in order to obtain such payment, the Purchaser commences an Action that results in a judgment against the Company for any amount owed thereby under this Section 10, the Company shall reimburse the Purchaser for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate equal to (x) the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, plus (y) five percent (5%).

(d) Each of the parties acknowledges that (i) the agreements contained in this Section 10 are an integral part of the Transactions, (ii) without these agreements, the parties would not enter into this Agreement and (iii) the FPA Termination Fee does not constitute a penalty, but rather represents liquidated damages in a reasonable amount that will compensate the Purchaser for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

11. General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor

New York, New York 10022

Attn: Benjamin Silbert, General Counsel

email: Silbert@avistacap.com

with a copy to the Company’s counsel (which shall not constitute notice) at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:   Jaclyn L. Cohen, Esq.

 Raymond O. Gietz, Esq.

email: Jackie.Cohen@weil.com

 Raymond.Gietz@weil.com

All communications to the Purchaser or SpinCo shall be sent to the Purchaser’s or SpinCo’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 11(a).

(b) No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the FPS/BPS Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(e) Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties except that the Purchaser may assign its rights, interests or obligations hereunder to any of its affiliates.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether at law or in equity, and whether grounded in contract, tort or statute) shall be governed by, construed in accordance with, and interpreted pursuant to the Laws of the State of Delaware, without giving effect to its choice of laws principles.

(j) Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(k) Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(l) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company, the Purchaser and SpinCo.

(m) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n) Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all of The Depository Trust Company’s fees associated with the issuance of the Securities and the securities issuable upon conversion or exercise of the Securities.

(o) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant.

(p) Waiver. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q) Confidentiality. Except as may be required by Law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(r) Specific Performance; Enforcement. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the other party(ies) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:
Avista Acquisition LP II By: Avista Acquisition GP LLC II, its general partner

By:
Name: David Burgstahler
Title: President

Address for Notices: 65 East 55th Street 18th Floor New York, NY 10022 Attn: email:

COMPANY:
Avista Public Acquisition Corp. II

By:
Name: Benjamin Silbert
Title: General Counsel Address for Notices: Attn: email:
SPINCO:
OmniAb, Inc.

By:
Name: Matthew W. Foehr
Title: President and Chief Executive Officer

Address for Notices: 5980 Horton Street Suite 405 Emeryville, CA 94608 Attn: email: